    As filed with the Securities and Exchange Commission on April 28, 1999
                                                     Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                ---------------
                                 DIVICORE INC.
            (Exact name of registrant as specified in its charter)

     Delaware                     7372                            77-0457660
 (State or other
 jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
 incorporation or
  organization)       Classification Code Number)           Identification Number)

     One Great Valley Parkway, Malvern, Pennsylvania 19355, (800) 700-0362 (Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

                                ---------------

                          Mr. Francis E.J. Wilde III
                     Chief Executive Officer and President
                                 Divicore Inc.
     One Great Valley Parkway, Malvern, Pennsylvania 19355, (800) 700-0362 (Name address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                  Copies to:

    Warren T. Lazarow, Esq.
  David A. Makarechian, Esq.
   Jonathan G. Shapiro, Esq.                   Gregory C. Smith, Esq.
       Alan K. Tse, Esq.                      Michael J. Cordero, Esq.
    Brian E. Covotta, Esq.                        Spencer G. Park
BROBECK, PHLEGER & HARRISON LLP       SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
     Two Embarcadero Place                      525 University Ave.
        2200 Geng Road                               Suite 220
  Palo Alto, California 94303               Palo Alto, California 94301
        (650) 424-0160                             (650) 470-4500

                                ---------------

       Approximate date of commencement of proposed sale to the public:
     As soon as practicable after the effective date of this Registration
                                  Statement.

                                ---------------

   If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
             Title of Each Class                   Maximum         Amount of
       of Securities to be Registered         Offering Price(1) Registration Fee
--------------------------------------------------------------------------------
Common Stock $.001 par value................     $60,000,000        $ 16,680
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a).

                                ---------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting an offer to buy +
+these securities in any state where the offer or sale is not permitted.       +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED APRIL 28, 1999.

PRELIMINARY PROSPECTUS

                                        Shares

[LOGO OF DIVICORE APPEARS HERE]

                                  Common Stock

                                  -----------

This is an initial public offering of             shares of our common stock.
We are selling all of the shares of common stock offered under this prospectus.

There is currently no public market for our shares. We intend to apply to have our common stock approved for listing on the Nasdaq National Market under the symbol "DVCR."

See "Risk Factors" beginning on page 9 to read about risks that you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                                   Per
                                                                  Share  Total
                                                                  ------ ------
Public offering price............................................ $      $
Underwriting discounts and commissions........................... $      $
Proceeds, before expenses, to us................................. $      $

                                  -----------

The underwriters under certain circumstances may purchase up to an additional shares of common stock from us at the initial public offering price less the underwriting discount, solely to cover over-allotments.

The underwriters are severally underwriting the shares being offered. The underwriters expect to deliver the shares against payment in New York, New York
on or about                , 1999.

                                  -----------

Bear, Stearns & Co. Inc.
                                  SG Cowen
                                                    Volpe Brown Whelan & Company

              The date of this prospectus is              , 1999.

Page 1 (Inside Front Cover)

   An enlarged copy of the Divicore logo centered on the page, which consists of the word "DIVICORE(TM)," with the first four letters shaded and the fifth and sixth letters encircled by a diagonal ring. Underneath the logo are the words "What the digital world watches." On the bottom of the page is the address and telephone number of Divicore's headquarters.

Pages 2-3 (Gatefold)

   A two page graphic across both pages of the gatefold. Across the top is the statement "Divicore(TM) Brings It All Home." Underneath is a picture of a two story house with shuttered windows surrounded by trees and a lawn. On the left side of the house are the words "What do we do? We develop the digital audio and video technologies inside the products you use every day. Whether it's playing a new DVD, watching HDTV, recording your favorite TV program, or sending a video of Sally's dance recital over the Internet. Our customers are the manufacturers of your favorite name-brand personal computer and consumer electronics products." On the right side of the picture are the words "Compaq, Dell, Fountain, Fujitsu, Gateway, Hewlett-Packard, Micron, Packard-Bell NEC, Tottori-Sanyo, Yamaha and others rely on us to make sure you can just sit back and enjoy. Who are we? We're the people who bring the digital world home." Centered below this text is the word "Divicore.(TM)" Lines are drawn from five of the windows and the roof to pictures appearing below the house and blocks of text appearing below these pictures.

   The first window shows a line to a television set, below which appears the text "Turning the average PC into a state-of-the-art digital VCR can become a reality with our emerging digital video and audio encoding software technologies." The second window shows a line to a camcorder, below which appears the text "With our CineMaster(TM) RT Encoder software, camcorder video can be digitized, viewed, stored and copied on a PC; and sent over the Internet to family and friends." The third window shows a line to a personal computer, below which appears the text "Award-winning CineMaster(TM) products bring the theater-quality experience of DVD technology to millions of homes on personal computers from the world's leading manufacturers." The fourth window shows a line to a DVD player, below which appears the text "Our state-of-the-art digital audio and video software powers brand name DVD players and other consumer electronics appliances driving the digital home theater revolution." The fifth window shows a line to a projection television set, below which appears the text "Already demonstrating High Definition Television on personal computers, we are developing the technologies that will make HDTV a cost-effective reality in 1999." A line also runs from the roof to a satellite dish, below which appears the text "We are demonstrating live satellite TV on a personal computer, and we are adding full DBS viewing and recording capabilities to our CineMaster(TM) family of software solutions."

                               PROSPECTUS SUMMARY

   This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read the entire prospectus carefully, including the section entitled "Risk Factors" and our consolidated financial statements and the notes thereto before making an investment decision. Unless otherwise indicated or required by the context, references to years in this prospectus refer to our fiscal years. In this prospectus, Divicore, "we," "us," and "our" refers to Divicore Inc. but not to the underwriters listed in this prospectus.

                                 Divicore Inc.

   We design, develop, license and market innovative core-based modular software solutions that enable digital video and audio stream management in personal computer systems and consumer electronics devices. We also license supporting hardware designs to selected customers and provide customization services and customer support. Our solutions enable decoding (playback) and encoding (recording) of multimedia formats such as digital versatile disk, or DVD; direct broadcast satellite, or DBS, or its European counterpart, digital video broadcasting or DVB; and high definition television, or HDTV, on existing personal computer and consumer electronics platforms. Our digital solutions incorporate industry standards for video and audio compression, independent of operating systems and silicon components, and are built using the same powerful, easily customizable and modular software architecture. As digital technology continues to evolve and standards change, we can add new modules to our software to provide additional functionality without needing to alter existing core components of our digital solution. Moreover, our modular approach provides our customers with enhanced flexibility and adaptability that enables the rapid introduction of new products to market. We intend to leverage the flexibility of our products to capitalize on the shift from analog to digital content across the media and entertainment industries.

   Our products focus on two important markets, the personal computer market and the consumer electronics market. Our products integrate the same high-performance software architecture and code base across multiple applications in each market. This allows personal computer and consumer electronics manufacturers to achieve faster time-to-market, to cross-market their product offerings, to develop a customizable, consistent look and feel across product lines and to reduce technical support costs. Personal computer and peripherals manufacturers currently shipping products that incorporate our technology include ATI Technologies Inc., Compaq Computer Corporation, Dell Computer Corporation, Fountain Technologies, Inc., Fujitsu Microelectronics, Inc., Gateway 2000, Inc., Hewlett-Packard Company, Micron Electronics, Inc. and Packard Bell NEC Europe. Consumer electronics manufacturers that have agreed to incorporate our technology include Tottori-Sanyo Electric Co., Ltd. (a subsidiary of Sanyo Electronics Corporation, Inc.) and Yamaha Corporation of America. We also have strategic relationships with ATI Technologies, Dolby Laboratories, Inc., Intel Corporation and STMicroelectronics (formerly SGS-Thomson Microelectronics).

   Consumers are increasingly demanding capabilities that analog technology cannot provide. Meanwhile, digital formats have emerged that provide higher image resolution and quality, the opportunity to deliver a wide range of new services and content, more efficient use of limited transmission spectrum and the ability to deliver customized and interactive services. As a result, a growing number of consumer electronics manufacturers are using digital technologies in their video and audio devices. Government regulation and the expanding digital content market have accelerated this trend. As a result, all existing television sets, video cassette recorders, stereos, set-top boxes and personal computers are now candidates for upgrade to digital technologies. In order to capitalize on upgrade cycles for existing products and enter new markets, personal computer and consumer electronics manufacturers are seeking digital product solutions that permit rapid time-to-market and incorporate the latest features and functionality.

   Our strategy is to be the leading global provider of digital video and audio solutions to personal computer and consumer electronics manufacturers. We believe that the most effective way to achieve our strategy is to license our technology to manufacturers that will in turn use our solutions to penetrate very large personal computer and consumer electronics markets. The key elements of our strategy include growing our licensing business model among top tier personal computer and consumer electronics manufacturers, extending our technological leadership, leveraging our technology and expertise into new markets and focusing on our strategic relationships.

   We currently offer two complete solutions for DVD playback on personal computers. These solutions are incorporated into the products of seven of the top ten personal computer manufacturers, based on total unit sales. These include Software CineMaster 98, a software-only solution, and Hardware CineMaster 98, a software solution with a supporting hardware platform design. We also offer CineMaster CE, a software solution with multiple supporting hardware platform designs that enables DVD playback across a variety of consumer electronics products. CineMaster CE was introduced in late 1998 and has already achieved design wins from Sanyo Electronics and Yamaha. In addition, we are developing a software-only DVD encoding solution that enables the recording of video and audio streams in the DVD format, a software solution that enables digital television viewing on a consumer electronics device and a software solution that enables the viewing of digital cable television streams using a personal computer or digital cable set-top device. Divicore receives a per unit license fee from personal computer and consumer electronics devices manufacturers that incorporate its technology in addition to any license fees it may receive from manufacturers of semiconductors used in these devices.

                                ----------------

   We were incorporated in Pennsylvania in April 1994 as Quadrant Sales International, Inc. and changed our name to Quadrant International, Inc. in May 1994. Effective in May 1999, our name will change to Divicore Inc. We are planning to reincorporate in Delaware prior to the consummation of the offering.

                                ----------------

     Except as set forth in the consolidated financial statements or as otherwise specified in this prospectus, all information in this prospectus assumes:

  .  a one-for-six reverse split of the outstanding shares of common stock;

  . the conversion of all of our outstanding preferred stock into common stock;

  .  the exercise of warrants to purchase 920,006 shares of common stock;

  .  our reincorporation in Delaware;

  .  the change of our name to Divicore Inc.; and

  .  no exercise of the underwriters' over-allotment option.

                                  THE OFFERING

 Common stock offered...............................            shares
 Common stock to be outstanding after the offering..            shares
 Use of proceeds.................................... For general corporate purposes, including
                                                     working capital, product
                                                     development, capital
                                                     expenditures and possible
                                                     acquisitions. See "Use of
                                                     Proceeds."
 Proposed Nasdaq National Market symbol............. DVCR

   The common stock outstanding after this offering is based on the number of shares outstanding at March 31, 1999 and includes:

  . 920,006 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $0.66 per share to be exercised upon consummation of the offering;

  . 1,659,251 shares of common stock issuable upon the exercise of warrants at a weighted average exercise price of $0.36 per share which will remain outstanding following this offering; and

  . 675,152 shares of common stock issuable upon conversion of preferred stock issued subsequent to March 31, 1999.

   The common stock outstanding after this offering excludes:

  . 2,258,640 shares of common stock issuable upon exercise of stock options outstanding as of March 31, 1999 at a weighted average exercise price of $1.86 per share;

  .              shares of common stock reserved for issuance under our 1999
     Stock Incentive Plan which incorporates our 1995 Stock Option Plan; and

  . 500,000 shares of common stock reserved for issuance under our 1999 Employee Stock Purchase Plan.

   See "Capitalization," "Management--Benefit Plans," "Description of Capital Stock" and Notes 12 and 19 of the notes to our consolidated financial statements.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

   The consolidated statement of operations data for the year ended December 31, 1998 include the operations of Viona Development Hard & Software Engineering GmbH from April 1998, the date of acquisition by Divicore.

                                                           Three Months Ended
                             Year Ended December 31,            March 31,
                          -------------------------------  --------------------
                            1996       1997       1998       1998       1999
                          ---------  ---------  ---------  ---------  ---------
                                                               (unaudited)
                           (In thousands, except share and per share data)
Consolidated Statement
of Operations Data:
Revenues:
  License revenues......  $     335  $   1,335  $   2,770  $      --  $   1,985
  Services revenues.....        490        110        677         10        305
  Hardware revenues.....      3,370      5,376     26,841      3,133      8,522
                          ---------  ---------  ---------  ---------  ---------
Total revenues..........      4,195      6,821     30,288      3,143     10,812
Cost of revenues........      3,136      8,403     24,546      3,077      7,399
                          ---------  ---------  ---------  ---------  ---------
Gross profit............      1,059     (1,582)     5,742         66      3,413
Operating loss..........     (1,950)    (7,772)   (12,961)    (1,417)      (265)
                          ---------  ---------  ---------  ---------  ---------
  Net loss..............  $  (2,055) $  (7,253) $ (13,683) $  (1,544) $    (310)
                          =========  =========  =========  =========  =========
  Basic and diluted net
   loss per common
   share................  $   (1.19) $   (3.52) $   (4.94) $   (0.73) $   (0.18)
                          =========  =========  =========  =========  =========
Weighted average shares
 outstanding used in per
 common share
 calculation............  1,720,922  2,060,668  2,920,677  2,103,654  3,320,851
Pro forma basic and
 diluted net loss per
 common share...........  $   (1.19) $   (3.52) $   (2.60) $   (0.73) $   (0.08)
                          =========  =========  =========  =========  =========
Weighted average shares
 outstanding used in
 pro forma per common
 share calculation......  1,720,922  2,060,668  5,547,260  2,103,654  7,233,923

   The weighted average shares outstanding used in the pro forma per common share calculation reflects the conversion of all outstanding preferred stock into common stock as though it occurred on the date of issuance and excludes:

  . 920,006 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $0.66 per share to be exercised upon consummation of the offering;

  . 1,659,251 shares of common stock issuable upon the exercise of warrants at a weighted average exercise price of $0.36 per share which will remain outstanding following this offering; and

  . 675,152 shares of common stock issuable upon conversion of preferred stock issued subsequent to March 31, 1999.

                                                       March 31, 1999
                                               -------------------------------
                                                                    Pro Forma
                                                Actual   Pro Forma As Adjusted
                                               --------  --------- -----------
                                                       (In thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents..................... $  2,175   $ 5,898     $
Working capital (deficit).....................     (489)    3,234
Total assets..................................   16,239    21,678
Debt and capital lease obligations, less
 current portion..............................      977       352
Mandatory redeemable convertible preferred
 stock........................................   14,871       --       --
Total stockholders' equity (deficit)..........  (12,779)    8,156

   The balance sheet data set forth above is shown:

  . on an actual basis;

  . on a pro forma basis to give effect to (A) the conversion of all outstanding shares of preferred stock into common stock; (B) the exercise of outstanding warrants to purchase 920,006 shares of common stock at an exercise price of $0.66 per share upon the consummation of this offering;
    (C) the exercise of outstanding warrants to purchase 1,659,251 shares of common stock at a weighted average exercise price of $0.36 per share; and
    (D) the issuance of 675,152 shares of preferred stock subsequent to March 31, 1999 and the conversion of such shares into common stock; and

  . on a pro forma, as adjusted basis to give effect to the sale of the shares of common stock by us at an assumed initial public offering price
    of $    per share and after deducting the underwriting discounts and commissions and estimated offering expenses.

                 CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

   Some of the matters discussed under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus include forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events, including, among other things:

    .  implementing our business strategy;

    .  obtaining and expanding market acceptance of the products we offer;

    .  meeting our requirements with our customers;

    . forecasts of digital video penetration in the personal computer and consumer electronics industries;

    .  competition in the digital video and audio stream management market;
       and

    . the existence and timing of any consumer shift from analog-based to digital-based products and the corresponding development of the digital media market.

   In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Actual results and events may vary significantly from those discussed in the forward-looking statements. A description of certain risks that could cause our results to vary appears under the caption "Risk Factors" and elsewhere in this prospectus. These forward-looking statements are made as of the date of this prospectus, and we assume no obligation to update them or to explain the reasons why actual results may differ. In light of these assumptions, risks and uncertainties, the forward-looking events discussed in this prospectus might not occur.

                                  RISK FACTORS

   An investment in our shares is extremely risky. This section describes some, but not all, of the risks involved in purchasing our common stock. You should consider carefully the following risks, in addition to the other information presented in this prospectus, in evaluating us and our business. Any of the following risks, as well as other risks not mentioned here, could seriously harm our business and prospects and cause the trading price of our common stock to decline, which in turn, could cause you to lose all or part of your investment.

                           Risks Related to Divicore

We have recently changed our business model, and we have a limited history operating under our current business model

   As a result of our relatively brief operating history as a provider of digital software solutions, our historical financial information is of limited value in projecting future operating results. We believe that comparing different periods of our operating results is not meaningful and you should not rely on the results for any period as an indication of our future performance. In addition at some point in the future, these fluctuations may cause us to perform below the expectations of public market analysts and investors. If our results were to fall below market expectations, the price of our common stock may fall significantly. Our limited operating results have varied widely in the past, and we expect that they will continue to vary significantly from quarter-to-quarter as we attempt to establish our products in the market. Before investing, you should consider the risks and challenges frequently encountered by early stage companies such as ours that are in new and rapidly evolving markets. In particular, to address these risks we face the following challenges, among others:

     .  increasing demand for our products and services;

     .  maintaining and increasing our consumer base;

     .  competing effectively with existing and potential competitors; and

     .  developing further our new and unproven business model.

   Divicore was founded in April 1994 as a provider of hardware-based digital video solutions. In November 1997 we changed our strategic focus from selling hardware-based digital solutions to licensing software-based digital solutions, and in early 1999 we discontinued direct sales of hardware-based solutions altogether to focus exclusively on licensing software-based solutions and supporting hardware platform designs. This change required us to adjust our business processes and make a number of significant personnel changes, including changes and additions to our engineering and marketing teams. We cannot be certain that our change in business strategy will be successful or that we will successfully address these risks. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

You should expect our quarterly operating results to fluctuate in future periods

   Our revenues and operating results will vary significantly from quarter-to-quarter due to a number of factors, including:

    .  variations in demand for our products and services;

    . the timing of sales of our products and services and the timing of new releases of personal computer systems, consumer electronics devices and semiconductors that incorporate our products;

    .  delays in introducing our products and services;

    . changes in our pricing policies or the pricing policies of our competitors;

    . the timing and accuracy of royalty reports received from our customers;

    . the timing of large contracts that materially affect our operating results in a given quarter;

    .  changes in the usage of digital media;

    . our ability to develop and attain market acceptance of enhancements to our CineMaster products;

    .  new product introductions by competitors;

    .  the mix of license, service and hardware revenues;

    .  the mix of domestic and international sales;

    .  costs related to acquisitions of technologies or businesses;

    . our ability to attract, integrate, train, retain and motivate a substantial number of sales and marketing, research and development, administrative and product management personnel;

    .  our ability to expand our operations; and

    . global economic conditions as well as those specific to personal computer, consumer electronics, peripherals and semiconductor manufacturers and other providers of digital video and audio stream management solutions.

   We plan to significantly increase our operating expenses to expand our sales and marketing operations, broaden our product management and customer support capabilities and fund greater levels of research and development. We determine our operating expenses largely on the basis of anticipated revenue trends and a high percentage of our expenses are fixed in the short term and are significant. As a result, any delay in generating or recognizing revenue could cause significant variations in our operating results from quarter-to-quarter and could result in substantial operating losses.

   Due to the foregoing factors, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. In future quarters, our operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock may fall significantly. See "--Our license revenue is based upon a customer sales report and we have never audited our customers" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We have a history of losses and we may not be able to achieve profitability in the future

   We incurred net losses of approximately $0.3 million for the three months ended March 31, 1999, $13.7 million for the year ended December 31, 1998, $7.3 million for the year ended December 31, 1997 and $2.1 million for the year ended December 31, 1996. As of March 31, 1999, we had an accumulated deficit of approximately $25.2 million. To date, we have not achieved profitability on a quarterly or annual basis, and we may not achieve sufficient revenues to generate profitability in any future period. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis. In addition, we expect to significantly increase our sales and marketing, product development, engineering and administrative expenses to grow. As a result, we will need to generate significant revenues to achieve and maintain profitability.

Our prices may decline as our products becomes commoditized

   We expect our prices for our CineMaster products to decline over the next few years. Most of our current revenues are derived from license fees originating from sales of personal computer systems which use our Software CineMaster product as their DVD solution. We expect to face increased competition in this market, which will make it more difficult to maintain our revenues and profit margins even if our sales volumes increase. If anticipated increases in sales volume did not keep pace with anticipated pricing pressures, our revenues would decline and our business could be harmed. Despite our efforts to introduce enhancements to our products, we may not be successful in maintaining our pricing. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our business currently depends upon our CineMaster products, and it is uncertain whether the market will continue to accept these products

   During 1997 and 1998, we derived virtually all of our license revenues from the sale of personal computers and peripherals incorporating our CineMaster products. We expect that license revenues from our CineMaster products will continue to account for a significant portion of our revenues for the foreseeable future. In particular, our business will be harmed if our existing manufacturing customers do not continue to incorporate our CineMaster products or if we are unable to obtain new customers for our CineMaster products. In seeking market acceptance, it may be difficult for our digital solutions to displace incumbent solutions employed by manufacturers not currently licensing our CineMaster products. Manufacturers that are using other solutions would need to invest in additional training and development tools and convert software for existing hardware solutions in order to change to a new digital solution. Accordingly, potential customers may not accept our digital solutions, which could limit our growth opportunities and harm our prospects. See "Business--Products and Services."

Our business is currently dependent on a small number of customers

   A substantial portion of our license revenues come from three customers, Dell Computer Corporation, ATI Technologies Inc. and Gateway 2000, Inc. During 1998, Dell Computer accounted for over 81% of our total revenues and 40% of our gross profit, while ATI Technologies accounted for over 6% of total revenues and 27% of gross profit. In the quarter ending March 31, 1999, Dell Computer, ATI Technologies and Gateway accounted for 75%, 6% and 11% of our total revenues and 27%, 18% and 29% of our gross profit, respectively. We expect a relatively small number of customers to account for a majority of our revenues and gross profit, if any, for the foreseeable future. The loss of any of these or other primary customers, or a material decrease in revenue from these customers, would immediately harm our business. As a result of our concentrated customer base, we are subject to risks beyond our control that influence the success or failure of a particular personal computer or consumer electronics manufacturer, any one of which could harm our business, including:

    . the competition the manufacturer faces and the market acceptance of its products;

    . the engineering, marketing and management capabilities of the manufacturer and the technical challenges unrelated to our technology that it faces in developing its products;

    .  the financial and other resources of the manufacturer;

    . new governmental regulations or changes in taxes or tariffs applicable to the manufacturer; and

    . the failure of third parties to develop and introduce content for DVD and other digital media applications in a timely fashion.

The inability of us or our customers to successfully address any of these risks could harm our business. See "Business--Customers."

We do not have long term commitments with our customers

   Many of our licensing relationships are of limited duration and do not contain minimum purchase commitments or are terminable with little or no notice. As a result, these customers may elect not to incorporate our products into their products at any time in the future, and we could have little warning of this election. In any event, we could be required to reach an accommodation with our customers with respect to any possible contractual provision in order to obtain additional business and maintain our customer relationships. Any termination, decrease in orders or election not to renew a contract by our principal customers would harm our business.

   In addition, many of our relationships, including certain relationships with Dell Computer and Gateway, are not currently governed by definitive written agreements. In particular, dispute exists with these customers over our respective liabilities and with respect to potential litigation involving proprietary rights, including litigation concerning patents related to the video compression standard known as MPEG-2. Without these agreements, we could be required to pay damages or to reimburse our customers for damages that could arise as a result of litigation related to this technology.

   We have not transferred responsibility for manufacturing and storing the hardware platform components for our Hardware CineMaster product to a third party. If we are unable to conclude a definitive manufacturing agreement with Dell Computer, we will remain liable for the manufacture, storage and delivery of this product and our business might be harmed. Moreover, the completion of our transformation from a sales revenue model to a licensing revenue model could be substantially delayed.

Our success is dependent upon both manufacturers who license our products and our strategic relationships

   Our revenues now consist principally of license fees paid by our customers for our software solutions and supporting hardware designs. Our products are currently licensed to personal computer, consumer electronics and peripherals manufacturers whose products are then sold to end users, and to semiconductor manufacturers whose products are sold to manufacturers. Our digital solutions may not be used in a product that is ultimately brought to market, achieves commercial acceptance or generates meaningful license fees for us. Furthermore, because we do not control the business practices of our licensees, we do not influence the degree to which our licensees promote our technology or set the prices at which the products incorporating our technology are sold to end users. We face numerous risks in successfully obtaining licensees on terms consistent with our business model. These risks include, among others:

    . the lengthy and expensive process of building a relationship with a potential licensee before there is any assurance of a license agreement with such party;

    . persuading potential licensees to bear certain development costs associated with our technology; and

    .  successfully transferring technical know-how to licensees.

There are a limited number of personal computer and consumer electronics manufacturers to which we can license our technology in a manner consistent with our business model.

   We rely on certain strategic relationships, such as those with Intel Corporation, STMicroelectronics, Inc., Dolby Laboratories Licensing Corporation and ATI Technologies to provide us with state of the art technology, assist us in integrating our products with leading industry applications and help us make use of economies of scale in manufacturing and distribution. The loss of any one of these relationships could harm our business. See "Business--Sales and Marketing."

Delays in providing our products to our customers may affect how much business we receive

   Our product development efforts may not be successful and we may encounter significant delays in bringing our products to market. Given the short product life cycles in our industry, if our product development efforts are not successful or are significantly delayed, our business will be harmed. In the past, we have failed to deliver certain new products, upgrades or customizations on time. In the future, our efforts to remedy this situation may not be successful and we may lose customers as a result. Delays in bringing to market new products, enhancements to old products or interfaces between existing products and new models of personal computers or consumer electronics devices could be exploited by our competitors. If we were to lose market share as a result of lapses in our product management, our business would be harmed.

We may not be successful in protecting our proprietary rights

   Our ability to compete depends substantially upon our internally developed technology. We have a comprehensive program for securing and protecting rights in patentable inventions, trademarks, trade secrets and copyrightable materials. If we are not successful in protecting our intellectual property, our business could be substantially harmed.

   Patents. We regard the protection of patentable inventions as important to our future opportunities. We currently have three U.S. patent applications pending relating to our digital video and audio stream management technology. However, none of our technology is patented outside of the United States nor do we currently have any international patent applications pending. It is possible that:

    . our pending patent applications may not result in the issuance of patents;

    . our patents may not be broad enough to protect our proprietary rights;

    . any issued patent could be successfully challenged by one or more third parties, which could result in our loss of the right to prevent others from exploiting the inventions claimed in those patents;

    . current and future competitors may independently develop similar technology, duplicate our products or design around any of our patents; and

    . effective patent protection may not be available in every country in which we do business.

   Trademarks, Copyrights and Trade Secrets. We rely on a combination of laws, such as copyright, trademark and trade secret laws, and contractual restrictions, such as confidentiality agreements and licenses, to establish and protect our proprietary rights. We currently have a pending trademark application for the mark "Divicore" and a second pending trademark application for the mark "CineMaster" which has been approved for publication by the PTO. However, none of our trademarks are registered outside of the United States, nor do we have any trademark applications pending outside of the United States. Moreover, despite any precautions which we have taken:

    . laws and contractual restrictions may not be sufficient to prevent misappropriation of our technology or deter others from developing similar technologies;

    . other companies may claim common law trademark rights based upon state or foreign law which precede our federal registration of such marks;

    . current federal laws that prohibit software copying provide only limited protection from software "pirates," and effective trademark, copyright and trade secret protection may be unavailable or limited in certain foreign countries;

    . policing unauthorized use of our products and trademarks is difficult, expensive and time-consuming and we are unable to determine the extent to which piracy of our products and trademarks may occur, particularly overseas;

    . we have provided our source code for Software CineMaster to certain customers as part of our licensing arrangements with them and the procedures and practices implemented under the terms of these licenses may not be sufficient to prevent these customers from exploiting the source code; and

    . we have not currently embedded any copy protection in our software because we do not believe that these mechanisms are practical or cost-effective.

See "Business--Intellectual Property and Proprietary Rights."

We may become involved in litigation over proprietary rights, which may be costly and time consuming

   Substantial litigation regarding intellectual property rights exists in our industry. We expect that software and hardware in our industry may be increasingly subject to third-party infringement claims as the number of competitors grows and the functionality of products in different industry segments overlaps. Third parties may currently have, or may eventually be issued, patents that would be infringed by our products or technology. We cannot be certain that any of these third parties will not make a claim of infringement against us with respect to our products and technology.

   Any litigation, brought by us or others, could result in the expenditure of significant financial resources and the diversion of management's time and efforts. In addition, litigation in which we are accused of infringement may cause product shipment delays, require us to develop non-infringing technology or require us to enter into royalty or license agreements even before the issue of infringement has been decided on the merits. If any litigation were not to be resolved in our favor, we could become subject to substantial damage claims and be enjoined from the continued use of the technology at issue without a royalty or license agreement. These royalty or license agreements, if required, might not be available on acceptable terms, or at all, and could harm our business. If a successful claim of infringement were made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our business could be significantly harmed.

   From time to time, we have received, and we expect to continue to receive, notice of claims of infringement of other parties' proprietary rights. For example:

    . Our digital video stream management solutions comply with industry DVD specifications, which incorporate a video compression technology known as MPEG-2. We have recently received notice from two of our customers which are personal computer manufacturers that a third party with substantial financial resources has alleged that aspects of MPEG-2 technology infringe upon patents held by the third party. These customers may in the future seek compensation or indemnification from us arising out of the third-party claims. Moreover, we may be required to pay license fees in connection with the use of the third party's technology in the future.

    . A group of companies comprised of consumer electronics manufacturers has formed a consortium known as MPEG-LA to enforce the proprietary rights of other holders of patents covering essential aspects of MPEG-2 technology that are incorporated into our products. MPEG-LA has notified a number of personal computer manufacturers, including our customers, that patents owned by members of the consortium are infringed by the personal computer manufacturers in their distribution of products that incorporate the MPEG-2 technology. MPEG-LA has requested that these personal computer manufacturers pay license fees for use of the technology covered by MPEG-LA patents. These personal computer manufacturers may in the future seek compensation or indemnification from us arising out of the MPEG-LA claims, and we may be required to pay license fees in connection with the use of MPEG-2 technology in the future.

    . A third party has asserted that the parental control features of our CineMaster products infringe certain patents held by the third party. A court could determine that we did infringe these patents and we would be liable for resulting damages.

Any of these notices could result in litigation, which would include all of the risks discussed above. See "Business--Intellectual Property and Proprietary Rights."

Our success depends on our ability to successfully manage growth and integrate businesses or technologies which we may acquire in the future

   Our ability to successfully offer our CineMaster products and other products and services in a rapidly evolving digital video and audio stream management market requires an effective planning and management process. In addition, we have limited experience in managing rapid growth. In the last several months, we have added engineering, sales, marketing, administrative and other management personnel. Our business will suffer dramatically if we fail to manage this growth. On March 31, 1999, we had a total of 106 employees compared to a total of 30 employees on March 31, 1998. Our growth so far has placed strains on our managerial, financial and personnel resources. We expect these strains to continue in the future. The pace of our expansion, together with the complexity of the technology involved in our products, demands an unusual amount of focus upon the operational needs of our customers for quality, reliability, timely delivery and post-installation field support. Our existing licenses rely heavily on our technical expertise in customizing our digital solutions to their new products. In addition, relationships with new manufacturing customers generally require significant engineering support. Therefore, any increases in adoption of our products by existing or new customers will increase the strain on our resources, especially our engineers. To reach our goals, we will need to continue hiring on a rapid basis while, at the same time, investing in our infrastructure. We will also need to increase the scale of our operations. We expect that we will also have to expand our facilities, and we may face difficulties identifying and moving into suitable office space. In addition, we will need to:

    .  successfully train, motivate and manage new employees;

    .  expand our sales and support organization;

    .  integrate new management and employees into our overall operations;

    .  implement a more effective cash management system;

    .  adopt and staff an investor relations program; and

    .  establish improved financial and accounting systems.

   In the future, from time to time, we may make acquisitions or investments in other companies, products or technologies. If we make any acquisitions, we will be required to assimilate the operations, products and personnel of the acquired businesses and train, retain and motivate key personnel from the acquired businesses. We may be unable to maintain uniform standards, controls, procedures and policies if we fail in these efforts. Similarly, acquisitions may cause disruptions in our operations and divert management's attention from day-to-day operations, which could impair our relationships with our current employees, customers and strategic partners.

   We may not succeed in anticipating all of the changing demands that growth will impose on our systems, procedures and structure. If we fail to effectively manage our expansion, our results of operations will suffer. See "Business-- Divicore's Strategy" and "--Employees."

Our success depends upon our management and our ability to attract and retain additional personnel in a competitive market

   Our success depends on the efforts and abilities of our senior management and certain other key personnel, particularly technical personnel in our engineering subsidiary in Germany. Many of our officers and key employees are employed at will. In addition, Mr. Wilde and the principal engineers in our German subsidiary, Messrs. Sigmund, Horak and Ringelberg, are the only employees upon whom we have obtained key man life insurance and we do not expect to obtain such insurance on any of our other senior managers. If any of these or other key employees left or was seriously injured and unable to work and we were unable to find a qualified replacement, then our business could be harmed. We have recently hired new managers and intend to continue hiring key management personnel. We may not be able to successfully assimilate our recently hired managers or to hire qualified key management personnel to replace them.

   We intend to hire a significant number of additional sales, support, marketing, engineering and product management personnel in 1999 and beyond. Competition for these individuals is intense, and we may not be able to attract, assimilate or retain additional highly qualified personnel in the future. Hiring qualified personnel, particularly sales, marketing, engineering and product management personnel, is very competitive in our industry due to the limited number of people available with the necessary technical skills and understanding of the digital video and audio stream management industry. In addition, we are headquartered in Malvern, Pennsylvania and we have in the past and expect in the future to face difficulties locating qualified personnel in this location. We expect to face greater difficulty attracting these personnel with equity incentives as a public company than we did as a privately held company. See "Business--Employees."

We may not be able to successfully integrate our newest subsidiary

   In April 1998, we completed the acquisition of Viona. However, we may not be able to successfully integrate the two companies. Combining our companies requires, among other things, integrating our respective technologies, coordinating our research and development and financial reporting efforts, and continuously evaluating whether existing systems and procedures meet our growth requirements, especially our financial and internal control systems and management structure. Certain aspects of the integration are still in process and may not be completed smoothly or successfully. If we fail to integrate these areas, we may be unable to maintain uniform standards, procedures, controls and policies. Integrating certain operations may require our management to dedicate resources which may temporarily distract them from our day-to-day business, including from the development of new products, which could result in delays in introducing such products. Coordinating geographically separated organizations with distinct cultures may increase the difficulty of our integration. If we fail to successfully complete the integration of Viona's operations, our business could be harmed.

Our products may be defective and we may lose business or be sued as a result

   Products as complex as our CineMaster products frequently contain undetected errors. The likelihood of errors is higher when a new product is introduced or when new versions or enhancements are released. Despite our extensive quality assurance process, we have in the past shipped product releases with some defects, and have discovered other errors in our products after their commercial shipment. Despite our quality assurance process and that of our customers, defects and errors may be found in new products or in new versions or enhancements of existing products after commercial shipment has begun. We may be required to devote significant financial resources and personnel to correct such defects. Known or unknown errors or defects that affect the operation of our products could result in the following, any of which could harm our business:

    .  delay or loss of revenue;

    .  cancellation of customer contracts;

    .  diversion of development resources;

    .  damage to our reputation;

    .  increased service and warranty costs; and

    .  litigation costs.

   Many of our licenses with customers contain provisions designed to limit our exposure to potential product liability claims, such as disclaimers of warranties and limitations on liability for special, consequential and incidental damages. However, these contractual limitations on liability may not be enforceable and we may be subject to claims based on defects in our products or mistakes in performing our services. Our product liability insurance may not be adequate to cover our losses in the event of a product liability claim resulting from such defects. Moreover, we may not be able to maintain such insurance. A product liability claim may harm our financial condition and results of operations.

   Our products incorporate and are used with other companies' products. Defects, including those in other companies' products, discovered in the future could result in adverse customer reaction, negative publicity, delays in our product installation or delays in or failure to achieve market acceptance of our products. Any of these results could harm our business. See "Business-- Products and Services."

Our license revenue is based upon customer sales reports and we have never audited our customers

   We receive a license royalty for each personal computer system, peripheral or consumer electronics product sold that contains our Software CineMaster product and a royalty for each silicon device sold by a semiconductor manufacturer that incorporates our technology. In collecting these fees, preparing our financial reports, projections and budgets and in directing our sales efforts and product development, we rely on our customers to accurately report the number of units sold. We have never undertaken an audit of any of our customers to verify that its reported sales unit numbers were accurate. These reports are subject to potential revision by these manufacturers. If any of our customers revised their product sales reports, we might be required to restate our recognized revenues or adjust our revenues for subsequent periods, which could harm our business and the price of our common stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Sales and Marketing."

Our business is subject to risks from international operations

   We expect to derive an increasing amount of our revenue from sales outside North America. We have limited experience in marketing and distributing our products internationally. In addition, there are certain risks inherent in doing business on an international basis, including, among others:

    .  legal uncertainty regarding liability;

    .  tariffs, trade barriers and other regulatory barriers;

    .  problems in collecting accounts receivable;

    .  political and economic instability;

    .  changes in diplomatic and trade relationships;

    .  seasonal reductions in business activity;

    .  potentially adverse tax consequences;

    .  the impact of recessions in economies outside the United States; and

    .  variance and unexpected changes in local laws and regulations.

   Our licensees are subject to many of the risks described above with respect to their manufacturing or end-user customers. Currently, all of our international sales are denominated in U.S. dollars; therefore, a strengthening of the dollar could make our products less competitive in foreign markets. We do not use derivative instruments to hedge foreign exchange risk. In the future, we may conduct sales in local currencies, in which case, changes in exchange rates could adversely affect our operating results. In addition, if we conduct sales in local currencies, we may engage in hedging activities, which may not be successful and could expose us to additional risks. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Qualitative and Quantitative Disclosures About Market Risk."

We may not be able to raise needed capital in the future

   We may require substantial additional capital to finance our future growth and fund our ongoing research and development activities beyond 1999. Our capital requirements will depend on many factors, including:

    .  acceptance of and demand for our products;

    .  the number and timing of acquisitions;

    .  the costs of developing new products;

    .  the costs associated with our expansion; and

    . the extent to which we invest in new technology and research and development projects.

   To the extent that the proceeds of this offering, our existing sources of cash and cash flow from operations, if any, are insufficient to fund our activities, we may need to raise additional funds. If we issue additional stock to raise capital, your percentage ownership in Divicore would be reduced. Further, such additional stock may have rights, preferences or privileges senior to those you possess as a holder of our common stock. Additional financing may not be available when needed and, if such financing is available, it may not be available on terms favorable to us. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources."

The name of our business is changing and the market and potential customers may not recognize our new name for some time

   We are in the process of changing our name from Quadrant International, Inc. to Divicore Inc. It is likely that for a period of time after this change occurs, potential customers and the market in general may not recognize our new name. If potential customers do not realize who we are, we may lose future business to competitors, which would harm our business.

Our officers and directors will be able to exert significant control over our future direction

   Executive officers, directors and entities affiliated with them will, in the
aggregate, beneficially own approximately    % of our outstanding common stock
following the completion of this offering. These stockholders, if acting together, would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. See "Principal Stockholders."

We have adopted certain anti-takeover provisions

   After this offering, the board of directors will have the authority to issue up to 5,000,000 shares of preferred stock. Further, without any further vote or action on the part of the stockholders, the board of directors will have the authority to determine the price, rights, preferences, privileges and restrictions of the preferred stock. This preferred stock, if it is ever issued, may have preference over and harm the rights of the holders of common stock. Although the issuance of this preferred stock will provide us with flexibility in connection with possible acquisitions and other corporate purposes, this issuance may make it more difficult for a third party to acquire a majority of our outstanding voting stock. We currently have no plans to issue preferred stock.

   Our certificate of incorporation and by-laws include provisions that may have the effect of deterring an unsolicited offer to purchase Divicore. These provisions, coupled with the provisions of the Delaware General Corporation Law, may delay or impede a merger, tender offer or proxy contest involving Divicore. Furthermore, upon reincorporation, our board of directors will be divided into three classes, only one of which is elected each year. Directors will only be capable of being removed by the affirmative vote of 66 2/3% or greater of all classes of voting stock. These factors may further delay or prevent a change of control of Divicore. See "Description of Capital Stock-- Antitakeover Effects of Provisions of the Certificate of Incorporation, By-laws and Delaware Law."

                         Risks Related to our Industry

Our revenues are dependent upon increasing penetration of digital video technologies in the personal computer and consumer electronics industries

   The personal computer and consumer electronics industries are presently the principal markets for our digital video and audio solutions. As a result, our results of operations will depend largely on consumer acceptance of the products that incorporate our digital video technology. In particular, in the near term, we are dependent on the success of DVD-related products. Our dependence on these industries involves several risks and uncertainties, including:

    . the decision by personal computer and consumer electronics manufacturers to select our digital solutions for incorporation into their products;

    . the developing and marketing of content by third party content providers for end user systems such as DVD players and desktop computers in a format compatible with our digital solutions;

    . the sustaining and developing of the demand for DVD players or other existing applications;

    . whether semiconductor manufacturers developing silicon devices for personal computer and consumer electronics manufacturers will design our digital solutions into their devices and successfully introduce these devices;

    . the potential for declining demand for DVD solutions in lower price personal computers;

    .  changes in consumer requirements and preferences;

    . the introduction of products by our competitors embodying new technologies or features;

    . limited opportunities for design wins due to the small number of product manufacturers in these industries and the length of product life cycles;

    . the difficulty in predicting the level of consumer interest in and acceptance of many digital product applications, such as handheld personal computers and set-top boxes, which have only recently been introduced to the market; and

    . the current lack of open industry standards for software and hardware in the consumer electronics industry.

   Factors negatively affecting the consumer electronics or personal computer industries could harm our business. Moreover, to the extent that the performance, functionality, price and power characteristics of our digital solutions fail to satisfy customers who have a critical need for specific digital applications, the use of our digital solutions could become confined to a limited segment of these industries. See "Business--Sales and Marketing" and "--Strategy."

Our markets are highly competitive

   We compete in markets that are new, intensely competitive, highly fragmented and rapidly changing and which are characterized by short product life cycles and price erosion. Our competitors in the software-based digital solution market include Mediamatics, Inc. (a subsidiary of National Semiconductor, Inc.), Zoran Corporation and Xing Technology Corporation (which has agreed to be acquired by RealNetworks, Inc.). Our competitors in the hardware-based digital solution market include Sigma Designs, Inc. and several smaller competitors. We also compete with the internal research and development departments of other software companies as well as those of personal computer, peripherals, consumer electronics and semiconductor manufacturers who are in the market for specific digital video or audio software applications. Numerous other major personal computer manufacturers, software developers and other companies are focusing significant resources on developing and marketing products and services that will compete with our CineMaster products. Some semiconductor manufacturers are positioning their products as offering hardware-based digital video and audio management capabilities and marketing such products as equal or superior to our CineMaster products. In the future, operating system providers with a larger established customer base, such as Microsoft, may enter the digital video or audio stream management markets by building video or audio stream management applications into their operating systems. Personal computer and consumer electronics manufacturers may use such products as their digital solutions.

   We anticipate continued growth and competition in the digital video industry and the entrance of new competitors into our markets, and that, accordingly, the market for our products will remain intensely competitive. We expect that competition will increase in the near term and that our primary long-term competitors may not yet have entered the market. Our future competitors may have significantly more personnel or greater financial, technical, marketing and other resources than either we or our current competitors do. Furthermore, our future competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can. Also, future competitors may have greater name recognition and more extensive customer bases that they can leverage. Increased competition could result in price reductions, fewer customer orders, reduced gross profit margins and loss of market share, any of which could harm our business. See "Business--Competition."

We must manage technological change, respond to evolving industry standards and enhance our products' interoperability with the products of our customers

   Future versions of software and hardware platforms embodying new technologies or the emergence of new industry standards could render our products and services obsolete or uncompetitive. The market for digital video and audio stream management hardware and software is characterized by rapid technological change, frequent new product introductions, changes in customer requirements and evolving industry standards. Since the digital video and audio market is still evolving, only a limited number of commercial and consumer products incorporating our digital solutions are currently in volume production. Our results of operations will depend upon our ability to develop and introduce a variety of new products and product enhancements to address the increasingly sophisticated needs of our customers.

   Our results of operations will depend on the extent to which our CineMaster products are incorporated into the products of leading personal computer, consumer electronics, peripherals and semiconductor manufacturers. Their willingness to incorporate our products depends upon whether we succeed in developing enhancements and new generations of our software and hardware that satisfy the requirements of specific system or program applications and introduce these new technologies to the marketplace in a timely manner. We must constantly modify or improve our products to keep pace with changes made to these platforms and other systems. If we fail to modify or improve our products in response to evolving industry standards, our products could rapidly become obsolete, which would harm our business. If the characteristics of our digital solutions are not compatible with the requirements of specific system or program applications, the likelihood that our customers will design our products into their systems and devices will decrease and our business will be harmed.

   Technical innovations in our markets involve several risks, including:

    . our ability to anticipate and timely respond to changes in the requirements of consumer electronics and personal computer manufacturers;

    . changing consumer preferences in the consumer electronics and personal computer markets;

    . the introduction by our competitors of products embodying popular new technologies or features;

    . the emergence of new standards in digital video and audio stream management within the consumer electronics and personal computer industries; and

    . the significant investment that is often required before commercial viability is determined.

   Any failure by us to adequately address these risks could render our existing digital solutions obsolete and could harm our business. In addition, we may not have the financial and other resources necessary to develop digital solutions in the future, or develop any enhancements or new generations of the technology that generate revenue in excess of the costs of development. See "Business--Research and Development."

Year 2000 issues present technological risks to our business and could harm sales

   In order to save valuable memory, many existing computer systems and software programs were designed to calculate or refer to the year in any calendar date using the last two digits and presuming that the first two digits are "19." As a result, these systems and programs may not be able to distinguish whether "00" means 1900 or 2000. This may result in software failures or the creation of erroneous results known as Year 2000 failures. If the systems or programs look ahead of the current date for any reason, they may need to refer to dates occurring after December 31, 1999. As a result, Year 2000 failures may occur at any time, including prior to January 1, 2000.

   Neither our Hardware CineMaster nor our Software CineMaster products make use of calendar clocks in any way. However, our products are incorporated into software and hardware of personal computer, consumer electronics, computer peripheral and semiconductor manufacturers, some of which may make use of calendar clocks and may therefore experience Year 2000 failures. We have recently initiated a comprehensive assessment of the possibility of Year 2000 failures affecting us and we have replaced our internal computer systems and application software as a precaution. However, we cannot assure you that third-party software and hardware that is incorporated into our information systems will not need to be revised or replaced as well. If we were required to replace these third-party products, our business could be harmed. In addition, we have performed operational tests on our products as incorporated into those of our customers and these tests have not resulted in Year 2000 failures. Nonetheless, these tests may not be completely accurate and Year 2000 failures may occur. If our customers' hardware or software were to suffer Year 2000 failures, such failures might cause our CineMaster products to fail as well. Changes required to respond to Year 2000 failures caused by interoperability issues could be expensive and time consuming and lead to lost revenues, breach of contract claims, higher operating costs, loss of customers and other business interruptions, any of which could harm our business.

   In addition, governmental agencies, utility companies, Internet access companies, third-party service providers and others outside of Divicore's control may suffer Year 2000 failures. If these entities were to suffer Year 2000 failures, a systemic failure might occur which is beyond our control, such as a prolonged Internet, telecommunications or electrical failure. A systemic failure could prevent us from delivering our services to our customers or cause other business disruptions, such as preventing our customers or potential customers from accessing our Internet web site. Any significant disruption in the infrastructure on which we rely could harm our business. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Year 2000 Compliance."

We face risks from the uncertainties of governmental regulation

   We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally. However, due to the increasing popularity and use of the digital delivery mediums, it is possible that future laws and regulations may be adopted that regulate DSS/DBS or other markets in which our products are sold. Such regulatory measures may include, among other things:

    .  pricing;

    .  content;

    .  copyrights;

    .  export controls (particularly regarding data encryption);

    .  distribution; and

    .  characteristics and quality of products and services.

   The growth and development of the digital media market may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business in this segment. The adoption of any additional laws or regulations may decrease the expansion of this market and harm our business. Our business could be harmed by any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the digital media market.

                         Risks Related to this Offering

We have substantial discretion as to how to use the proceeds from this offering

   We expect to use the net proceeds of this offering primarily for working capital and other general corporate purposes. In particular, we intend to increase our spending on marketing, research and development and product management. We may also use some of the proceeds to acquire other businesses, products or technology which would complement our existing products, expand our market coverage or enhance our technological capabilities. We have no specific plan as to how we will spend the proceeds of this offering. As a result, our management will have discretion over how to use all of the funds provided by this offering. If our management uses poor judgment in spending the proceeds, our business will be adversely affected. We cannot assure you that investment of the proceeds will yield a favorable return or any return. See "Use of Proceeds."

There has been no prior public market for our common stock, and the price of our common stock may be volatile

   Our common stock has never been sold in a public market. An active trading market for our common stock may not develop in the future. If an active trading market does develop, it may not last. Moreover, if an active market does develop, the trading price of the shares being sold in this offering may fluctuate widely as a result of a number of factors, most of which are outside our control. Some of these factors include:

    .  quarter-to-quarter variations in our operating results;

    . our announcements about the performance of our products and our competitors' announcements about performance of their products;

    . changes in earnings estimates by, or failure to meet the expectations of, analysts;

    .  government regulatory action;

    .  increased price competition;

    .  developments or disputes concerning intellectual property rights;
       and

    .  general conditions in the computer industry.

   In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices of many technology and computer software companies and which have often been unrelated to the operating performance of these companies.

   We are negotiating the initial offering price of the common stock with the underwriters. However, the initial offering price may not be indicative of the prices that will prevail in the public market after the offering, and the market price of the common stock could fall below the initial public offering price. See "Underwriting."

Our stock price may be affected by shares eligible for future sale

   If our stockholders sell substantial amounts of our common stock in the public market following this offering, including shares issued upon the exercise of outstanding options and warrants, the trading price of our common stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Upon completion of this offering, we will
have outstanding             shares of common stock (based upon shares
outstanding as of March 31, 1999), assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants after
March 31, 1999. Of these shares, the          shares sold in this offering will
be freely tradable. This leaves            shares eligible for sale in the
public market 180 days from the date of this prospectus, substantially all of which are subject to lock up agreements. Bear, Stearns & Co. Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.

   After this offering, if certain conditions are met, the holders of approximately 5,961,046 shares of common stock and the holders of warrants to purchase up to approximately 1,608,172 shares of common stock will be entitled to require us to register their shares under the Securities Act. These shareholders also have the right to participate in any registration of our shares which we undertake on our own. If these shareholders exercise their registration rights, a large number of our shares may be registered and sold in the public market. This could adversely affect the trading price for our shares. If we attempted to raise money through a registration and sale of our stock and these shareholders forced us to allow them to participate in the registration, our ability to raise the amount of money we need to execute our business plan could be adversely affected. See "Description of Capital Stock-- Registration Rights."

You will experience substantial dilution in the value of your shares immediately following this offering

   The price of the shares is substantially higher than the net tangible book value per share. If you buy any shares in the offering, you will incur immediate and substantial dilution in the pro forma net tangible book value of each share. If others exercise options to purchase our common stock, you will suffer further dilution. See "Dilution."

                                USE OF PROCEEDS

   The net proceeds to Divicore from the sale and issuance of the      shares
of common stock offered hereby are estimated to be $    million (approximately
$    million if the underwriters' over-allotment option is exercised in full),
at the assumed initial public offering price of $    per share after deducting
the underwriting discount and estimated offering expenses. Divicore is conducting this offering primarily to increase its equity capital, create a public market for its common stock and to facilitate future access by Divicore to public equity markets. Divicore intends to use the net proceeds for general corporate purposes, including working capital, product development and capital expenditures. In addition, Divicore may use a portion of the net proceeds to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. Divicore has no commitments with respect to any acquisition or investment, and it is not involved in any negotiations with respect to any similar transaction. Pending these uses, the net proceeds of this offering will be invested in short-term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

   Divicore has never declared or paid dividends on its capital stock and does not anticipate declaring or paying cash dividends in the foreseeable future. Divicore anticipates that it will retain all future earnings, if any, for use in its operations and the expansion of its business. Payments of future dividends, if any, will be at the discretion of Divicore's board of directors after taking into account various factors, including its financial condition, operating results, current and anticipated cash needs and plans for expansion. Moreover, pursuant to agreements with its lender, Divicore is prohibited from declaring or paying dividends without the prior written consent of the lender. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                             CORPORATE INFORMATION

   Divicore Inc. was incorporated in Pennsylvania in April 1994 as Quadrant Sales International, Inc. and changed its name to Quadrant International, Inc. in May 1994 and to Divicore Inc. effective in May 1999. Divicore Inc. plans to reincorporate in Delaware prior to the consummation of the offering. References in this prospectus to "Divicore," "we," "our," and "us" collectively refer to Divicore Inc., a Delaware corporation, and its subsidiaries, and not to the underwriters. Divicore's principal executive offices are located at One Great Valley Parkway, Malvern, Pennsylvania, 19355 and its telephone number is (800) 700-0362.

   Divicore, the Divicore logo and CineMaster are trademarks of Divicore Inc. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

                                 CAPITALIZATION

   The following table sets forth the capitalization of Divicore as of March 31, 1999:

    .  on an actual basis;

    . on a pro forma basis to give effect to (A) the conversion of all outstanding shares of preferred stock into common stock; (B) the exercise of outstanding warrants to purchase 920,006 shares of common stock at an exercise price of $0.66 per share upon the consummation of this offering; (C) the exercise of outstanding warrants to purchase 1,659,251 shares of common stock at a weighted average exercise price of $0.36 per share; and (D) the issuance of 675,152 shares of preferred stock subsequent to March 31, 1999 and the conversion of such shares into common stock;

    . on a pro forma, as adjusted basis to give effect to the sale of the shares of common stock by us at an assumed initial public offering
       price of $   per share and after deducting the underwriting
       discounts and commissions and estimated offering expenses.

This table should be read in conjunction with the consolidated financial statements and notes appearing elsewhere in this prospectus.

                                                          March 31, 1999
                                                     ---------------------------
                                                                Pro        As
                                                     Actual    Forma    Adjusted
                                                     -------  --------  --------
                                                       (In thousands, except
                                                            share data)
Current portion of long-term obligations...........  $ 2,073  $  2,073    $
                                                     =======  ========    ====
Long-term obligations, excluding current portion...      977       352
                                                     -------  --------    ----
Mandatory redeemable convertible preferred stock:
 31,523,684 shares, $.06 par value per share,
 authorized, actual and pro forma; 5,000,000
 shares, $.001 par value per share, authorized, as
 adjusted; 3,913,072 shares $.06 par value per
 share, issued and outstanding, actual net of
 subscription receivable of $625,000 for 125,502
 shares; no shares issued and outstanding,
 pro forma; no shares, $.001 par value per share,
 issued and outstanding, as adjusted...............   14,871       --

Stockholders' equity:
Common stock: 80,000,000 shares, $.06 par value per
 share, authorized, actual and pro forma;
 30,000,000 shares, $.001 par value per share,
 authorized, as adjusted; 3,520,851 shares, $.06
 par value per share, issued, actual; 10,488,332
 shares, $.06 par value per share, issued,
 pro forma;          shares, $.001 par value per
 share, issued and outstanding, as adjusted........      211       641
Additional paid-in capital.........................   14,147    35,152
Deferred stock compensation........................   (1,182)   (1,182)    --
Accumulated deficit................................  (25,189)  (25,189)
Cumulative foreign currency translation
 adjustment........................................      (46)      (46)
Subscription note receivable.......................      --       (500)
Treasury stock, at cost, 200,000 shares............     (720)     (720)
                                                     -------  --------    ----
  Total stockholders' equity (deficit).............  (12,779)    8,156
                                                     -------  --------    ----
  Total capitalization.............................  $ 3,069  $  8,508    $
                                                     =======  ========    ====

   The common stock outstanding after this offering excludes:

    . 2,258,640 shares of common stock issuable upon exercise of stock options outstanding at a weighted average exercise price of $1.86 per share;

    .            shares of common stock reserved for issuance under the
       1999 Stock Incentive Plan which incorporates our 1995 Stock Option Plan; and

    . 500,000 shares of common stock reserved for issuance under Divicore's 1999 Employee Stock Purchase Plan.

   See "Management--Benefit Plans," "Description of Capital Stock" and Notes 12 and 19 the of notes to the consolidated financial statements.

                                    DILUTION

   Dilution is the amount by which the initial public offering price paid by the purchasers of shares of common stock in the offering exceeds the net tangible book value per share of common stock after the offering. The pro forma net tangible book value per share of common stock is determined by subtracting Divicore's total liabilities from the total book value of its tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding on the date as of which such book value is determined.

   The pro forma net tangible book value of Divicore at March 31, 1999, was approximately $3,780,000, or $0.36 per share. After giving effect to the sale of the shares of common stock offered by Divicore at the assumed initial public
offering price of $       per share, and after deducting underwriting discounts
and estimated offering expenses, Divicore's pro forma net tangible book value
at March 31, 1999, would have been $         , or $      per share. This
represents an immediate increase in net tangible book value of $        per
share to existing stockholders and an immediate dilution of $        per share
to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution:

Assumed initial public offering price per share..................        $
  Pro forma net tangible book value per share as of March 31,
   1999.......................................................... $ 0.36
  Pro forma increase attributable to new investors............... $
                                                                  ------
Pro forma net tangible book value per share after the offering...
                                                                         ------
Pro forma dilution per share to new investors....................        $
                                                                         ======

   The following table summarizes, as of March 31, 1999, on a pro forma basis, the total number of shares and consideration paid to Divicore and the average price per share paid by existing stockholders and by new investors purchasing shares of common stock in this offering at an assumed initial public offering
price of $       per share (before deducting the underwriting discount and
estimated offering expenses):

                           Shares Purchased     Total Consideration
                         --------------------  ---------------------  Average Price
                           Number    Percent     Amount     Percent     Per-Share
                         ---------- ---------  ----------- ---------  -------------
Existing stockholders... 10,488,332          % $35,151,948          %     $3.35
New investors...........                     % $                    %     $
                         ---------- ---------  -----------                -----
  Totals................                100.0% $           $   100.0%
                         ========== =========  =========== =========

   The foregoing computations are based on the number of shares of common stock outstanding as of March 31, 1999 and includes:

    . 920,006 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.66 per share to be exercised upon consummation of the offering;

    . 1,659,251 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.36 per share which will remain outstanding following the offering; and

    . 675,152 shares of common stock issuable upon conversion of preferred stock issued subsequent to March 31, 1999.

   The common stock outstanding after the offering excludes:

    . 2,258,640 shares of common stock issuable upon exercise of stock options outstanding at a weighted average exercise price of $1.86 per share

    .               shares of common stock reserved for issuance under the
       1999 Stock Incentive Plan which incorporates our 1995 Stock Option Plan; and

    . 500,000 shares of common stock reserved for issuance under the 1999 Employee Stock Purchase Plan.

   To the extent that any of these options or warrants are exercised, there could be further dilution to new investors. See "Capitalization," "Management-- Benefit Plans," "Description of Capital Stock" and Notes 12 and 19 of the notes to the consolidated financial statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The consolidated statement of operations data for each of the years in the three-year period ended December 31, 1998, and the consolidated balance sheet data at December 31, 1997 and 1998, are derived from the consolidated financial statements of Divicore which have been audited by KPMG LLP, independent accountants, and are included elsewhere in this prospectus. The consolidated statement of operations data for the year ended December 31, 1995, and the consolidated balance sheets at December 31, 1995 and 1996, are derived from the audited consolidated financial statements of Divicore not included in this prospectus. The consolidated statement of operations data for the period from April 1994 (inception) to December 31, 1994 and the consolidated balance sheet data at December 31, 1994, are derived from the unaudited consolidated financial statements of Divicore not included in this prospectus. The consolidated statement of operations data for the year ended December 31, 1998 include the operations of Viona Development Hard & Software Engineering GmbH from April 1998, the date of acquisition by Divicore. The 1998 pro forma consolidated statement of operations data is presented as if the acquisition occurred on January 1, 1998. The consolidated statement of operations data for each of the three-month periods ended March 31, 1998 and 1999, and the consolidated balance sheet data at March 31, 1999, are derived from unaudited interim consolidated financial statements of Divicore included elsewhere in this prospectus. The unaudited interim consolidated financial statements have been prepared on substantially the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. The historical results are not necessarily indicative of results to be expected for any future period. The selected consolidated financial data set forth below should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements of Divicore and the notes thereto and the unaudited pro forma financial statements included elsewhere in this prospectus. See "Management's Discussion and Analysis of Financial Condition and Result of Operations."

                          Period from
                           April 1994                                                          Three Months Ended
                          (inception)                Year Ended December 31,                        March 31,
                               to      ------------------------------------------------------- --------------------
                          December 31,                                                1998
                              1994       1995       1996       1997       1998      Pro Forma    1998       1999
                          ------------ ---------  ---------  ---------  ---------  ----------- ---------  ---------
                          (unaudited)                                              (unaudited)     (unaudited)
                                            (In thousands, except share and per share data)
Consolidated Statement
 of Operations Data:
Revenues:
 License revenues.......   $     --    $     --   $     335  $   1,335  $   2,770   $   2,770  $     --   $   1,985
 Services revenues......         --          229        490        110        677         677         10        305
 Hardware revenues......         127         972      3,370      5,376     26,841      26,841      3,133      8,522
                           ---------   ---------  ---------  ---------  ---------   ---------  ---------  ---------
Total revenues..........         127       1,201      4,195      6,821     30,288      30,288      3,143     10,812
Cost of revenues........          62         776      3,136      8,403     24,546      24,546      3,077      7,399
                           ---------   ---------  ---------  ---------  ---------   ---------  ---------  ---------
Gross profit............          65         425      1,059     (1,582)     5,742       5,742         66      3,413
Research and
 development............          78         319      1,034      1,828      3,121       3,037        498      1,465
Sales and marketing.....          63         305        731      1,158      1,964       1,995        465      1,062
General and
 administrative.........          35         497      1,198      1,710      4,673       4,710        505        837
Depreciation and
 amortization...........           3          23         46         86        906       1,128         15        314
Compensation related to
 stock options..........         --          --         --       1,408        139         139        --         --
Acquired in-process
 research and
 development............         --          --         --         --       7,900       7,900        --         --
                           ---------   ---------  ---------  ---------  ---------   ---------  ---------  ---------
Operating loss..........        (114)       (719)    (1,950)    (7,772)   (12,961)    (13,167)    (1,417)      (265)
Interest expense, net...           3          36        105        197        722         711        127         45
Other income............         --          --         --         716        --          --         --         --
                           ---------   ---------  ---------  ---------  ---------   ---------  ---------  ---------
 Net loss...............   $    (117)  $    (755) $  (2,055) $  (7,253) $ (13,683)  $ (13,878) $  (1,544) $    (310)
                           =========   =========  =========  =========  =========   =========  =========  =========
Basic and diluted net
 loss per common
 share(1)...............   $   (0.08)  $   (0.49) $   (1.19) $   (3.52) $   (4.94)  $   (4.41) $   (0.73) $   (0.18)
                           =========   =========  =========  =========  =========   =========  =========  =========
Weighted average shares
 outstanding used in
 computing per common
 share calculation(1)...   1,491,069   1,545,856  1,720,922  2,060,668  2,920,677   3,316,782  2,103,654  3,320,851
Pro forma basic and
 diluted net loss per
 common share(1)........   $   (0.08)  $   (0.49) $   (1.19) $   (3.52) $   (2.60)  $   (2.46) $   (0.73)     (0.08)
                           =========   =========  =========  =========  =========   =========  =========  =========
Weighted average shares
 outstanding used in
 pro forma per common
 share calculation(1)...   1,491,069   1,545,856  1,720,922  2,060,668  5,547,260   5,943,365  2,103,654  7,233,923

                                      December 31,                          March 31, 1999
                         ------------------------------------------  ------------------------------
                                                                                         Pro Forma
                            1994     1995   1996    1997     1998    Actual   Pro Forma As Adjusted
                         ----------- ----  ------  ------  --------  -------  --------- -----------
                         (unaudited)                                    (unaudited)
                                                    (In thousands)
Consolidated Balance
 Sheet Data:
Cash and cash
 equivalents............     $61     $ 17  $   53  $  607  $  1,024    2,175    5,898
Total assets............      25      707   1,900   2,569    17,374   16,239   21,678
Debt and capital lease
 obligations, less
 current portion........     130      557     725     732     1,418      977      352
Mandatory redeemable
 convertible preferred
 stock..................     --       --      --      --     14,589   14,871      --
Total stockholders'
 equity (deficit).......     (66)    (774)   (922) (6,084)  (12,236) (12,779)   8,156

   See Note 1 of the notes to the consolidated financial statements for a detailed explanation of the determination of the shares used to compute basic and diluted net loss per share.

   The balance sheet data set forth above is shown:

  . on an actual basis;

  . on a pro forma basis to give effect to (A) the conversion of all outstanding shares of preferred stock into common stock; (B) the exercise of outstanding warrants to purchase 920,006 shares of common stock at an exercise price of $0.66 per share upon the consummation of this offering;
    (C) the exercise of outstanding warrants to purchase 1,659,251 shares of common stock at a weighted average exercise price of $0.36 per share; and
    (D) the issuance of 675,152 shares of preferred stock subsequent to March 31, 1999 and the conversion of such shares into common stock; and

  . on a pro forma, as adjusted basis to give effect to the sale of the shares of common stock by us at an assumed initial public offering price
    of $     per share and after deducting the underwriting discounts and commissions and estimated offering expenses.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion of the financial condition and results of operations of Divicore should be read in conjunction with the consolidated financial statements and notes thereto and the unaudited pro forma financial statements included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Divicore's actual results could differ from those anticipated in these forward-looking statements as a result of various factors including but not limited to, those discussed in "Risk Factors," "Business" and elsewhere in this prospectus.

Overview

   Divicore designs, develops, licenses and markets innovative core-based modular software solutions that enable digital video and audio stream management in personal computer systems and consumer electronics devices. Divicore also licenses supporting hardware designs to selected customers and provides customization services and customer support. Divicore's solutions enable decoding and encoding multimedia formats such as DVD, DBS/DVB and HDTV on existing personal computer and consumer electronics platforms. Divicore's digital solutions incorporate industry standards for video and audio compression and are independent of operating systems and silicon components.

   Divicore's customers consist primarily of personal computer and consumer electronics manufacturers. In addition, Divicore supplies its software solutions and hardware designs to selected peripherals providers and semiconductor manufacturers. In 1998 and the first quarter of 1999, Divicore generated substantially all of its total revenues, respectively, from personal computer and peripherals manufacturers. However, Divicore anticipates that an increasing percentage of revenues, beginning in the second half of 1999, will be derived from consumer electronics and semiconductor manufacturers.

   Prior to 1998, Divicore generated revenue primarily from direct sales of its hardware solutions to retail distributors and end users. In 1998, substantially all of Divicore's revenues were derived from Software CineMaster 98 and Hardware CineMaster 98. Divicore introduced the first in its line of digital video products in March 1997 with the launch of CineMaster, a hardware and software solution sold to personal computer manufacturers, which enabled DVD playback on a personal computer. In December 1997, Divicore introduced its second generation hardware and software solution called Hardware CineMaster 98. In August 1998, Divicore launched its software-only solution, Software CineMaster 98, and began to transition its business model from a direct product sales approach to a license approach. As part of its license approach, in February 1999, Divicore began entering into manufacturing and license agreements with third parties under which Divicore will no longer manufacture Hardware CineMaster 98. Instead, Divicore will receive a per unit license fee on all future sales of Hardware CineMaster 98. Divicore is currently in the process of completing its transition to a license model and, in the future, Divicore expects that most of its revenues will be derived from licenses of its software and its hardware designs. As a result of this change, Divicore will recognize lower revenues in 1999 than in 1998, which Divicore expects to be accompanied by a decrease in its cost of revenues.

   Divicore's revenues are comprised of hardware revenues, license revenues and services revenues. Hardware revenues, consisting of direct sales of hardware subsystems to personal computer and peripherals manufacturers, have represented most of Divicore's total revenues in the past but are expected to be nominal in the future. License revenues consist of fees paid on a per unit basis, or in certain cases in advance, each time a manufacturer ships a product that incorporates Divicore's software solutions or software with supporting hardware designs. License revenues are charged either as a percentage of the revenue received by the seller on sales of the products or on a per unit basis. Service revenues consist of engineering fees from consumer electronics, personal computer, peripherals and semiconductor manufacturers for custom engineering services. Services are generally billed on either a time and material basis or on a project or contract basis.

   License revenues are recognized when earned, which is generally based on receiving notification from a licensee detailing the shipments of products incorporating Divicore technology. In a number of cases, this occurs in the quarter following the sale of the licensee's product to its customers. Divicore's license agreements generally have a term of one year or more, and typically require payment within 45 days after the end of the calendar quarter in which the product is shipped. Some of Divicore's contracts may also require payment of an up-front license fee. License fees paid in advance, with no further future commitment, are recognized in the period received. The amount and timing of prepaid fees could cause Divicore's operating results to vary significantly from period to period. Services revenues are recognized upon delivery of the service in the case of time and material contracts or on a percentage completion basis in the case of project-based contracts. Hardware product sales are recognized upon shipment of the product to the manufacturer or end user.

   Divicore's revenues are concentrated among a few customers. In 1998, Dell Computer accounted for approximately 81% of total revenues and 40% of gross profit. ATI Technologies accounted for approximately 6% of total revenues and 27% of gross profit. Revenues from ATI Technologies made a relatively larger contribution to gross profit because revenues from ATI Technologies consisted entirely of license fees. In the three months ended March 31, 1999, Dell Computer, ATI Technologies and Gateway accounted for 73%, 6% and 10% of Divicore's revenues and 34%, 20% and 24% of its gross profit, respectively. While Divicore believes that the number of customers incorporating its technology into their products will grow, Divicore expects that a significant portion of revenue will continue to be concentrated among a relatively small number of customers for the foreseeable future. The revenues from particular customers may vary widely from period to period depending on the addition of new contracts and the volumes and prices at which licensees sell Divicore-enabled products to end users in any given period.

   Divicore sells its products directly to personal computer and consumer electronics manufacturers in the United States and Europe and through a sales representative in Japan. To date, companies based in the Pacific Rim and Europe have accounted for a small portion of Divicore's revenues. Sales outside of the United States have been primarily through U.S. manufacturers that distribute their products to end users overseas.

   In April 1998, Divicore acquired Viona, a German engineering services company. Prior to the acquisition, Divicore had contracted Viona to co-develop its products and a significant portion of its software and systems architecture. The purchase price was approximately $11.4 million, and the acquisition was recorded under the purchase method of accounting. The results of operations of Viona have been included in Divicore's operating results since the date of acquisition. In connection with the acquisition, Divicore expensed $7.9 million of the Purchase Price as acquired in-process research and development. Divicore plans to amortize the remaining goodwill and other intangibles associated with the acquisition over the next four years. See "-- Acquired In-Process Research and Development" and Note 4 of the notes to consolidated financial statements.

   In April 1999, Divicore completed a financing in which it issued convertible securities to Intel of $4.7 million and entered into a license agreement covering certain Intel technology.

   Divicore's future net income and cash flow will also be affected by its ability to apply its net operating losses, which totaled approximately $14.1 million for federal tax reporting purposes as of March 31, 1999, against taxable income in future periods. Due to the uncertainty of Divicore's ability to realize the benefit of the deferred tax assets, the deferred tax assets are fully offset by a valuation allowance. Under the Tax Reform Act of 1986, the use of net operating losses may be impaired or limited in certain circumstances, including a cumulative ownership change of greater than 50% over a three-year period. The consummation of this offering, together with previous equity transactions, will most likely result in a cumulative ownership change of greater than 50%. Accordingly, Divicore's net operating losses incurred prior to this offering that can be used to reduce future taxable income for federal tax purposes will most likely be limited. Future changes of ownership, including this offering, could further limit Divicore's use of net operating losses and could have an adverse effect on its net income and cash flow. Changes in tax laws in the United States or in our status may limit Divicore's ability to use its net operating losses. Any limitation on Divicore's ability to use its net operating losses could harm its business. See Note 15 of the notes to consolidated financial statements.

Results of Operations

   The following table sets forth, for the periods indicated, the percentage of total revenues represented by certain items reflected in Divicore's consolidated statements of operations:

                                                                  Three
                                                                 Months
                                          Year Ended              Ended
                                         December 31,           March 31,
                                      ----------------------   -------------
                                      1996     1997    1998    1998    1999
                                      -----   ------   -----   -----   -----
Revenues:
 License revenues....................   8.0%    19.6%    9.1%     --    18.4%
 Services revenues...................  11.7      1.6     2.2     0.3%    2.8
 Hardware revenues...................  80.3     78.8    88.7    99.7    78.8
                                      -----   ------   -----   -----   -----
Total revenues....................... 100.0    100.0   100.0   100.0   100.0
Cost of revenues.....................  74.8    123.2    81.0    97.9    68.4
                                      -----   ------   -----   -----   -----
Gross profit.........................  25.2    (23.2)   19.0     2.1    31.6
Research and development.............  24.6     26.8    10.3    15.8    13.6
Sales and marketing..................  17.4     17.0     6.5    14.8     9.8
General and administrative...........  28.6     25.0    15.4    16.1     7.6
Depreciation and amortization........   1.1      1.3     3.0     0.5     2.9
Compensation related to stock
 options.............................   --      20.6     0.5     --      --
Acquired in-process research and
 development.........................   --       --     26.1     --      --
                                      -----   ------   -----   -----   -----
Operating loss....................... (46.5)  (113.9)  (42.8)  (45.1)   (2.3)
Interest expense, net................   2.5      2.9     2.4     4.0     0.4
Other income.........................   --      10.5     --      --      --
                                      -----   ------   -----   -----   -----
   Net loss.......................... (49.0)% (106.3)% (45.2)% (49.1)%  (2.7)%
                                      =====   ======   =====   =====   =====

Three Months Ended March 31, 1998 and 1999

   Revenues. Total revenues increased 244% from $3.1 million for the quarter ended March 31, 1998 to $10.8 million for the quarter ended March 31, 1999. License revenues increased to $2.0 million for the quarter ended March 31, 1999, due primarily to growth in license fees associated with Divicore's Software CineMaster 98 product. Services revenues increased from $0.01 million to $0.3 million for the quarter ended March 31, 1999, representing primarily increased customization services related to Divicore's consumer electronics business. Hardware revenues increased 172% from $3.1 million for the quarter ended March 31, 1998 to $8.5 million for the quarter ended March 31, 1999, due primarily to increased market acceptance of Divicore's Hardware Cinemaster 98 product.

   Cost of Revenues. Cost of revenues consist primarily of manufacturing costs associated with Divicore's hardware solution, costs associated with shipment of Divicore's software solution and license fees paid to third parties for technologies incorporated into Divicore's products, including Dolby Digital technology. Cost of revenues increased 140% from $3.1 million for the quarter ended March 31, 1998 to $7.4 million for the quarter ended March 31, 1999. The increase in cost of revenues was primarily due to increased product costs associated with the manufacturing of Divicore's hardware related products and increased sublicense fees associated with the licensing of third party technology.

   Gross Profit. Gross profit increased from $0.07 million for the quarter ended March 31, 1998 to $3.4 million for the quarter ended March 31, 1999, primarily due to increased revenues. As a percentage of total revenues, gross profit increased from 2% for the quarter ended March 31, 1998 to 32% for the quarter ended March 31, 1999, primarily as a result of a higher proportion of license revenues associated with Divicore's transition during this quarter to a business model based on licensing its technology rather than direct sales of hardware products.

   Research and Development Expenses. Research and development expenses consist primarily of engineering and related costs associated with the development of new products, customization of existing products for customers, quality assurance and testing. Research and development expenses increased 194%, from $0.5 million for the quarter ended March 31, 1998 to $1.5 million for the quarter ended March 31, 1999. As a percentage of total revenues, research and development expenses decreased from 16% to 14%. The increase in research and development expenses in absolute dollars was due primarily to supporting an expanded customer base and additional new products. The decrease in research and development expenses as a percentage of total revenues resulted primarily from Divicore's increased revenue base. Divicore expects research and development expenses to continue to increase in absolute dollars in 1999 compared to 1998 as Divicore adds additional engineering staff and capabilities.

   Sales and Marketing Expenses. Sales and marketing expenses consist primarily of salaries, travel expenses and costs associated with trade shows, advertising and other marketing efforts, as well as technical support costs. Sales and marketing expenses increased 128% from $0.5 million for the quarter ended March 31, 1998 to $1.1 million for the quarter ended March 31, 1999. As a percentage of total revenues, sales and marketing expenses decreased from 15% to 10%. The increase in absolute dollars was primarily due to the building of the sales and marketing teams in the United States and the increased emphasis on enhancing market awareness. The decrease in sales and marketing expenses as a percentage of total revenues resulted primarily from Divicore's increased revenue base. Divicore expects sales and marketing expenses to increase in absolute dollars in 1999 compared to 1998.

   General and Administrative Expenses. General and administrative expenses consist primarily of personnel and support costs for Divicore's finance, human resources, information systems and other management departments. General and administrative expenses increased 66% from $0.5 million for the quarter ended March 31, 1998 to $0.8 million for the quarter ended March 31, 1999. As a percentage of total revenues, general and administrative expenses decreased from 16% to 8%. The increase in absolute dollars was primarily due to expenditures on administrative infrastructure to support Divicore's growing business operations. General and administrative expenses decreased as a percentage of total revenues primarily due to Divicore's increased revenue base. Divicore expects general and administrative expenses to increase in absolute dollars in 1999 compared to 1998 as it continues to build the necessary infrastructure to support its business operations and incurs greater legal and accounting expenses as a public company.

   Deferred Stock Compensation. In September 1998 and February 1999, Divicore recorded $0.8 million and $0.5 million, respectively, of deferred stock compensation in connection with grants of stock options. Divicore will amortize this amount as compensation expense over the four year vesting period of the options which will approximate $0.08 million per quarter.

   Depreciation and Amortization Expense. Divicore recorded depreciation and amortization expense of $0.3 million for the quarter ended March 31, 1999 primarily related to the goodwill recorded as part of the Viona acquisition. See "--Acquired In-Process Research and Development Expense."

Years Ended December 31, 1997 and 1998

   Revenues. Total revenues increased 344% from $6.8 million in 1997 to $30.3 million in 1998. License revenues increased 107% from $1.3 million in 1997 to $2.8 million in 1998, primarily due to Divicore's launch of its first software solution. Services revenues increased 515% from $0.1 million in 1997 to $0.7 million in 1998, primarily due to the completion of one large engineering services contract in 1997. Hardware revenues increased 399% from $5.4 million in 1997 to $26.8 million in 1998, primarily due to increased market acceptance of Divicore's products, and significant sales to Dell Computer which incorporated Divicore's solution into a particular line of personal computers.

   Cost of Revenues. Cost of revenues increased 192%, from $8.4 million in 1997 to $24.5 million in 1998. The increase in cost of revenues was primarily due to increased product costs associated with the manufacturing of Divicore's hardware related products and increased sublicense fees associated with the license of third party technology.

   Gross Profit. Gross profit increased from a negative $1.6 million in 1997 to $5.7 million in 1998. As a percentage of total revenues, gross profit increased from a negative 23% to 19% in 1998. The increase in gross profit both in absolute dollars and as a percentage of total revenues was primarily due to growth in Divicore's software and license business and the growth in sales of hardware subsystems.

   Research and Development Expenses. Research and development expenses increased 71% from $1.8 million in 1997 to $3.1 million in 1998. As a percentage of total revenues, research and development expenses decreased from 27% in 1997 to 10% in 1998. The increase in research and development expenses in absolute dollars was due primarily to increased headcount associated with customer delivery, new product development and advanced research and development. The decrease in research and development expenses as a percentage of total revenues resulted primarily from Divicore's increased revenue base.

   Sales and Marketing Expenses. Sales and marketing expenses increased 70% from $1.2 million in 1997 to $2.0 million in 1998. As a percentage of total revenues, sales and marketing expenses decreased from 17% to 6%. The increase in absolute dollars was primarily due to the building of the sales and marketing teams in the United States and the increased emphasis on enhancing market awareness. The decrease in sales and marketing expenses as a percentage of total revenues resulted primarily from Divicore's shift from a retail-oriented distribution model which required greater advertising expenses and from Divicore's increased revenue base.

   General and Administrative Expenses. General and administrative expenses increased 173% from $1.7 million in 1997 to $4.7 million in 1998. As a percentage of total revenues, general and administrative expenses decreased from 25% to 15%. The increase in absolute dollars was primarily due to expenditures on administrative infrastructure to support Divicore's growing business operations. The decrease in general and administrative expenses as a percentage of total revenues was primarily due to Divicore's increased revenue base.

   Depreciation and Amortization Expense. Divicore recorded depreciation and amortization expense in 1998 of $0.9 million primarily related to the goodwill recorded as part of the Viona acquisition. Additionally Divicore wrote off $7.9 million of acquired in-process research and development. See "--Acquired In-Process Research and Development."

Years Ended December 31, 1996 and 1997

   Revenues. Total revenues increased 63% from $4.2 million in 1996 to $6.8 million in 1997. License revenues increased 299% from $0.3 million in 1996 to $1.3 million in 1997. The increase in license revenues was primarily due to the addition of a large licensing customer. Services revenues decreased from $0.5 million in 1996 to $0.1 million in 1997. Hardware revenues increased 60% from $3.4 million in 1996 to $5.4 million in 1997. The increase in hardware revenues was primarily due to increased market acceptance of Divicore's software solutions with supporting hardware platform designs.

   Cost of Revenues. Cost of revenues increased 168% from $3.1 million in 1996 to $8.4 million in 1997. The increase in cost of revenues was primarily due to increased product costs associated with the manufacturing of Divicore's hardware related products.

   Gross Profit. Gross profit decreased from $1.1 million in 1996 to a negative $1.6 million in 1997. The decrease in gross profit both in absolute dollars and as a percentage of total revenues was primarily due to the expenses associated with obsolete inventory and price protection.

   Research and Development Expenses. Research and development expenses increased 77% from $1.0 million in 1996 to $1.8 million in 1997. As a percentage of total revenues, research and development expenses increased from 25% in 1996 to 27% in 1997. The increase in research and development expenses in absolute dollars and as a percentage of total revenues was due primarily to increased headcount associated with customer delivery, new product development and advanced research and development.

   Sales and Marketing Expenses. Sales and marketing expenses increased from $0.7 million in 1996 to $1.2 million in 1997. As a percentage of total revenues, sales and marketing expenses remained constant at 17% in 1996 and 1997.

   General and Administrative Expenses. General and administrative expenses increased 43% from $1.2 million in 1996 to $1.7 million in 1997. As a percentage of total revenues, general and administrative expenses decreased from 29% to 25%. The increase in absolute dollars was primarily due to expenditures on administrative infrastructure to support Divicore's growing business operations. The decrease in general and administrative expenses as a percentage of total revenues was primarily due to Divicore's increased revenue base.

Quarterly Results of Operations

   The following tables present certain unaudited quarterly consolidated statements of operations data, both in absolute dollars and as a percentage of revenues, for the eight quarters ended March 31, 1999. In the opinion of management, this information has been presented on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus, and all necessary adjustments have been included in the amounts stated below to present fairly the unaudited quarterly results when read in conjunction with the audited consolidated financial statements of Divicore. Results of operations for any quarter are not necessarily indicative of the results to be expected for the entire fiscal year or for any future period.

                                                        Quarter Ended
                          -------------------------------------------------------------------------------------
                          June 30,   Sept. 30,  Dec. 31,   Mar. 31,   June 30,   Sept. 30,  Dec. 31,   Mar. 31,
                            1997       1997       1997       1998       1998       1998       1998       1999
                          --------   ---------  --------   --------   --------   ---------  --------   --------
                                                       (In thousands)
Consolidated Statement
 of Operations Data:
Revenues:
 License revenues.......  $   405     $   132   $   --     $   --     $    833    $1,204    $   733     $1,985
 Services revenues......       56           7         6         10         154       513        --         305
 Hardware revenues......    2,834       1,398       612      3,133       3,867     8,091     11,750      8,522
                          -------     -------   -------    -------    --------    ------    -------     ------
Total revenues..........    3,295       1,537       618      3,143       4,854     9,808     12,483     10,812
Cost of revenues........    4,347         808     1,811      3,077       3,713     7,413     10,343      7,399
                          -------     -------   -------    -------    --------    ------    -------     ------
Gross profit............   (1,052)        729    (1,193)        66       1,141     2,395      2,140      3,413
Research and
 development............      432         497       513        498         944       697        982      1,465
Sales and marketing.....      289         262       259        465         476       478        545      1,062
General and
 administrative.........      384         378       765        505       1,201     1,318      1,649        837
Depreciation and
 amortization...........       12          13        13         15         281       297        313        314
Compensation related to
 stock options..........      --        1,408       --         --          --        --         139        --
Acquired in-process
 research and
 development............      --          --        --         --        7,900       --         --         --
                          -------     -------   -------    -------    --------    ------    -------     ------
Operating loss..........   (2,169)     (1,829)   (2,743)    (1,417)     (9,661)     (395)    (1,488)      (265)
Interest expense, net...       31          38       101        127         350        95        150         45
Other income............      716         --        --         --          --        --         --         --
                          -------     -------   -------    -------    --------    ------    -------     ------
   Net loss.............  $(1,484)    $(1,867)  $(2,844)   $(1,544)   $(10,011)   $ (490)   $(1,638)    $ (310)
                          =======     =======   =======    =======    ========    ======    =======     ======
As a Percentage of Total
 Revenues:
Revenues:
 Licensing revenues.....     12.3 %       8.6 %     --  %      --  %      17.1 %    12.3 %      5.9 %     18.4 %
 Service revenues.......      1.7         0.4       1.0        0.3         3.2       5.2        --         2.8
 Hardware revenues......     86.0        91.0      99.0       99.7        79.7      82.5       94.1       78.8
                          -------     -------   -------    -------    --------    ------    -------     ------
Total revenues..........    100.0       100.0     100.0      100.0       100.0     100.0      100.0      100.0
Cost of revenues........    131.9        52.6     293.0       97.9        76.5      75.6       82.9       68.4
                          -------     -------   -------    -------    --------    ------    -------     ------
Gross profit............    (31.9)       47.4    (193.0)       2.1        23.5      24.4       17.1       31.6
Research and
 development............     13.1        32.3      83.0       15.8        19.5       7.1        7.9       13.6
Sales and marketing.....      8.8        17.0      41.9       14.8         9.8       4.9        4.4        9.8
General and
 administrative.........     11.7        24.6     123.8       16.0        24.8      13.4       13.2        7.6
Depreciation and
 amortization...........      0.3         0.8       2.1        0.5         5.8       3.0        2.5        2.9
Compensation related to
 stock options..........      --         91.6       --         --          --        --         1.1        --
Acquired in-process
 research and
 development............      --          --        --         --        162.7       --         --         --
                          -------     -------   -------    -------    --------    ------    -------     ------
Operating loss..........    (65.8)     (118.9)   (443.8)     (45.0)     (199.1)     (4.0)     (12.0)      (2.3)
Interest expense, net...      0.9         2.5      16.3        4.1         7.2       1.0        1.2        0.4
Other income............     21.7         --        --         --          --        --         --         --
                          -------     -------   -------    -------    --------    ------    -------     ------
   Net loss.............    (45.0)%    (121.4)%  (460.1)%    (49.1)%    (206.3)%    (5.0)%    (13.2)%     (2.7)%
                          =======     =======   =======    =======    ========    ======    =======     ======

   Hardware revenues decreased in the quarters ending September 30, 1997 and December 31, 1997 from prior periods due to Divicore's transition away from distributors and retail customers towards top tier personal computer manufacturer customers. License revenues increased $1.3 million in the quarter ending March 31, 1999 from the immediately preceding quarter due to the Company's transition towards a licensing model. License revenues increased $0.4 million in the quarter ending September 30, 1998 primarily due to revenues from a large up-front license fee. Hardware revenues decreased $3.2 million in the quarter ending March 31, 1999 from the immediately preceding quarter primarily due to Divicore's transition away from a hardware sales model towards a licensing model. Cost of revenues increased $1.0 million in the quarter ending December 31, 1997 from the immediately preceding quarter due to the write-off of inventory and price protection associated with Divicore's transition away from the retail distribution channel. Gross profit decreased by $0.3 million in the quarter ending December 31, 1998 from the immediately preceding quarter. The decline, both in absolute dollars and as a percentage of revenues, was primarily due to large upfront license fees received in the preceding quarter. In April 1998, Divicore expensed $7.9 million of the purchase price as acquired in-process research and development in connection with the acquisition of Viona. The increases in general and administrative expense beginning in the quarter ending June 30, 1998 are primarily the result of increased personnel, higher facility costs and professional fees to support the growth of Divicore's infrastructure. General and administrative expenses declined by $0.8 million for the quarter ended March 31, 1999 as compared to the immediately preceding quarter primarily due to reclassification of overhead costs in order to more accurately reflect departmental reporting and one time fees for professional services. The increase in depreciation and amortization expense beginning in the quarter ending June 30, 1998 is the result of the amortization of goodwill and other intangible assets in connection with the acquisition of Viona in April 1998. Compensation expense related to stock options in the quarters ending September 30, 1997 and December 31, 1998 relates to stock options granted to certain employees of Divicore at less than the estimated fair market value of Divicore's common stock on the date of grant.

   Divicore's business is subject to a variety of risks, including but not limited to: variations in demand for Divicore's products; the timing of sales of Divicore's products and the timing of releases of new personal computer systems, consumer electronics devices and semiconductors that incorporate Divicore's products; delays in introducing new products; changes in Divicore's pricing policies or the pricing policies of Divicore's competitors; the timing and accuracy of royalty reports received from Divicore's customers and the execution of individual contracts, particularly large contracts that materially affect Divicore's operating results in a given quarter; changes in the usage of digital media; Divicore's ability to develop and attain market acceptance of enhancements to Divicore's CineMaster products; new product introductions by competitors; the mix of license, services and hardware revenues; the mix of domestic and international sales; costs related to acquisitions of technologies or businesses; Divicore's ability to attract, integrate, train, retain and motivate a substantial number of sales and marketing, research and development, administrative and product management personnel; Divicore's ability to expand its operations; and global economic conditions as well as those specific to personal computer, consumer electronics, peripherals and semiconductor manufacturers and other providers of digital video and audio stream management solutions. If any of these risks were to materialize, Divicore's quarterly and annually operating results could be materially adversely affected.

Acquired In-Process Research and Development

   In April 1998, Divicore completed the acquisition of Viona, a company specializing in the development of digital video technology. Divicore paid $6.1 million in cash, of which $2.6 million was paid at closing, $2.1 million will be paid during 1999, and $1.4 million will be paid in equal installments at the end of each of the next three fiscal years, issued 1,204,820 shares of Divicore's common stock valued at $4.8 million and incurred transaction costs of $0.8 million. For accounting purposes, payments due in future periods have been discounted.

   The acquisition of Viona was recorded under the purchase method of accounting. A portion of the purchase price was allocated to in-process research and development technology, which resulted in a charge of approximately $7.9 million to Divicore's operations in April 1998. The in-process research and development technology was valued using a cash flow model, under which projected income and expenses attributable to the purchased technology were identified, and potential income streams were discounted using a 30%-35% discount rate for risks, probabilities and uncertainties, including the stage of development of the technology, viability of target markets and other factors.

   As of the acquisition date, Viona was conducting significant ongoing research and development into five new software and hardware products including enhancements to the existing digital video and audio system solutions previously developed by Divicore. At the date of acquisition, these projects had not reached technological feasibility and there was no alternative future use for them. The five research and development projects included:

    . CineMaster LC Hardware DVD Decoder, a single circuit board or card that can be added to a personal computer to allow the personal computer to process digital video signals. At the time of the acquisition, Viona was conducting research and development to integrate this product into a single chip-based design in an effort to reduce manufacturing costs and to improve playback performance quality. This research and development project had completed only alpha testing and was approximately 80% complete at the date of acquisition. Viona had incurred approximately $117,000 of research and development expense and estimated that $35,000 would be required to complete the development of the project. Development was completed during 1998.

    . CE DVD Set-top Player/Portable Player, a DVD playback set-top reference design for equipment manufacturers which was expected to provide full DVD playback capabilities such as fast forward, rewinding, multi-language and surround sound audio. At the time of the acquisition, this project had not yet completed alpha testing and there was significant uncertainty of completion. Divicore estimated that the project was approximately 5% complete. Viona had incurred approximately $30,000 of research and development expense and estimated that $500,000 would be required to complete the development of the project. Development is expected to be completed within the next twelve months.

    . DVD Software Encoder, a software solution to enable the processing of digital video signals which is designed to eliminate the need for a DVD encoder chip or circuit board by utilizing software to record DVD and video streams on a personal computer. At the time of the acquisition, this project had not yet completed alpha testing and there was significant uncertainty of completion. Divicore estimated that the project was approximately 40% complete. Viona had incurred approximately $121,000 of research and development expense and estimated that $203,000 would be required to complete the development of the project. Development is expected to be completed within the next twelve months.

    . HDTV Hardware Decoder, a circuit board or card that could enable personal computers to process HDTV signals. At the time of the acquisition, this project had not yet completed alpha testing and there was significant uncertainty of completion. Divicore estimated that the project was approximately 35% complete. Viona had incurred approximately $63,000 of research and development expense and estimated that $111,000 would be required to complete the development of the project. Development is expected to be completed within the next twelve months.

    . HDTV Software Decoder, a software solution designed to allow a personal computer to process HDTV signals without the need for a hardware solution. At the time of the acquisition, this project had not yet completed alpha testing and there was significant uncertainty of completion. Divicore estimated that the project was approximately 15% complete. Viona had incurred approximately $15,000 of research and development expense and estimated that $150,000 would be required to complete the development of the project. Development is expected to be completed within the next twelve months.

   The efforts required to develop the acquired in-process technology into commercially viable products principally relate to the completion of all planning, designing and testing activities that are necessary to establish that the products can meet their design requirements, including function, features and technical performance requirements.

   Divicore based its determination of the acquired in-process technology allocation on recently issued guidance by the Securities and Exchange Commission and considered such factors as degree of completion, technological uncertainties, costs incurred and projected costs to complete. Acquired in-process technology projects continue to progress, in all material respects, consistent with management's original assumptions used to value the acquired in-process technology. See Note 4 of Notes to Consolidated Financial Statements.

Liquidity and Capital Resources

   Since inception, Divicore has financed its operations primarily through the issuance and sale of debt and equity securities to investors. As of March 31, 1999 Divicore had approximately $2.2 million in cash and cash equivalents.

   Net cash provided by operating activities for the three months ended March 31, 1999 was $0.9 million. Net cash used by operating activities for the three months ended March 31, 1998 and the years ended 1996, 1997 and 1998 was $2.1 million, $2.0 million, $2.5 million and $9.7 million, respectively. Cash used in operating activities in each of these periods was primarily the result of net losses, adjusted for non-cash items, including in 1997 and 1998 compensation expense; in 1998, acquired in-process research and development expense; and in 1998 and the three months ending March 31, 1999, depreciation and amortization expense primarily related to the goodwill recorded with the acquisition of Viona, offset by increases in accounts receivable and increases in inventory associated with the increase in hardware sales.

   Net cash provided by investing activities for the three months ended March 31, 1999 was $8,000. Net cash used by investing activities for the three months ended March 31, 1998 and the years ended 1996, 1997 and 1998 was $0.06 million, $0.1 million, $0.03 million and $4.0 million, respectively. Cash used in investing activities in each period consisted primarily of net purchases of furniture and equipment. In 1998, cash used in investing activities also included the costs associated with the Viona acquisition.

   Net cash provided by financing activities for the three months ended March 31, 1998 and 1999 and the years ended 1996, 1997 and 1998 was $4.2 million, $0.3 million, $2.1 million, $3.0 million and $14.2 million, respectively. Cash provided by financing activities was primarily attributable to net proceeds from the issuance of debt and equity securities to investors.

   As of March 31, 1999, the Company's principal commitments consisted of obligations outstanding under equipment leases and notes payable to partially fund its operations and capital purchases. The equipment leasing arrangements consist primarily of Divicore paying rental fees to third party leasing providers at interest rates between 15% to 18%, that maintain title to the leased equipment. In most cases, there are no obligations for Divicore to purchase the equipment at the end of the term. Although the Company has no material commitments for capital expenditures, it anticipates a substantial increase in its capital expenditures and lease commitments consistent with anticipated growth in operations, infrastructure and personnel. In addition, Divicore has approximately $2.5 million at March 31, 1999 of payments due over the next two years to the former owners of Viona.

   As of March 31, 1999, Divicore had a $5 million line of credit with Silicon Valley Bank. Under the terms of the line of credit, borrowings are subject to a percentage of "eligible" accounts receivable and inventory, as defined in the credit documentation, and bear interest at a rate of prime plus 1% per annum (8.75% at December 31, 1998). In addition, Divicore must comply with certain financial covenants. At March 31, 1999, approximately $1.3 million was outstanding and $1.7 million was available under the line of credit. Divicore was not in compliance with all material covenants under the agreement, but has received a waiver from the lender. This line of credit expires in July 2000. Silicon Valley Bank has senior security interest in substantially all of the assets of Divicore.

   Divicore presently anticipates that the net proceeds from this offering, together with existing sources of liquidity and cash anticipated to be provided by operations, if any, together with borrowings available under its line of credit, will be adequate to meet its cash needs for at least the next twelve months.

Year 2000 Compliance

   Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

   Although Divicore's products, intellectual property and related designs have no inherent time or date function, Divicore initiated a comprehensive assessment of its Year 2000 readiness in March 1999. In parallel, Divicore has recently started to implement programs to make both its information technology and its non-information technology processes Year 2000 compliant. In addition, Divicore has recently replaced its internal computer systems and operating and applications software. Each of the suppliers of these systems and software has indicated to Divicore that it believes its products are Year 2000 compliant. Divicore expects to complete changes to critical systems by the third quarter of calendar year 1999. Divicore believes that it has allocated sufficient resources for its Year 2000 compliance efforts.

   To date, Divicore has not incurred any material expenditures in connection with identifying, evaluating or addressing Year 2000 compliance issues. Most of Divicore's expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees in the evaluation process and Year 2000 compliance matters generally. At this time, Divicore does not possess the information necessary to estimate the potential costs of revisions to its systems should such revisions be required or the replacement of third-party software, hardware or services that are determined not to be Year 2000 compliant. Although Divicore does not anticipate that such expenses will be material, such expenses, if higher than anticipated, could harm its business.

   Moreover, Divicore may discover Year 2000 compliance problems in its systems that will require substantial revision. In addition, third-party software, hardware or services incorporated into Divicore's information systems may need to be revised or replaced, all of which could be time-consuming and expensive. The failure of Divicore to fix or replace its third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs, the loss of customers and other business interruptions.

   As discussed above, Divicore is engaged in an ongoing Year 2000 assessment and has not yet developed any contingency plans. The results of Divicore's Year 2000 assessment will be taken into account in determining the nature and extent of any contingency plans.

Recent Accounting Pronouncements

   In March 1998, the American Institute of Certified Public Accountants, or AICPA, issued Statement of Positions, or SOP, No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP No. 98-1 requires entities to capitalize certain costs related to internal-use software once certain criteria have been met. The adoption of SOP No. 98-1 did not have a material effect on Divicore's capitalization policy.

   In April 1998, the AICPA issued SOP No. 98-5, Reporting on the Costs of Start-Up Activities. SOP No. 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, all start-up costs that were capitalized in the past must be written off when SOP No. 98-5 is adopted. Divicore has expensed these costs historically, therefore, the adoption of SOP No. 98-5 did not have a material impact on Divicore's financial position or results of operations.

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard, or SFAS, No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes methods for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. Because Divicore does not currently hold any derivative instruments and does not engage in hedging activities, Divicore expects that the adoption of SFAS No. 133 will not have a material impact on its financial position or results of operations. Divicore will be required to implement SFAS No. 133 for the year ending December 31, 1999.

   In December 1998, the AICPA issued SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with respect to Certain Transactions. SOP 98-9 amends SOP 97-2 and SOP 98-4 extending the deferral of the application of certain provisions of SOP 97-2 amended by SOP 98-4 through fiscal years beginning on or before March 15, 1999. All other provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. Divicore does not expect the adoption of SOP 98-9 to have a material effect on its results of operations or financial condition.

Qualitative and Quantitative Disclosures About Market Risk

   Divicore develops products in the United States and sells such products in North America, Asia and Europe. As a result, Divicore's financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. As all sales are currently made in U.S. dollars, a strengthening of the dollar could make Divicore's products less competitive in foreign markets. Divicore does not use derivative instruments to hedge its foreign exchange risk. Divicore's interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of its investments are in short-term instruments. Due to the nature of Divicore's short-term investments, Divicore has concluded that there is no material market risk exposure. Therefore, no quantitative tabular disclosures are required.

                                    BUSINESS

   Divicore designs, develops, licenses and markets innovative core-based modular software solutions that enable digital video and audio stream management in personal computer systems and consumer electronics devices. Divicore also licenses supporting hardware designs to selected customers and provides customization services and customer support. Divicore's solutions enable decoding (playback) and encoding (recording) of multimedia formats such as digital versatile disk, or DVD; direct broadcast satellite, or DBS, or its European counterpart, digital video broadcasting, or DVB; and high definition television, or HDTV, on existing personal computer and consumer electronics platforms. Divicore's digital solutions incorporate industry standards for video and audio compression, independent of operating systems and silicon components, and are built using the same powerful, easily customizable and modular software architecture. As digital technology continues to evolve and standards change, Divicore can add new modules to its software to provide additional functionality without requiring the altering of existing core components of its digital solution. Moreover, Divicore's modular approach provides its customers with enhanced flexibility and adaptability that enables the rapid introduction of new products to market. Divicore intends to leverage the flexibility of its products to capitalize on the shift from analog to digital content across the media and entertainment industries.

   Divicore's products focus on two important markets, the personal computer market and the consumer electronics market. Divicore's products integrate the same high-performance software architecture and code base across multiple applications in each market. This allows personal computer and consumer electronics manufacturers to achieve faster time-to-market, to cross-market their product offerings, to develop a customizable, consistent look and feel across product lines and to reduce technical support costs. In the personal computer market, Divicore's current products consist of high-performance digital video and audio decoding and encoding solutions. In the consumer electronics market, Divicore's current product is a high-performance software solution with multiple supporting hardware platform designs that provides digital audio and video stream management. Divicore's digital solutions provide personal computer and consumer electronics manufacturers with a foundation to support future components, operating systems and functionalities in a rapid and cost effective manner.

   Our DVD solutions are incorporated into the products of seven of the top ten personal computer manufacturers, based on total unit sales. Personal computer and peripherals manufacturers currently shipping Divicore's products include ATI Technologies Inc., Compaq Computer Corporation, Dell Computer Corporation, Fountain Technologies, Inc., Fujitsu Microelectronics, Inc., Gateway 2000, Inc., Hewlett-Packard Company, Micron Electronics, Inc. and Packard Bell NEC Europe, Consumer electronics manufacturers that have agreed to incorporate Divicore's technology include Tottori-Sanyo Electric Co., Ltd. (a subsidiary of Sanyo Electronics Corporation, Inc.) and Yamaha Corporation of America. Divicore also has strategic relationships with ATI Technologies, Dolby Laboratories, Inc., Intel Corporation and STMicroelectronics.

Industry Background

   Historically, the personal computer and consumer electronics industries addressed video and audio content using different technologies. The personal computer developed around digital technology using the central processing unit, or CPU, which was initially expensive and unable to simultaneously run the operating system and manipulate video and audio inputs at satisfactory performance levels. As a result, digital video content was managed by a stand-alone semiconductor device or module. In contrast, the consumer electronics industry evolved using lower cost analog solutions that were able to provide acceptable performance, but were typically passive and did not permit the users to edit or enhance the content. Advances in semiconductor technology have dramatically lowered the price of high performance microprocessors, allowing personal computers and consumer electronics devices to employ software solutions to manage video and audio streams in a digital format without overburdening their CPUs. Moreover, today, when evaluating a digital personal computer or consumer electronics device, consumers are increasingly demanding digital video and audio capabilities such as

3-D graphics, editing and compression. Analog formatted devices cannot provide these capabilities. Meanwhile, digital formats have emerged that provide higher image resolution and quality, the opportunity to deliver a wide range of new services and content, more efficient use of limited transmission spectrums and the ability to deliver customized and interactive services. As a result, a growing number of personal computer and consumer electronics manufacturers are storing, accessing and playing video and audio streams in a digital format.

   A number of trends are accelerating the migration of manufacturers from analog to digital technology, including advances in technology, the evolution of standards, government and private initiatives and the increasing availability of content.

    . Advances in Technology. In the past, multiple silicon devices were needed to process digital video and audio streams. As silicon technology progressed, in many instances one such device was needed. Today, as microprocessor computing speeds continue to increase, software-only solutions are capable of providing video and audio stream management at a lower cost and at a performance level indistinguishable from dedicated silicon approaches.

    . Evolution of Standards. Historically, a significant barrier to the growth of digital video and audio technology was the lack of widely accepted technological standards. Today, industry participants have adopted a video compression standard known as MPEG-2 that enables video and audio compression for digital transmission and storage. MPEG-2 is currently deployed as the DVD solution in personal computers and DVD players and has been adopted as the standard for digital television, or DTV, and HDTV. In addition, Dolby Digital, formerly known as AC-3, designed by Dolby Laboratories, has emerged as an industry standard for audio compression.

    . Government and Private Initiatives. A number of government and private initiatives have also emerged to fuel the shift from analog to digital technology. For example, the cable television industry has adopted the "OpenCable" standard under which digital cable boxes will be manufactured and sold through retail channels similar to personal computers and television sets, thereby creating a new product market. Also, under the Telecommunications Act of 1996, all broadcasters are required to change their broadcasting formats to digital and to cease carrying analog broadcasts by 2006. This will require every owner of an analog television set to purchase either a new digital television set or a digital converter box in the next seven years.

    . Increasing Availability of Content. The introduction of many forms of stand-alone content for digital media will lead consumers to shop for devices, such as DVD players and recorders, digital cable set-top devices and digital television sets, on which such content can be seen, heard, edited and stored. Already, there are over 2,300 movie titles available in DVD format. The recording industry has adopted the DVD format to be used in next-generation audio devices. Cable television providers have adopted content strategies intended to capitalize on the trend toward digital technology through increased channel capacity and higher-resolution, interactive digital programming.

   Advances in microprocessor speed and capacity coupled with the shift to digital technology are leading the personal computer and consumer electronics markets to converge at an accelerating pace. As the personal computer and consumer electronics industries converge, two major trends have emerged. First, the integration of video and audio streams with digital technology is increasing the complexity of product design. Second, products have shorter life cycles as a result of rising digital processing capabilities, falling prices of semiconductors and rapidly improving software. In the past, consumer electronics products relied on multiple special-purpose silicon devices to provide the necessary system performance, with each device performing a particular function such as video or audio decoding. Similarly, the personal computer industry has historically been driven by the latest in semiconductor innovation and has timed product introductions around microprocessor advances, which typically have occurred twice a year. These dedicated silicon strategies carried two major risks: high product development cost and premature product obsolescence. The risk of high product development cost came from the time and effort required to adapt a silicon-based solution to address each new feature or product platform. The risk of product obsolescence resulted from the fixed-function nature of a dedicated silicon solution and the inability of manufacturers to rapidly change product offerings in light of changes in consumer preferences for applications or functionality. As the speed of microprocessors increased, the ability to shift more and more complex tasks from dedicated silicon devices to software increased. As a result, personal computer and consumer electronics manufacturers are now able to use digital solutions with a more-adaptable and inexpensive software-only format, giving them the flexibility to innovate without the risk of quick obsolescence.

   Divicore believes that personal computer and consumer electronics manufacturers are seeking to leverage their expertise and brand recognition in order to deliver digital products that provide a new set of choices for consumers in new markets. For example, all existing television sets, video cassette recorders, stereos, set-top boxes and personal computers are candidates for upgrade to digital technologies. In order to enter into these new markets and capitalize on upgrade cycles for these products, personal computer and consumer electronics manufacturers are seeking new digital product solutions that permit rapid time-to-market with the latest features and functionality. Divicore believes that these product solutions must be extensible and have a customizable architecture that allows product differentiation and facilitates migration across product lines and markets. In particular, in order to keep pace with the rapidly-changing product cycles of personal computer and consumer electronics manufacturers and be cost effective, these product solutions must rely on platform-independent software and not on dedicated silicon device designs and their associated operating systems.

The Divicore Solution

   Divicore designs, develops, licenses and markets innovative core-based modular software solutions and supporting hardware designs that enable digital video and audio stream management in personal computer systems and consumer electronics devices. Divicore's solution contains high-performance digital video and audio decoding and encoding engines that implement complex synchronization and optimization algorithms, which, in turn, enable decoding and encoding of media formats such as DVD, DBS/DVB and HDTV on existing personal computer and consumer electronics platforms. Divicore's digital solutions incorporate industry standards for video and audio compression and are independent of operating systems and silicon components. By using Divicore's solution, its customers can provide various video and audio processes normally completed by dedicated silicon devices with software modules at a fraction of the cost.

   Divicore believes that its digital solutions provide a number of significant advantages for personal computer and consumer electronics manufacturers. Divicore's personal computer and consumer electronics products are built using the same powerful, easily customizable and modular software architecture. This modular approach provides Divicore's customers with enhanced flexibility, enabling them to rapidly introduce products to market. In addition, using Divicore's software solutions frees these customers from semiconductor design cycles. As digital technology evolves and standards change, Divicore can add new modules to its software to address the changes without needing to alter existing components of its digital solution.

   Examples of how Divicore's digital solutions are being implemented include:

    . In the personal computer market, Dell Computer uses Divicore's DVD decoding solutions in all of its DVD-enabled desktop personal computers. Dell Computer has migrated Divicore's solution across multiple product cycles through Divicore's customization and optimization services, even when the different cycles involve changing graphics requirements and different microprocessors. The Divicore digital solution allows Dell Computer to use the same user interface in each of these DVD-enabled product lines while maintaining high quality video and audio performance and rapid time-to-market delivery.

    . In the consumer electronics market, Sanyo Electronics, by using Divicore's software solution and supporting hardware platform design, can now offer high quality video and audio performance together with significant cost savings in its DVD players. Divicore's technology is designed to enable Sanyo Electronics to migrate this platform to accommodate additional technologies such as DBS/DVB, DTV and HDTV.

Strategy

   Divicore's strategy is to be the leading global provider of digital video and audio solutions to personal computer and consumer electronics manufacturers. Divicore believes that the most effective way to achieve its strategy is to become an intellectual property company that licenses its technology to manufacturers that will, in turn, use Divicore's solutions to penetrate very large personal computer and consumer electronics markets. Key elements of Divicore's strategy include:

   Grow License Business Model Among Top Tier Personal Computer and Consumer Electronics Manufacturers. Divicore's strategy is to license its software solutions and supporting hardware designs to leading personal computer and consumer electronics manufacturers. Divicore believes that the success of its manufacturing customers in the digital video and audio markets will continue to validate its technology. Divicore intends to leverage its existing customer relationships into additional product lines and to seek out additional personal computer and consumer electronics manufacturers as customers. Divicore believes that its license model avoids the pitfalls of manufacturing, storing and distributing hardware-based digital solutions while simultaneously increases profitability. Divicore also believes that by developing customized solutions in partnership with its customers, it will avoid commoditization of its products.

   Extend Technological Leadership. Divicore has established its line of CineMaster products as a leading DVD solution for the personal computer market. Divicore's experience in providing digital video and audio technologies has enabled it to stay at the forefront of the transition to digital technologies. For example, Divicore believes it was the first company to display a working DVD decode solution on a personal computer, the first company to demonstrate an HDTV decode solution on a personal computer and the first company to display an all-software HDTV decode solution. Divicore intends to continue to invest in research and development both internally and in conjunction with its customers and strategic partners in order to maintain its technological leadership, improve its current product offerings and leverage its proprietary technologies.

   Leverage Technology and Expertise into New Markets. Divicore intends to leverage its modular software solutions and DVD expertise into multiple consumer electronics markets, such as the emerging DTV, HDTV, DBS/DVB and digital cable markets. Divicore believes that these markets will undergo dramatic growth in the next few years and that the extensibility of its products across multiple digital markets will provide it with an advantage over competitors focused on a single product, technology or market. In the future, Divicore plans to supplement its distribution channel by establishing an Internet presence to maximize direct contact with its customers, facilitate electronic sales of its products and sell associated products directly to end users.

   Focus on Strategic Relationships. Divicore's solutions are incorporated into the products of seven of the top ten personal computer manufacturers and two leading consumer electronics manufacturers. In addition, Divicore has established strategic relationships with leading technology companies, such as ATI Technologies, Dolby Laboratories, Intel and STMicroelectronics. Divicore believes these industry relationships better position it to stay abreast of industry trends, respond to the needs of its customers, provide input into industry standards and improve its product planning process. Divicore intends to continue to develop its existing strategic relationships and develop new strategic relationships in targeted areas.

Technology

   Divicore has designed its digital video and audio stream management solutions to be independent of the hardware platform on which they run. Divicore's designs are based on an object-oriented modular architecture, whereby each of the technical standards that are used for various digital media is addressed through a separate module of Divicore's software. For example, compliance with MPEG-2 and Dolby Digital has been achieved through completely discrete components of Divicore's software that can be "plugged in" to each other or to other modules addressing other standards or features of Divicore's products. Furthermore, each of these modules can address particular semiconductors or central processing units (CPUs) as needed. As a result, Divicore's architecture allows personal computer and consumer electronics manufacturers to choose different combinations of software and hardware configurations for their products while maintaining a consistent look and feel.

   Divicore's module-based approach to its digital solutions is designed to provide flexibility and adaptability as relevant technologies evolve and standards change. For example, as new digital technology develops, whether hardware or software-based, Divicore can add new modules to address the new technology without altering other components of its digital solution. In addition, as the processing speeds and capabilities of personal computers and graphics cards improve, hardware-based modules can be replaced with software modules, again without requiring the alteration of other components of Divicore's overall architecture. The same flexibility also applies to the user interface and storage modules. For example, as new platforms and operating environments arrive, only the interface modules will need to be altered to adapt.

   Divicore identifies emerging technologies necessary for future platforms which address various media sources such as those shown below. Divicore then applies its high-performance modular software solution to manage these sources in a digital format, enabling manufacturers to support these technologies in various devices:


                             [Graphic appears here]

Description of graphic on page 46
The graphic consists of three columns of boxes with blocks of text inside of them. The first column has four small boxes, the second column has one large box and the third column has two medium-sized boxes. Arrows point from each box in the first column to the box in the middle column and from the box in the middle column to each of the two boxes in the third column.
Over the first column is the word "Sources." The words appearing in the first box in the first column are "Recorded Media" (in bold) and below the words "DVD, DVD-ROM, CD, CD-ROM, Video CD." The words appearing in the second box in the column are "Broadcast Media" (in bold), and below the words "Digital Satellite, DTV, HDTV, Digital Cable." The words appearing in the third box in the first column are "Legacy Media" and below the words "TV, Analog Cable, VCR, Analog Inputs." The words appearing in the fourth box in the first column are "Network Media" and below the words "Streaming MPEG Video and Digital Audio." Over the second column are the words "Divicore Solution." The words appearing in the single box in the second column are "Software Algorithms and IP Cores," "Software Drivers," "Hardware Designs," "Applications Programming Interfaces" and "End User Applications." All of these words are in large bold print and each phrase appears over the next.
Over the third column is the word "Devices." The words appearing in the first box in the third column are "PC Products," (in bold). Below are the words "Desktop and Laptop Systems Incorporating:" (in bold) and below this (not in bold) are the words "DVD, HDTV, Digital Satellite, Digital Cable, Digital VCR." The words appearing in the second box in the third column are "CE Products" (in bold) below which are the words "DVD Players, DVD portable players, DVD game consoles, HDTV decoder boxes, Digital Satellite set-tops, Digital Cable set-tops, Digital VCRs."
    .  Software Algorithms and IP Cores

      Software algorithms are designed to work with multiple microprocessors, operating environments or semiconductor devices. They exist in high level language forms but perform silicon level functions such as video decoding and encoding.

    .  Software Drivers

      Software drivers control the core software or hardware implementations. They are designed for specific operating systems and typically run in Microsoft operating environments; nonetheless, the core design allows for porting to other environments. Software drivers are the "middleware" that connects the algorithms of Divicore's solution to the operating environments.

    .  Hardware Designs

      Hardware designs are developed with a modular approach to allow for flexible silicon device selection and adaptation to industry standard interfaces. Divicore licenses its hardware designs to enable its software licensees to deliver a complete product.

    .  Application Programming Interfaces

      Application programming interfaces, or APIs, allow for the use of Divicore software drivers or hardware components by third party applications as well as independent application development by Divicore teams. These tools are developed around multiple industry standards and interfaces to allow for full-feature access.

    .  End User Applications

      End user applications are delivered to Divicore customers as complete multi-language installations which provide customizable, full-featured graphical user interfaces.

   The diagram below represents the digital media flow through the Divicore solution:


                             [Graphic appears here]

Description of graphic on page 47
The graphic consists of a flowchart of boxes with arrows pointing from each box toward one or more boxes below or to the right. There is a column of four boxes on the left under the word "Sources." These boxes are the same as appear in the first column of boxes in the graphic on page 46 and the same words appear inside each of them, respectively. To the right of this column is a group of boxes encircled by a dotted rectangular line with the words "Divicore Solution" appearing above and outside of this dotted line. All of the boxes are inside the dotted line except the four boxes in the "sources" column
The four boxes in the "Sources" column on the left each point to a single long rectangular box inside of which are the words "Source Management." This box points to another long rectangular box inside of which are the words "Media Router." Below this box is a small square box inside of which are the words "Media Caching." An arrow points to and from this box and the "Media Router" box. Arrows point from the "Media Router" box to each of two small square boxes inside of which are the words "Media Decode" and "Convergence User Interface" respectively. Below the "Convergence User Interface" box is a small square box inside of which are the words "Intelligent Agent." An arrow points to and from this box and the "Convergence User Interface" box. Arrows also point from each of the "Media Decode" and "Convergence User Interface" boxes to a small square box inside of which are the words "User Presentation."
    .  Source Management

      Divicore's digital video and audio source management solution starts by controlling and decoding multiple video and audio streams from either digital or digitally converted analog sources.

    .  Media Router/Media Caching

      After the streams are received and converted, they are directed via the "Media Router" module to either store the streams for future playback using the "Media Caching" module, or deliver them to the media decoder for immediate presentation.

    .  Media Decode/Convergence User Interface/Intelligent Agent

      Upon delivery, the "Media Decode" module translates the compressed data into video and audio streams. At this point, Divicore's "Convergence User Interface" module allows users to control the final presentation of the stream as well as to provide a customized look and feel. Divicore plans to add intelligent agents that would enable user habit-based automatic programming and simultaneous playback and recording capabilities.

    .  User Presentation

      As a final step, Divicore's "User Presentation" module converts the audio and video streams to the proper output format for presentation on multiple devices including computer monitors, television sets and speakers.

Products and Services

 Products

   Divicore's products incorporate its core-based, high-performance, customizable, modular software solutions and supporting hardware designs to enable digital video and audio playback and recording within the personal computer and consumer electronics industries. Divicore currently offers two complete DVD solutions for personal computers, a DVD player solution for consumer electronics products and has several products under development for other digital video and audio applications. Divicore's current products include:

    . Hardware CineMaster 98, a software DVD solution with a supporting hardware platform design that is incorporated into the systems of three major personal computer manufacturers to enable DVD playback in their products. A Dell Computer system incorporating Hardware CineMaster 98 won the Editors' Choice Award for high-end personal computers in December 1998 in both PC World and PC Magazine. Both awards cited the quality of the DVD playback in general and Divicore's solution in particular. Historically, Divicore derived hardware revenue from, and was responsible for, the manufacture and delivery of this product. In early 1999, Divicore began to contract with third party manufacturers to manufacture and deliver this product directly to Divicore's customers. Divicore will receive a license fee for each unit sold.

    . Software CineMaster 98, a software-only DVD solution that has been licensed to seven of the top ten personal computer manufacturers to enable DVD playback in their products. Software CineMaster 98 is incorporated into the operating system of personal computers or sold separately as part of an after-market solution bundled with a graphics card. Compaq Computer and Gateway systems incorporating Software CineMaster 98 won the PC Magazine Editors' Choice Award in March 1999 and December 1998, respectively. These awards cited both the quality of the DVD playback in these systems and Divicore's Software CineMaster 98 product as responsible for DVD decoding in these systems. Divicore receives a per unit license fee from manufacturers for each system or device sold by them which incorporates this product.

    . CineMaster CE, a software solution with multiple supporting hardware platform designs that enables DVD playback across a variety of consumer electronic products. CineMaster CE was developed through Divicore's strategic relationship with a top tier semiconductor manufacturer to whom Divicore has licensed the product on a nonexclusive basis. CineMaster CE includes a complete DVD set-top reference design, including lower level software, a complete hardware design and a front-end graphical user interface. CineMaster CE was introduced in late 1998 and has already achieved design wins from Sanyo Electronics and Yamaha. Divicore receives a per unit license fee for each microprocessor that incorporates its technology in addition to the license fee it receives on a per unit basis from the consumer electronics device manufacturer.

 Services

   Divicore's engineers offer customization of key components and functionality of Divicore's products. These customization services consist primarily of services that embed Divicore's core technology into components of other vendors' solutions and modify existing user interface designs. Divicore also provides broad customer service capabilities, which are necessary to support the documentation and help file requirements of rapidly changing software. Divicore's extensive customer service, customization and support capabilities have differentiated Divicore from its competition and allowed for its success with top tier personal computer and consumer electronics manufacturers.

Markets and Applications

   Over the next ten years, Divicore expects the consumer electronics market to experience a significant upgrade cycle as analog devices such as VCRs, set-top cable boxes, audio players and televisions are replaced with digital devices. Divicore believes its digital video and audio solutions will enable personal computer and consumer electronics manufacturers to provide the next generation of digital devices required in this upgrade cycle. A few of the current and future applications for these devices are the following:

   Digital Versatile Disc. DVD is the next generation of five-inch optical disc technology. A DVD is the same size as a compact disc but holds up to twenty-five times more data and is up to nine times faster. DVD drives are also "backward-compatible" with compact disc drives. This increased capacity allows a DVD to store both high-quality digital video and audio and positions DVD as the natural successor to compact discs, especially in home application segments such as personal computers, video entertainment and video game consoles. As this transition occurs and rental markets, software developers and hardware vendors embrace the new technology, the DVD market is expected to experience rapid growth. International Data Corporation predicts that the number of DVD ROM units sold worldwide will grow from 6.1 million units in 1998 to
19.2 million units in 1999 and 97.4 million units in 2002, representing a compound annual growth rate of 100%. Divicore is currently shipping various products for the decoding and playback of DVD titles on a personal computer, including a software-only solution and a software solution with a supporting hardware platform design. Divicore also offers a software solution with multiple supporting hardware designs for DVD playback on consumer electronics platforms and is developing a software-only DVD encoding solution that enables the recording of video and audio streams in the DVD format.

   Digital Television. A key strategy of Divicore is to pursue the DTV market, which Divicore expects to be the next major technological advancement in home electronics. According to The Yankee Group, there is an installed base of 250 million analog television sets in the United States alone that will ultimately require a separate set-top box or upgrade to accommodate digital technologies. Digital broadcast television was first successfully launched in the United States in 1996 via DBS, with DBS now delivering direct broadcast television to over five million households today. DTV has also begun to move into the large over-the-air market and by the end of 1999, there is expected to be one digital broadcast station in each of the top ten U.S. markets. Under the Telecommunications Act of 1996, all broadcasts must be in a digital format by 2006. Divicore is currently developing a software-only solution and a software solution with a supporting hardware platform design that enable the viewing of DTV streams on a personal computer. Divicore is also developing a software solution with multiple supporting hardware designs for DTV viewing on consumer electronics platforms.

   Digital Cable. In an effort to deliver more channels and services, including online and interactive services, cable providers are beginning to upgrade analog cable boxes with digital boxes. For example, Tele-Communications, Inc. and eight other multiple cable system operators announced in January 1999 the purchase of 15 million digital cable set-tops from General Instrument Corporation. Divicore has not shipped any digital cable products to date, but is developing a software-only solution and a software solution with a supporting hardware platform design that will enable the viewing of digital cable television streams using a personal computer or digital cable set-top device.

Sales and Marketing

   Divicore's sales and marketing activities are focused on establishing and maintaining license arrangements with personal computer, peripherals, consumer electronics and semiconductor manufacturers. Divicore licenses its digital solutions on a non-exclusive worldwide basis to personal computer, peripherals and consumer electronics manufacturers which sell products incorporating these technologies to end users. Divicore also licenses its digital solutions on a non-exclusive worldwide basis to semiconductor manufacturers which incorporate Divicore's technology in products for personal computers and consumer electronics devices.

   Divicore sells its digital solutions to personal computer manufacturers in the United States and Europe through its direct sales force, and to personal computer manufacturers in Japan through an independent sales representative. Divicore is beginning to market its digital solutions to consumer electronics manufacturers. Sales to these manufacturers will be managed domestically and in Europe through its direct sales force and in Japan through a strategic sales partner.

   Divicore establishes strategic relationships with peripherals and semiconductor manufacturers in order to establish Divicore's core-based modular software solution as the standard of the digital video and audio stream management industry. In addition to its strategic relationships with semiconductor manufacturers such as STMicroelectronics, Divicore works closely with major software and hardware providers such as Advanced Micro Devices, Inc., ATI Technologies and Intel in designing its digital solutions so that its final product will interact smoothly with their software and hardware platforms. Divicore also maintains close relationships with a wide variety of graphics card vendors to maximize its product flexibility and support. Divicore works closely with its customers to anticipate market demand and user requirements and to maximize consumer acceptance and long-term viability of its solutions. Divicore intends to supplement its distribution channel in the future by establishing an Internet presence to maximize direct contact with its customers, facilitate electronic sales of its products and sell associated products directly to end users.

   Divicore participates in industry conferences to market and demonstrate its technology and distributes quarterly press kits to disseminate information regarding its latest advances. Divicore also participates in consortia which meet to establish standards for digital media.

Customers

   Divicore's typical customers are personal computer, consumer electronics, peripherals and semiconductor manufacturers that benefit from a software-only or combination software and hardware solution. As of March 31, 1999, computer and peripherals manufacturers shipping products that incorporate Divicore technology included: ATI Technologies, Compaq Computer, Dell Computer, ELSA, Fountain Technologies, Fujitsu Microelectronics, Gateway, Hewlett-Packard, Micron Electronics, Packard-Bell NEC Europe and Sony Electronics, Inc. In addition, consumer electronics manufacturers who have incorporated Divicore's technology include Sanyo Electronics, STMicroelectronics and Yamaha. In 1998, one customer, Dell Computer, accounted for in excess of 10% of Divicore's revenues; in 1997, two customers, Hi-Val, Inc. and Pacific Digital Products, Inc., accounted for in excess of 10% of Divicore's revenues; and in 1996, one customer, UEP Systems, Inc. accounted for in excess of 10% of Divicore's revenues.

Research and Development

   Divicore believes that its future competitive position will depend in large part on its ability to develop new and enhanced digital video and audio solutions and its ability to meet the evolving and rapidly changing needs of personal computer, consumer electronics, peripherals and semiconductor manufacturers. Divicore has invested significant time and resources in creating a structured process for undertaking all product development. This process involves several functional groups within Divicore and is designed to provide a framework for defining and addressing the activities required to bring product concepts and development projects to market. Divicore has assembled a core team of experienced software architects, software engineers and system hardware engineers.

   As of March 31, 1999, Divicore employed a total of 63 research and development personnel in three offices. In the years ending December 31, 1998, 1997 and 1996, Divicore's research and development expenditures totaled $3.1 million, $1.8 million and $1.0 million, respectively. To date, Divicore has not capitalized any research and development expenses.

Intellectual Property and Proprietary Rights

   Divicore relies upon a combination of patent, copyright, trade secret and trademark laws to protect its intellectual property. Divicore currently has three pending U.S. patent applications related to its digital video and audio stream management technology. In addition, Divicore has a pending trademark application for the mark "Divicore" and a second pending trademark application for the mark "CineMaster" which has been approved for publication by the United States Patent and Trademark Office. Although Divicore relies on patent, copyright, trade secret and trademark laws to protect its technology, Divicore believes that factors such as the technological and creative skill of its personnel, new product developments, frequent product enhancements and reliable product maintenance are more essential to establishing and maintaining technology leadership position. Others may develop technologies that are similar or superior to Divicore's technology.

   Divicore generally enters into confidentiality or license agreements with its employees and consultants and corporations with whom it has strategic relationships, and generally controls access to and distribution of its software, documentation and other proprietary information. In addition, Divicore often incorporates the intellectual property of its strategic customers into its designs and has obligations with respect to the use and disclosure of such intellectual property. Despite Divicore's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use its products or technology or to develop products with the same functionality as Divicore's products. Policing unauthorized use of its products is difficult, and Divicore cannot be certain that the steps it has taken will prevent misappropriation of its technology, particularly in foreign countries where the laws may not protect proprietary rights as fully as do the laws of the United States.

   The market for digital video and audio software and hardware solutions is characterized by vigorous protection and pursuit of intellectual property rights. From time to time, Divicore has received, and it expects to continue to receive, notice of claims of infringement of other parties' proprietary rights. For example, Divicore has recently received notice from two of its customers who are personal computer manufacturers that a third party with substantial financial resources has alleged that aspects of MPEG-2 technology infringe upon patents held by the third party. The third party has invited these customers to license the technology covered by the patents. These customers have contacted Divicore for assistance in determining whether its technology falls within the scope of the asserted patent claims and may in the future seek compensation or indemnification from us arising out of the third-party claims. In addition, a consortium of companies known as MPEG-LA has notified a number of personal computer manufacturers, including our customers, that patents owned by members of the consortium are infringed by the personal computer manufacturers in their distribution of MPEG-2 technology. MPEG-LA has requested that these personal computer manufacturers pay license royalties for use of the technology covered by MPEG-LA patents. These personal computer manufacturers may in the future seek compensation or indemnification from Divicore arising out of the MPEG-LA claims. Also, a third party has asserted that the parental control features of Divicore's CineMaster products infringe certain patents held by the third party. Divicore believes these claims to be without merit. These and any other claims of infringement against Divicore, whether or not such claims have merit, could result in litigation. Any litigation related to intellectual property, brought by us or others, could result in the expenditure of significant financial and managerial resources. In addition, litigation in which Divicore is accused of infringement may cause product shipment delays, require Divicore to develop non-infringing technology, or require Divicore to enter into royalty or license agreements even before the issue of infringement has been decided on the merits. If any such litigation is not resolved in Divicore's favor, it could become subject to substantial damage claims and also be enjoined from the continued use of the technology at issue unless it enters into a royalty or license agreement. Such royalty or license agreements, if required, might not be available on acceptable terms, or at all, and could harm Divicore's business. If a successful claim of patent infringement were made against

Divicore and Divicore could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, its business could be significantly harmed.

Competition

   Divicore competes in markets that are new, intensely competitive, highly fragmented and rapidly changing. Divicore competes on the basis of performance, functionality, feature sets and price in both the software-based and hardware-based video and audio stream management markets. Divicore's competitors in the software-based digital solution market include Mediamatics, Inc. (a division of National Semiconductor), Zoran Corporation and Xing Technology Corporation (which has agreed to be acquired by RealNetworks, Inc.). Divicore's competitors in the hardware-based digital solution market include Sigma Designs, Inc. and several smaller competitors. Divicore also competes with the research and development departments of other software companies, as well as those of personal computer, consumer electronics, peripherals and semiconductor manufacturers who are in the market for specific digital video or audio software applications. Divicore is aware of numerous other major personal computer manufacturers, software developers and other companies that are focusing significant resources on developing and marketing products and services that will compete with Divicore's CineMaster products. Semiconductor manufacturers are positioning their products as offering hardware-based digital video and audio management capabilities and marketing such products as equal or superior to Divicore's CineMaster products. In the future, operating system providers with a larger established customer base, such as Microsoft, may enter the digital video or audio stream management markets by building video or audio stream management applications into their operating systems. Personal computer and consumer electronics manufacturers may use such products as their digital solutions.

   Divicore anticipates continued growth and competition in the digital video industry, the entrance of new competitors into the market, and that the market for its products will remain intensely competitive. Many of Divicore's current and potential competitors have significantly more personnel and greater financial, technical, marketing and other resources than Divicore.

Employees

   As of March 31, 1999, Divicore had a total of 106 full-time employees, 63 of whom were engaged in research and development, 11 in operations, 14 in sales and marketing, 10 in program management and 8 in administration. Divicore's future performance depends in significant part upon the continued services of its key technical, sales and senior management personnel. The loss of the services of one or more of Divicore's key employees could harm its business. Divicore's future success also depends on its continuing ability to attract, train and retain highly qualified technical, sales and managerial personnel. Competition for such personnel is intense, particularly in the Philadelphia area, where Divicore is headquartered. Divicore may not be able to retain or attract key personnel in the future. None of Divicore's employees are represented by a labor union. Divicore has not experienced any work stoppages and considers its relations with employees to be good.

Facilities

   Divicore leases an aggregate of approximately 12,000 square feet in an office complex located in Malvern, Pennsylvania. Divicore occupies this space under a lease expiring in September 2003. In addition to its principal office space in Malvern, Divicore also leases office space in Lancaster, Pennsylvania, San Jose, California and Karlsruhe, Germany. These leases are for facilities ranging from 1,200 square feet to 8,600 square feet and have terms ranging from month-to-month to 10 years. As of March 31, 1999, 65 of Divicore's employees worked in its Malvern facility, 10 in its Lancaster facility, 14 in its San Jose facility and 17 in its Karlsruhe facility. Divicore expects that it will need to obtain additional office space in the next twelve months.

Legal Proceedings

   Divicore is not currently party to any legal proceedings.

                                   MANAGEMENT

Executive Officers and Directors

   The following table sets forth certain information regarding the executive officers and directors of Divicore as of April 30, 1999:

  Name                    Age                            Position
  ----                    ---                            --------
Francis E.J. Wilde III..   48 Chief Executive Officer, President and Director

Jason C. Liu............   29 Chief Financial Officer, Vice President, Finance and Secretary

Michael R. Harris.......   30 Chief Technology Officer

Robert S. Russell.......   41 Vice President, Strategic Engineering Projects

Leonard D. Sharp........   40 Vice President, Internet Division

Sharon K. Taylor........   31 Vice President, Product Management

E. Joseph Vitetta,         42 Vice President, Worldwide Sales
 Jr. ...................

William H. Wagner.......   40 Vice President, Engineering

Frederick J. Beste         52 Director
 III(1).................

Peter X. Blumenwitz.....   31 Director

Walter L.                  53 Director
 Threadgill(2)..........

Paul A. Vais(1)(2)......   40 Director

----------
(1) Member of compensation committee

(2)  Member of audit committee

   Francis E.J. Wilde III. Mr. Wilde joined Divicore in August 1997 as a director and President. In April 1998, Mr. Wilde was appointed Chief Executive Officer. Prior to joining Divicore, from March 1995 to August 1997, Mr. Wilde served as Vice President of Academic Systems Corporation, an instructional software company. From January 1994 to March 1995, Mr. Wilde served as the Senior Vice President of Summa Graphics Corporation, a computer-aided design graphics peripherals company. From January 1993 to December 1993, Mr. Wilde served as the Chief Executive Officer of Collaborative Technology Corporation, an electronic meeting software company. Mr. Wilde holds a B.A. in Business Administration from Seton Hall University.

   Jason C. Liu. Mr. Liu joined Divicore in November 1994 as the Director of Operations. In June 1996, he became Divicore's Chief Financial Officer, Vice President of Finance and Secretary. Prior to joining Divicore, from July 1992 to August 1994, Mr. Liu was a management consultant with Deloitte & Touche Management Consulting, an international consulting company. Mr. Liu holds a B.A. in Finance and Accounting from Washington University and an M.B.A. from the Wharton School at the University of Pennsylvania.

   Michael R. Harris. Mr. Harris is a co-founder of Divicore. From May 1994 to September 1995, he served as its Vice President of Engineering. In September 1995, he became Vice President of Technology and in September 1998, he became the Chief Technology Officer. Prior to co-founding Divicore, from January 1993 to May 1994, Mr. Harris served as Chief Executive Officer and founder of Checkmate Technologies, a multimedia design consulting firm. Mr. Harris holds a B.S. in Computer and Electrical Engineering from Purdue University.

   Robert S. Russell. Mr. Russell joined Divicore in April 1995 as a senior Software Engineer. In June 1996, Mr. Russell became Director of Engineering and in November 1997, became Vice President of Engineering. Since March 1999, Mr. Russell has served as Vice President of Strategic Engineering Projects. Prior to joining Divicore, from July 1992 to April 1995, Mr. Russell served as the Vice President of Development for JFK Associates, Inc., an engineering services company. Mr. Russell holds a B.S. in Computer Engineering from Iowa State University.

   Leonard D. Sharp. Mr. Sharp joined Divicore in January 1998 as Vice President of Marketing & Sales. In September 1998, Mr. Sharp became Vice President of Marketing and in March 1999, he became Vice President of Divicore's Internet Division. Prior to joining Divicore, from August 1996 to December 1997, Mr. Sharp served as a principal of Sharp Marketing Group, a marketing and sales consulting company. From November 1995 to August 1996, Mr. Sharp served as Director of Marketing & Sales for the Paradise Multimedia Products Division of Philips Electronics, N.A., a consumer electronics company. From February 1993 to October 1995, Mr. Sharp served as the Vice President of Marketing for the Imaging Products division of Western Digital Corporation, an information storage products company.

   Sharon K. Taylor. Ms. Taylor joined Divicore in August 1998 as Product Line Director for Consumer Electronics. In February 1999, Ms. Taylor became Vice President of Product Management. Prior to joining Divicore, from September 1994 to July 1998, Ms. Taylor served at Toshiba America Consumer Products, Inc., first as Product Marketing Manager and later as Director of Product Marketing. From November 1993 to August 1994, Ms. Taylor served as Director of New Product Development at CIDCO, Inc., a telephone and telephony device company. From August 1990 to October 1993, Ms Taylor served as Production Manager and Quality Development Manager at AT&T Consumer Products. Ms. Taylor holds an A.A. in Computer Science from American University of Paris, a B.A. in Linguistics from the University of California at Davis and an M.B.A. from Columbia University.

   E. Joseph Vitetta, Jr. Mr. Vitetta joined Divicore in July 1998 as a Strategic Account Manager. He became Vice President of Worldwide Sales in December 1998. Prior to joining Divicore, from September 1996 to July 1998, Mr. Vitetta served as Director of Partnerships for Academic Systems Corporation, an instructional software company. From January 1995 to September 1996, Mr. Vitetta served as the Vice President of National Sales for C-Phone Corporation, a video communications company. From April 1994 to January 1995, Mr. Vitetta served as the Director of National Sales for Zig Ziglar Corporation, a motivational training company. From February 1993 to April 1994, Mr. Vitetta served as the Vice President of Sales and Marketing for Collaborative Technology Corporation, an electronic meeting software company. Mr. Vitetta holds a B.S. in Industrial Design Graphics from Arizona State University.

   William H. Wagner. Mr. Wagner joined Divicore in September 1998 as the Director of Product Development. He became the Vice President of Engineering in March 1999. Prior to joining Divicore, from June 1997 to August 1998, Mr. Wagner served as President of Eggplant Systems Corporation, a software consulting company for which he still serves as a director. From July 1992 to May 1997, Mr. Wagner served as Director of Software Engineering at Cirrus Logic, Inc., a precision linear circuit supplier. Mr. Wagner holds a B.S. in Electrical Engineering from Pennsylvania State University.

   Frederick J. Beste III. Mr. Beste has served as a director of Divicore since April 1999, and he previously served as a director of Divicore from May 1995 to April 1998. Mr. Beste has served as the President of the general partner of the NEPA/Mid-Atlantic family of venture capital partnerships since May 1985. From November 1981 to September 1984, Mr. Beste served as the chief executive officer of Kentucky Highlands Investment Corp. He also serves on a number of boards of directors, including: Allegheny Child Care Academy, Inc., Blue Rock Management Corporation, Delex Systems, Inc., Medtrex, Inc., Outdoor Venture Corporation, Form Design Corporation, Casecraft Corporation, NEPA II Management Corporation, MAVF III Management Corporation, Storeroom Solutions, Inc. and the NET Ben Franklin Technology Center. Mr. Beste holds a B.A. in Economics from Stetson University.

   Peter X. Blumenwitz. Mr. Blumenwitz has served as a Director of Divicore since April 1999. Since August 1997, Mr. Blumenwitz has served as Assistant Director of Apax Partners & Co. Beteilgungsberatung A.G., a European private equity firm. From June 1993 to August 1997, Mr. Blumenwitz served as an Investment Manager for Technologieholding VC GmbH, a German venture capital firm and KBG, a quasi- governmental investment firm. Prior to June 1993, he served as a credit analyst for Allgemeine Kredit, a credit insurer based in Germany. Mr. Blumenwitz also serves on the boards of directors of ENBA p.l.c., Dublin, Ireland and iMediation S.A., Paris, France. Mr. Blumenwitz holds a B.S. in business administration from the Fachhochschule Munich.

   Walter L. Threadgill. Mr. Threadgill has served as a director of Divicore since January 1998. Since February 1996, Mr. Threadgill has served as General Managing Partner of Atlantic Coastal Ventures, L.P., a venture capital firm. Since June 1979, Mr. Threadgill has also served as President and Chief Executive Officer of Multimedia Broadcast Investment Corporation (or MBIC), a venture capital company specializing in broadcast financing. Prior to forming MBIC, Mr. Threadgill was Divisional Vice President of Fiduciary Trust Company in New York and Senior Vice President, Chief Operating Officer of United National Bank in Washington, D.C. He also serves on several boards of directors including: ICG Communications, Inc., Citywide Broadcasting, Inc. and Unisource Network Services, Inc. Mr. Threadgill holds a B.A. in Business Administration from Bernard M. Baruch College, City University of New York, an M.B.A. from Long Island University and an M.A. in International and Telecommunications Law from Antioch School of Law.

   Paul A. Vais. Mr. Vais has served as a director of Divicore since April 1998. Mr. Vais has been a Managing Director of Patricof & Co. Ventures, Inc., a venture capital firm, since March 1997. From March 1995 to December 1996, Mr. Vais served as Vice President of Enterprise Partners V.C., a venture capital firm. From October 1994 to March 1995, Mr. Vais served as a consultant for International Business Machines and several early stage companies, providing expertise in strategic marketing and technology development. Mr. Vais also worked at NeXT Computer, Inc., from July 1988 to October 1994, where he served as the Executive Director of Worldwide Marketing, and with Apollo Computer, an engineering workstation company. Mr. Vais serves as a director of Icarian, Inc., Oblix, Inc. and InfoLibria, Inc. Mr. Vais holds an A.B. in Computer Science from the University of California at Berkeley.

Board of Directors and Committees

   Divicore currently has authorized five directors. Following this offering, the board will consist of five directors divided into three classes, with each class serving for a term of three years. At each annual meeting of stockholders, directors will be elected by the holders of common stock to succeed the directors whose terms are expiring. Mr. Beste is a Class I director whose term will expire in 2000, Messrs. Blumenwitz and Wilde are Class II directors whose terms will expire in 2001 and Messrs. Vais and Threadgill are Class III directors whose terms will expire in 2002. The officers serve at the discretion of the board. There are no familial relationships between any of Divicore's officers and directors.

   Divicore has established an audit committee composed of independent directors, which reviews and supervises Divicore's financial controls, including the selection of its auditors, reviews the books and accounts, meets with its officers regarding its financial controls, acts upon recommendations of auditors and takes further actions as the audit committee deems necessary to complete an audit of Divicore's books and accounts, as well as other matters which may come before it or as directed by the board. The audit committee currently consists of two directors, Messrs. Vais and Threadgill.

   Divicore has established a compensation committee, which reviews and approves the compensation and benefits for Divicore's executive officers, administers its stock plans and performs other duties as may from time to time be determined by the board. The compensation committee currently consists of two directors, Messrs. Beste and Vais. None of Divicore's executive officers serve on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the board or compensation committee.

Director Compensation

   Divicore currently does not compensate any non-employee member of the board. Directors who are also employees of Divicore do not receive additional compensation for serving as directors. Non-employee directors will be eligible to receive discretionary option grants and stock issuances under the 1999 Stock Incentive Plan. Individuals who are serving as non-employee board members on the date of execution of the underwriting agreement for this offering will receive automatic option grants on such date. In addition, under the 1999 Stock Incentive Plan, non-employee directors will receive automatic option grants upon becoming directors and on the date of each annual meeting of stockholders. See "Management--Benefit Plans."

Executive Compensation

   The following table sets forth certain information concerning compensation during the year ended December 31, 1998 of each person who served as Divicore's Chief Executive Officer and each of the four other most highly compensated executive officers who earned more than $100,000 for the fiscal year ended December 31, 1998, referred to in this prospectus as the Named Executive Officers. No individual who would otherwise have been includable in such table on the basis of salary and bonus earned during 1998 has resigned or otherwise terminated his employment during 1998. The compensation table excludes other compensation in the form of perquisites and other personal benefits that constitutes the lesser of $50,000 or ten percent (10%) of the total annual salary and bonus of each of the Named Executive Officers in 1998.

                           Summary Compensation Table

                                                     Long-Term
                                                    Compensation
                        Fiscal Annual Compensation   Securities
  Name and Principal     Year  --------------------  Underlying    All Other
       Position         Ended  Salary ($) Bonus ($)  Options(1)   Compensation
  ------------------    ------ ---------- --------- ------------  ------------
Francis E.J. Wilde
 III...................  1998   $123,000   $98,625    173,729            --
 Chief Executive
 Officer, President
 and Director

Jason C. Liu...........  1998    112,875    27,125     59,281            --
 Chief Financial
 Officer, Vice
 President,
 Finance and Secretary

Michael R. Harris......  1998    116,250    22,500     56,875            --
 Chief Technology
 Officer

Robert S. Russell......  1998    112,875    25,125     49,490            --
 Vice President,
 Strategic Engineering
 Projects

Leonard D. Sharp.......  1998    123,750    33,125    176,667(2)         --
 Vice President,
 Internet Division

Gregg W. Garnick(3)....  1998     64,437       --       5,927       $125,000
 Former Chief Executive
 Officer

----------
(1) Includes options granted in 1998 at a new exercise price in cancellation of pre-existing options originally granted from 1996 to 1998 but with a higher exercise price as follows:

       Francis E.J. Wilde III......................................... 169,563
       Jason C. Liu...................................................  53,656
       Michael R. Harris..............................................  52,708
       Robert S. Russell..............................................  44,802
       Leonard D. Sharp...............................................  84,375
       Gregg W. Garnick...............................................   2,802
                                                                       -------
                                                                       407,906
                                                                       =======

(2) Includes 84,375 shares granted to Mr. Sharp in the last fiscal year, which were regranted in 1998 at a new exercise price.

(3) Mr. Garnick resigned as Chief Executive Officer in April 1998 and as a director in April 1999. Mr. Garnick received a severance payment of $125,000, equal to one year's salary, in June 1998.

   The following table sets forth certain information with respect to stock options granted to each of the Named Executive Officers in 1998, including the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates of appreciation comply with the rules of the Securities and Exchange Commission and do not represent Divicore's estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of Divicore's common stock. No stock appreciation rights were granted during 1998.

                                                                                     Potential
                                                                                 Realizable Value
                                                                                 at Assumed Annual
                                                                                  Rates of Stock
                                                                                       Price
                                                                                 Appreciation for
                                           Individual Grants                      Option Term ($)
                          ------------------------------------------------------ -----------------
                          Number of        Percent
                          Securities      of Total
                          Underlying   Options Granted
                           Options     to Employees in Exercise Price Expiration
          Name            Granted(#)   Fiscal 1998 (%) Per-Share ($)     Date       5%       10%
          ----            ----------   --------------- -------------- ---------- -------- --------
Francis E.J. Wilde III..     1,042          0.06%          $6.00       02/27/03  $  3,931 $  9,961
                             1,042          0.06            4.98       04/14/03     3,262    8,268
                           166,667(1)       9.30            2.52       09/23/03   264,136  669,372
                             1,042(1)       0.06            2.52       09/23/03     1,651    4,184
                               813(1)       0.05            2.52       09/23/03     1,288    3,263
                             1,042(1)       0.06            2.52       09/23/03     1,651    4,184
                             1,042          0.06            2.52       10/21/03     1,651    4,184
                             1,042          0.06            2.52       10/21/03     1,651    4,184

                             Option Grants in 1998

Jason C. Liu............     1,563          0.09%          $6.00       02/27/03  $  5,896 $ 14,941
                             1,563          0.09            4.98       04/14/03     4,894   12,401
                               417          0.02            2.52       09/23/03       660    1,673
                             1,563(1)       0.09            2.52       09/23/03     2,476    6,275
                               531(1)       0.03            2.52       09/23/03       842    2,133
                             1,563(1)       0.09            2.52       09/23/03     2,476    6,275
                            50,000(1)       2.79            2.52       09/23/03    79,241  200,812
                             1,042          0.06            2.52       10/21/03     1,651    4,184
                             1,042          0.06            2.52       10/21/03     1,651    4,184

Michael R. Harris.......     1,042          0.06%          $6.00       02/27/03  $  3,931 $  9,961
                             1,042          0.06            4.98       04/14/03     3,262    8,268
                             1,042(1)       0.06            2.52       09/23/03     1,651    4,184
                               626(1)       0.03            2.52       09/23/03       991    2,510
                             1,042(1)       0.06            2.52       09/23/03     1,651    4,184
                            50,000(1)       2.79            2.52       09/23/03    79,241  200,812
                             1,042          0.06            2.52       10/21/03     1,651    4,184
                             1,042          0.06            2.52       10/21/03     1,651    4,184

Robert S. Russell.......     1,042          0.06%          $6.00       02/27/03  $  3,931 $  9,961
                             1,563          0.09            4.98       04/14/03     4,894   12,401
                             1,042(1)       0.06            2.52       09/23/03     1,651    4,184
                               531(1)       0.03            2.52       09/23/03       842    2,133
                             1,563(1)       0.09            2.52       09/23/03     2,476    6,275
                            41,667(1)       2.32            2.52       09/23/03    66,034  167,343
                             1,042          0.06            2.52       10/21/03     1,651    4,184
                             1,042          0.06            2.52       10/21/03     1,651    4,184


                                                                                   Potential
                                                                               Realizable Value
                                                                               at Assumed Annual
                                                                                Rates of Stock
                                                                                     Price
                                                                               Appreciation for
                                          Individual Grants                     Option Term ($)
                         ----------------------------------------------------- -----------------
                         Number of       Percent
                         Securities     of Total
                         Underlying  Options Granted
                          Options    to Employees in Exercise Price Expiration
          Name           Granted(#)  Fiscal 1998(%)  Per-Share ($)     Date       5%       10%
          ----           ----------  --------------- -------------- ---------- -------- --------
Leonard D. Sharp........   83,333         4.65%          $ 6.00      02/27/03  $314,447 $796,871
                            5,833         0.33             1.50      02/27/03    22,011   55,781
                            1,042         0.06             4.98      04/14/03     3,262    8,268
                           58,333(1)      3.25             2.52      09/23/03    92,448  234,280
                           25,000(1)      1.39             2.52      09/23/03    39,620  100,406
                            1,042(1)      0.06             2.52      09/23/03     1,651    4,184
                            1,042         0.06             2.52      10/21/03     1,651    4,184
                            1,042         0.06             2.52      10/21/03     1,651    4,184

Gregg W. Garnick........    1,042         0.06%          $ 6.00      02/27/03  $  3,931 $  9,961
                            1,042         0.06             4.98      04/14/03     3,262    8,268
                            1,042(1)      0.06             2.52      09/23/03     1,651    4,184
                              719(1)      0.04             2.52      09/23/03     1,139    2,886
                            1,042(1)      0.06             2.52      09/23/03     1,651    4,184
                            1,042         0.06             2.52      10/21/03     1,651    4,184

----------
(1) The option was originally granted with an exercise price in excess of $2.52 per share and was cancelled on September 23, 1998 in exchange for a new option for the number of shares subject to the option at the time of the regrant with an exercise price of $2.52 per share, the fair market value per share of Common Stock on the date of regrant.

   In 1998, Divicore granted options to purchase up to an aggregate of 1,792,897 shares to employees, directors and consultants, of which 572,170 grants were attributable to deemed regrants of options granted prior to September 23, 1998 as the result of their repricing on such date to an exercise price of $2.52 per share. Options to purchase 783,333 shares were granted outside of Divicore's 1995 Stock Option Plan and options to purchase 1,009,563 shares were granted under Divicore's 1995 Stock Option Plan at exercise prices at the fair market value of Divicore's common stock on the date of grant, as determined in good faith by the Board of Directors. The exercise price may be paid in cash, with shares of common stock or through a cashless exercise price. All options became exercisable over a four-year period, with 25% of the shares vesting on the one year anniversary of the grant date and the remainder vesting in 36 equal monthly installments. To the extent not already exercisable, all of these options will become exercisable in the event of an acquisition of Divicore. All options have a term of five years, subject to earlier termination in certain situations related to termination of employment. Notwithstanding the foregoing, Mr. Wilde was granted options to purchase 166,667 shares in 1998 which vested upon the achievement of specific performance milestones at the time of grant. In addition, options granted to Mr. Sharp to purchase 5,833 shares were subject to certain performance goals for vesting purposes, which were met and these options have fully vested.

Aggregate Option Exercises in Last Fiscal Year and Year-End Option Values

   The following table sets forth information concerning the number and value of shares of common stock underlying the options held by the Named Executive Officers. No options or stock appreciation rights were exercised during 1998 and no stock appreciation rights were outstanding as of December 31, 1998. The value of unexercised in-the-money options at December 31, 1998 is calculated on the basis of the fair market value of Divicore's common stock on December 31, 1998, as determined by the Board, less the aggregate exercise price of such options.

                                     Number of
                               Securities Underlying     Value of Unexercised
                                Unexercised Options      In-the-Money Options
                               at December 31, 1998      at December 31, 1998
                             ------------------------- -------------------------
   Name                      Exercisable Unexercisable Exercisable Unexercisable
   ----                      ----------- ------------- ----------- -------------
   Francis E.J. Wilde III..    166,921       5,767       $     0     $      0
   Jason C. Liu............     90,691       7,032        24,121            0
   Michael R. Harris.......    543,453       5,638       362,773            0
   Robert S. Russell.......     46,852       6,095         9,649            0
   Leonard D. Sharp........      5,833      86,458             0            0
   Gregg W. Garnick........     40,105       3,544        73,376            0

                                 Benefit Plans

1999 Stock Incentive Plan

   Introduction. The 1999 Stock Incentive Plan is intended to serve as the successor program to Divicore's 1995 Stock Option Plan. Divicore's 1999 Stock Incentive Plan was adopted by the board in April 1999 and is expected to be approved by the stockholders in May 1999. The 1999 Stock Incentive Plan became effective upon its adoption by the board. All outstanding options under Divicore's existing 1995 Stock Option Plan will be transferred to the 1999 Stock Incentive Plan on the date of this offering, and no further option grants will be made under the 1995 Stock Option Plan. The transferred options will continue to be governed by their existing terms, unless Divicore's compensation committee decides to extend one or more features of the 1999 Stock Incentive Plan to those options. Except as otherwise noted below, the transferred options have substantially the same term as will be in effect for grants made under the discretionary option grant program of Divicore's 1999 Stock Incentive Plan.

   Share Reserve.           shares of Divicore's common stock have been
authorized for issuance under the 1999 Stock Incentive Plan. This share reserve consists of the number of shares Divicore estimates will be carried over from the 1995 Stock Option Plan plus an additional increase of shares. The share reserve under Divicore's 1999 Stock Incentive Plan will automatically increase on the first trading day in January each year, beginning January 1, 2000, by an amount equal to one percent of the total number of shares of common stock outstanding on the last trading day of the prior month,
but in no event will this annual increase exceed         shares. In addition,
no participant in Divicore's 1999 Stock Incentive Plan may be granted stock
options or direct stock issuances for more than             shares of common
stock in total in any calendar year.

   Programs. Divicore's 1999 Stock Incentive Plan has three separate programs:

  . the discretionary option grant program, under which eligible individuals in Divicore's employ may be granted options to purchase shares of Divicore's common stock at an exercise price determined by the plan administrator;

  . the stock issuance program, under which eligible individuals may be issued shares of common stock directly, upon the attainment of performance milestones or upon the completion of a period of service or as a bonus for past services; and

  . the automatic option grant program, under which option grants will be made at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to the fair market value of those shares on the grant date.

   The individuals eligible to participate in Divicore's plan include its officers and other employees, its board members and any consultants it hires.

   Administration. The discretionary option grant and stock issuance programs will be administered by Divicore's compensation committee. This committee will determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when the grants or issuances are to be made, the number of shares subject to each grant or issuance, the status of any granted option as either an incentive stock option or a nonstatutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding.

   Plan Features. Divicore's 1999 Stock Incentive Plan will include the following features:

  . The exercise price for any options granted under the plan may be paid in cash or in shares of Divicore's common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee.

  . The compensation committee will have the authority to cancel outstanding options under the discretionary option grant program, including any transferred options from Divicore's 1995 Stock Option Plan, in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of Divicore's common stock on the new grant date.

  . Stock appreciation rights may be issued under the discretionary option grant program. These rights will provide the holders with the election to surrender their outstanding options for a payment from Divicore equal to the fair market value of the shares subject to the surrendered options less the exercise price payable for those shares. We may make the payment in cash or in shares of Divicore's common stock. None of the options under Divicore's 1995 Stock Option Plan have any stock appreciation rights.

  . Limited stock appreciation rights will automatically be included as part of each grant made under the automatic option grant program, and these rights may also be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with this feature may be surrendered to Divicore upon the successful completion of a hostile tender offer for more than 50% of Divicore's outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share based upon the highest price per share of Divicore's common stock paid in that tender offer.

   Change in Control. The 1999 Stock Incentive Plan will include the following change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances:

  . In the event that Divicore is acquired by merger or asset sale or a board-approved sale of more than fifty percent of Divicore's stock by its stockholders, each outstanding option under the discretionary option grant program which is not to be assumed or continued by the successor corporation will immediately become exercisable for all the option shares, and all outstanding unvested shares will immediately vest, except to the extent Divicore's repurchase rights with respect to those shares are to be assigned to the successor corporation.

  . The compensation committee will have complete discretion to grant one or more options which will become exercisable for all the option shares in the event those options are assumed in the acquisition but the optionee's service with Divicore or the acquiring entity is subsequently terminated. The vesting of any outstanding shares under Divicore's 1999 Stock Incentive Plan may be accelerated upon similar terms and conditions.

  . The compensation committee may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a successful tender offer for more than fifty percent of Divicore's outstanding voting stock or a change in the majority of Divicore's board through one or more contested elections. Such accelerated vesting may occur either at the time of such transaction or upon the subsequent termination of the individual's service.

  . The options currently outstanding under Divicore's 1995 Stock Option Plan will immediately vest upon an acquisition of Divicore by merger or asset sale or sale of more than fifty percent of Divicore's outstanding stock by its stockholders. There are no other change in control provisions currently in effect for those options. However, the compensation committee may extend the acceleration provisions of Divicore's 1999 Stock Incentive Plan to any or all of those options.

   Automatic Option Grant Program. Each individual who is serving as a non-employee board member on the date the underwriting agreement for this offering is executed will automatically receive on such date an option to purchase 20,000 shares of Divicore's common stock, provided he has not been in the prior employ of Divicore. Each individual who first becomes a non-employee board member at any time after this offering will automatically receive on the date of his or her appointment, an option to purchase 20,000 shares of Divicore's common stock. On the date of each annual stockholders meeting following this offering, each individual who is to continue to serve as a non-employee board member will automatically be granted an option to purchase 5,000 shares of Divicore's common stock, provided he or she has served on the board for at least six months.

   Each automatic grant will have a term of ten years, subject to earlier termination following the optionee's cessation of board service. The option will be immediately exercisable for all of the option shares; however, any unvested shares purchased under the option will be subject to repurchase by Divicore, at the exercise price paid per share, should the optionee cease board service prior to vesting in those shares. The shares subject to each 20,000 share initial automatic option grant will vest over a four year period in successive equal annual installments upon the individual's completion of each year of board service over the four year period measured from the option grant date. Each 5,000 share subsequent automatic option grant will vest upon the individual's completion of one year of board service measured from the option grant date. However, the shares subject to each automatic grant will immediately vest in full upon certain changes in control or ownership of Divicore or upon the optionee's death or disability while a board member.

   The board may amend or modify the 1999 Stock Incentive Plan at any time, subject to any required stockholder approval. The 1999 Stock Incentive Plan will terminate no later than April 29, 2009.

1999 Employee Stock Purchase Plan

   Introduction. Divicore's 1999 Employee Stock Purchase Plan was adopted by the board in April 1999 and is expected to be approved by the stockholders in May 1999. The plan will become effective immediately upon the execution of the underwriting agreement for this offering. The plan is designed to allow eligible employees of Divicore and its participating subsidiaries to purchase shares of common stock, at semi-annual intervals, with their accumulated payroll deductions.

   Share Reserve. 500,000 shares of common stock will initially be reserved for issuance.

   Offering Periods. The plan will have a series of successive offering periods, each with a maximum duration of 24 months. The initial offering period will start on the date the underwriting agreement for the offering covered by this prospectus is signed and will end on the last business day in July 2001. The next offering period will start on the first business day in August 2001, and subsequent offering periods will be set by Divicore's compensation committee. Shares will generally be purchased on the last business day of January and July during each offering period.

   Reset Feature. If the fair market value per share of Divicore's common stock on any purchase date is less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new two-year offering period will begin on the next business day. All participants in the terminated offering will be transferred to the new offering period.

   Eligible Employees. Individuals scheduled to work more than 20 hours per week for more than 5 calendar months per year may join an offering period on the start date or any semi-annual entry date within that period. Semi-annual entry dates will occur on the first business day of February and August each year. Individuals who become eligible employees after the start date of an offering period may join the plan on any subsequent semi-annual entry date within that offering period.

   Payroll Deductions. A participant may contribute up to 15% of his or her cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85% of the fair market value per share on the participant's entry date into the offering period or, if lower, 85% of the fair market value per share on the semi-annual purchase date. Semi-annual purchase dates will occur on the last business day of January and July each year. In no event, however, may any participant purchase more than 1,300 shares on any purchase date, and not more than 125,000 shares may be purchased in total by all participants on any purchase date.

   Change in Control. Should Divicore be acquired by merger or sale of substantially all of Divicore's assets or more than fifty percent of its voting securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price will be equal to 85% of the market value per share on the participant's entry date into the offering period in which an acquisition occurs or, if lower, 85% of the fair market value per share immediately prior to the acquisition.

   The plan will terminate no later than the last business day of July 2009. The board may at any time amend, suspend or discontinue the plan. However, certain amendments may require stockholder approval.

Employment Contracts, Termination of Employment Agreements and Change in Control Arrangements

   In August 1997, Divicore entered into an employment letter agreement with Mr. Wilde. The annual base salary for Mr. Wilde is $125,000 per annum. Under the employment letter agreement, Divicore paid $25,000 to Mr. Wilde as a signing bonus and granted to Mr. Wilde a stock option to purchase 166,667 shares of Divicore common stock at an exercise price of $6.00 per share. These stock options have fully vested. These stock options were regranted on September 23, 1998 at $2.52 per share. In addition, in the event of a sale of all of the assets or a merger in which Divicore is not the surviving entity and in which Divicore is valued at $80,000,000 or more, Mr. Wilde is entitled to the greater of 2.5% of the proceeds or $2,000,000 in cash.

   In November 1997, Divicore entered into an employment agreement with Mr. Harris, in which Divicore hired Mr. Harris as its Chief Technology Officer for a two year term at a base salary of $125,000 per year, an annual cash bonus of $35,000 and incentive stock options to purchase up to 4,167 shares of common stock in minimum blocks of 2,083 shares at an exercise price of $1.50 per share. In addition, if Mr. Harris is terminated for any reason other than gross malfeasance or gross nonfeasance, he will be paid his then-current salary for six additional months. Finally, if Mr. Harris is terminated, his options immediately vest.

   In November 1997, Divicore entered into an employment agreement with Mr. Liu, in which Divicore hired Mr. Liu as its Chief Financial Officer for a term of two years at a base salary of $125,000 per year plus an annual cash bonus of $35,000 and options to purchase up to 4,167 shares of common stock per year for significant performance and an additional 2,083 shares of common stock for exceptional performance. In addition, if Mr. Liu is terminated for any reason other than gross malfeasance or gross nonfeasance, he will be paid his then-current salary for six additional months.

   In December 1997, Divicore entered into an employment agreement with Mr. Sharp, in which Divicore hired Mr. Sharp as Vice President of Sales and Marketing for a two year term at a base salary of $125,000 per year, an annual cash bonus of $35,000, a commission in 1998 of three percent of the gross contribution margin in excess of $9,236,000 and options to purchase up to 83,333 shares of common stock at an exercise price of $6.00 per share that immediately vest upon a change of control or the resignation, termination or demotion of Frank Wilde. In addition, Mr. Sharp may be awarded additional options to purchase up to 4,167 shares of common stock per year for significant performance and options to purchase up to an additional 2,083 shares of common stock for exceptional performance. Finally, if Mr. Sharp is terminated for any reason other than gross malfeasance or gross nonfeasance, he will be paid his then-current salary for six additional months.

   In December 1997, Divicore entered into an employment agreement with Mr. Russell, in which Divicore hired Mr. Russell as the Director of Engineering for a two year term for a base salary of $125,000 per year, an annual cash bonus of $35,000 per year and options to purchase up to 4,167 shares of common stock per year for significant performance and an additional 2,083 shares of common stock per year for exceptional performance. In addition, if Mr. Russell is terminated for any reason other than gross malfeasance or gross nonfeasance, he will be paid his then-current salary for six additional months.

   In February 1998, Divicore entered into an employment agreement with Mr. Garnick, in which Divicore employed Mr. Garnick as Chairman of the Board and Chief Executive Officer for an initial two year term commencing January 1, 1998 at a base salary of $125,000. In March 1998, this employment agreement was amended, as a result of which Mr. Garnick resigned as Chief Executive Officer but remained employed by Divicore and remained as a director. The amendment provided that if Mr. Garnick was terminated by Divicore (other than for gross malfeasance or gross non-feasance) or if he resigned his employment at Divicore or if he were removed as Chairman of the Board, he would nonetheless remain a director of Divicore until either a merger or an initial public offering of Divicore stock.

   In April 1999, Divicore entered into a letter agreement with Gregg W. Garnick, pursuant to which Mr. Garnick resigned as a director of Divicore and agreed to enter into a consulting agreement to perform marketing and other special projects for a term expiring on the earlier of one year or seven months from the closing of this offering. In addition, Divicore accelerated 2,635 of Mr. Garnick's unvested options.

Limitation of Liability and Indemnification

   Divicore's certificate of incorporation eliminates to the maximum extent allowed by the Delaware General Corporation Law, subject to certain exceptions, directors' personal liability to Divicore or its stockholders for monetary damages for breaches of fiduciary duties. The certificate of incorporation does not, however, eliminate or limit the personal liability of a director for the following:

  . any breach of the director's duty of loyalty to Divicore or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  . any transaction from which the director derived an improper personal benefit.

   Divicore's bylaws provide that Divicore shall indemnify its directors and executive officers to the fullest extent permitted under the Delaware General Corporation Law and may indemnify its other officers, employees and other agents as set forth in the Delaware General Corporation Law. In addition, Divicore has entered into an indemnification agreement with each of its directors and officers. The indemnification agreements contain provisions that require Divicore, among other things, to indemnify its directors and executive officers against certain liabilities (other than liabilities arising from intentional or knowing and culpable violations of law) that may arise by reason of their status or service as directors or executive officers of Divicore or other entities to which they provide service at the request of Divicore and to advance expenses they may incur as a result of any proceeding against them as to which they could be indemnified. Divicore believes that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified directors and officers. Prior to the consummation of the offering, Divicore will obtain an insurance policy covering directors and officers for claims they may otherwise be required to pay or for which Divicore is required to indemnify them, subject to certain exclusions.

   At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of Divicore where indemnification will be required or permitted, and Divicore is not aware of any threatened litigation or proceeding which may result in a claim for indemnification.

                              CERTAIN TRANSACTIONS

Sales of Securities

   Since January 1996, Divicore has raised capital primarily through the sale of its securities, including:

    . In March 1996, Divicore sold a combination of subordinated notes and warrants to purchase an aggregate of 83,635 shares of Class A Preferred Stock at an exercise price of $0.746352 per share to NEPA Venture Fund II, L.P. for an aggregate consideration of $125,000.

    . In March 1998, Divicore entered into a Development and License Agreement with ATI Technologies, Inc. whereby Divicore agreed to allow ATI Technologies to convert up to $125,000 in prospective royalty payments due to Divicore per quarter in each of the first four quarters of royalty payments and $500,000 in the fourth quarter of the second year of royalty payments into 200,803 shares of Class B Preferred Stock and warrants to purchase 81,727 shares of common stock at an exercise price of $0.06 per share.

    . In December 1997 and March 1998, Divicore borrowed $1,770,000 from Atlantic Coastal Ventures L.P. pursuant to 6% convertible subordinated debentures due March and May 1998. In April 1998, Atlantic Coastal Ventures received interest on the debentures in the form of common stock and exercised warrants received with the debentures for 208,682 shares of common stock. In addition, Atlantic Coastal Ventures converted the debentures into 355,422 shares of Class B Preferred Stock.

    . In April 1998, Divicore sold to various investors including entities affiliated with Patricof & Co. Ventures, Inc. and Atlantic Coastal Ventures an aggregate of 3,226,908 shares of Class B Preferred Stock and warrants to purchase 1,313,351 shares of its common stock at an exercise price of $.06 per share for an aggregate consideration of $16,070,000.

    . In May 1998, Divicore sold to ATI Technologies an aggregate of 502,008 shares of Class B Preferred Stock and warrants to purchase 204,317 shares of common stock at $0.06 per share for an aggregate consideration of $2,500,000.

   The following table summarizes the shares of common stock, preferred stock and warrants purchased by Divicore's executive officers, directors and 5% percent stockholders and persons associated with them since January 1996. The number of total shares on an as-converted basis reflects a one-to-one conversion to common stock ratio for each share of Class A and Class B Preferred Stock.

                                                                         Total
                                                           Warrants to shares on
                                        Class A   Class B   Purchase    an As-
                               Common  Preferred Preferred   Common    Converted
Investor                        Stock    Stock     Stock      Stock      Basis
--------                       ------- --------- --------- ----------- ---------
NEPA Venture Fund II, L.P. ..        0  83,635           0          0     83,635
Entities affiliated with
 Patricof & Co.
 Ventures....................        0       0   2,108,434    858,133  2,966,566
Atlantic Coastal Ventures
 L.P. .......................  208,682       0     355,422          0    564,104
ATI Technologies, Inc. ......        0       0     577,309    234,965    812,274
                               -------  ------   ---------  ---------  ---------
                               208,682  83,635   3,041,165  1,093,087  4,426,578
                               =======  ======   =========  =========  =========

Agreements with Officers and Directors

   Messrs. Vais and Threadgill are on the board of directors pursuant to agreements with Divicore.

   In March 1996, Divicore entered into a series of salary deferral transactions with each of Gregg W. Garnick, Jason C. Liu and Robert S. Russell, whereby in exchange for salary deferral, each officer received non-plan stock options to purchase 50,510 shares of common stock at an exercise price of $0.60 per share.

   In April 1998, Divicore repurchased 200,000 shares of Divicore common stock from Gregg W. Garnick, at a price of $3.60 per share for an aggregate consideration of $720,000.

   In September 1998, Divicore entered into an agreement with Michael Harris and Brenda Harris in which the Harrises borrowed $60,000 payable in three years with no interest accruing in those three years. In addition, if Mr. Harris achieves each of his quarterly performance goals with Divicore, at the end of each year, Divicore will forgive one-third of the principal amount. If Mr. Harris voluntarily leaves or is terminated for cause, the note is immediately due and payable. However, if Divicore completes an initial public offering of its stock, Divicore will completely forgive the note. The parties also entered into an agreement confirming that the note is immediately payable upon termination and that the outstanding principal will be forgiven upon an initial public offering of Divicore common stock.

Agreement with ATI Technologies Inc.

   In March 1998, Divicore entered into a Development and License Agreement with ATI Technologies for a term of two years, and extendable for one year terms thereafter, pursuant to which Divicore granted a worldwide, non-exclusive license to ATI Technologies to Divicore's Software DVD, Video Encoder Software, and Hardware DVD technology in exchange for a royalty for each copy of Video Encoder Software sold by ATI Technologies. ATI Technologies agreed to pay to Divicore a minimum quarterly royalty payment; however, ATI Technologies is allowed to convert up to $125,000 of prospective quarterly royalty payments in each of the first four quarters of royalty payments and $500,000 of prospective quarterly royalty payments in the fourth quarter of the second year of royalty payments into shares of Class B Preferred Stock and warrants to purchase common stock. This agreement may be terminated by either party for a material breach of the agreement or for a repeated breach of the agreement subject to certain notice requirements. In April 1999, Divicore issued 25,100 shares of Class B Preferred Stock and warrants to purchase 10,216 shares of common stock under this agreement. Also in April 1999, Divicore amended the agreement to terminate ATI Technology's right to receive Class B Preferred Stock and warrants and issued to ATI Technologies 100,402 shares of Class B Preferred Stock and warrants to purchase 40,863 shares of common stock in exchange for which Divicore received promissory notes with an aggregate value of $500,000.

Other Related Party Transactions

   Divicore has entered into employment agreements with its executive officers. See "Management--Employment Contracts, Termination of Employment and Change in Control Arrangements."

   Holders of shares of preferred stock are entitled to certain registration rights in respect of the common stock issued or issuable upon conversion thereof. See "Description of Capital Stock--Registration Rights."

   Divicore has also granted additional options and issued common stock to certain of its executive officers and directors. See "Management--Director Compensation," and "Principal Stockholders."

   Divicore has entered into an Indemnification Agreement with each of its executive officers and directors containing provisions that may require it, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. See "Management--Limitation on Liability and Indemnification Matters."

   Divicore has entered into non-competition and confidentiality agreements with certain of its officers.

   Divicore believes that all of the transactions set forth above were made on terms no less favorable to Divicore than could have been otherwise obtained from unaffiliated third parties. All future transactions, including loans, if any, between Divicore and its officers, directors and principal stockholders and their affiliates and any transactions between Divicore and any entity with which its officers, directors or 5% stockholders are affiliated will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors of the board of directors and will be on terms no less favorable to Divicore than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

   The table below sets forth information regarding the beneficial ownership of Divicore's common stock as of April 30, 1999, by the following individuals or groups:

    . Each person or entity who is known by Divicore to own beneficially more than 5% of Divicore's outstanding stock

    .  Each of the Named Executive Officers

    .  Each director of Divicore

    .  All directors and executive officers as a group

   Applicable percentage ownership in the following table is based on 11,232,039 shares of common stock outstanding as of April 30, 1999, as adjusted to reflect the conversion of all outstanding shares of preferred stock upon the closing of this offering and treating as outstanding all shares of common stock issuable upon exercise of warrants to purchase common stock and preferred stock and options exercisable within 60 days of April 30, 1999 held by the particular stockholder and that are included in the first column. The numbers shown in the table below assume no exercise by the underwriters of their over-allotment option.

   Unless otherwise indicated, the principal address of each of the stockholders below is c/o Divicore Inc., One Great Valley Parkway, Malvern, Pennsylvania 19355. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

                                                     Percentage of Shares
                                                      Beneficially Owned
Name and Address of        Number of Shares  ------------------------------------
Beneficial Owner          Beneficially Owned Prior to Offering After the Offering
-------------------       ------------------ ----------------- ------------------
NEPA Venture Fund II,
 L.P.(1)................        920,006             8.2%
Entities affiliated with
 Patricof & Co.
 Ventures, Inc.(2)......      2,966,566            26.4%
Atlantic Coastal
 Ventures L.P.(3).......        564,104             5.0%
ATI Technologies,
 Inc.(4)................        812,274             7.2%
Frank E.J. Wilde
 III(5).................        167,651             1.5%
Jason C. Liu(6).........        165,138             1.5%
Michael R. Harris(7)....        515,695             4.6%
Robert S. Russell(8)....         47,700               *
Leonard D. Sharp(9).....         32,179               *
Frederick J. Beste
 III(1).................        920,006             8.2%
Peter X. Blumenwitz(2)..      2,966,566            26.4%
Walter L.
 Threadgill(3)..........        564,104             5.0%
Paul A. Vais(2).........      2,966,566            26.4%
Gregg W. Garnick(10)....      1,046,618             9.3%
All directors and
 executive officers as a
 group
 (twelve persons)(11)...      5,395,705            48.0%

----------
  *Less than 1%.

 (1) Principal Address is 125 Goodman Drive, Bethlehem, PA 18015. Includes warrants to purchase 836,371 shares of Class A Preferred Stock at an exercise price of $0.5978262 per share and warrants to purchase 83,635 shares of Class A Preferred Stock at an exercise price of $0.746352 per share.

    Mr. Beste is the President of the general partner of NEPA Venture Fund II, L.P. and a director of Divicore. Mr. Beste disclaims beneficial ownership of all Divicore shares except to the extent of his pecuniary interest in NEPA Venture Fund II, L.P.

 (2) Principal Address is 445 Park Avenue, New York, NY 10022. Represents 133,374 shares of common stock and warrants to purchase 54,283 shares of common stock at an exercise price of $0.06 per share held by Coutts & Co. (Cayman) Ltd., 602,410 shares of common stock and warrants to purchase 245,181 shares of common stock at an exercise price of $0.01 per share held by The P/A Fund III, L.P., 602,410 shares of common stock and warrants to purchase 245,181 shares of common stock at an exercise price of $0.06 per share held by Apax Germany II L.P., 14,458 shares of common stock and warrants to purchase 5,884 shares of common stock at an exercise price of $0.06 per share held by Patricof Private Investment Club, L.P., and 755,783 shares of common stock and warrants to purchase 307,604 shares of common stock at an exercise price of $0.06 per share held by APA Excelsior IV, L.P. Mr. Vais is a Vice President of Patricof Co. Ventures, Inc. and a director of Divicore. Mr. Vais disclaims beneficial ownership of all Divicore shares, except to the extent of his pecuniary interest in Patricof Private Investment Club, L.P. Mr. Blumenwitz is an Assistant Director of Apax Partners & Co. Beteilgingsberatung A.G. and a director of Divicore. Mr. Blumenwitz disclaims beneficial ownership of all Divicore shares, except to the extent of his pecuniary interest in Apax Germany II L.P.

 (3) Principal Address is 3101 South Street N.W., Washington, D.C. 20007. Includes 564,104 shares of common stock held by Atlantic Coastal Ventures, L.P. Mr. Threadgill is a General Partner of Atlantic Coastal Ventures, L.P. and a director of Divicore. Mr. Threadgill disclaims beneficial ownership of all Divicore shares, except to the extent of his pecuniary interest in Atlantic Coastal Ventures, L.P.

 (4) Principal address is 33 Commerce Valley Drive East, Thornhill, Ontario Canada L3T7N6. Includes 577,309 shares of common stock and warrants to purchase 234,965 shares of common stock at an exercise price of $0.06 per share. Mr. Hartog is a Vice President of Engineering for ATI Technologies, Inc. Mr. Hartog disclaims beneficial ownership of all Divicore shares.

 (5) Includes 167,651 shares of common stock issuable upon exercise of immediately exercisable options.

 (6) Includes 91,701 shares of common stock issuable upon exercise of immediately exercisable options.

 (7) Includes 341,160 shares of common stock issuable upon exercise of immediately exercisable options.

 (8) Includes 47,700 shares of common stock issuable upon exercise of immediately exercisable options.

 (9) Includes 32,179 shares of common stock issuable upon exercise of immediately exercisable options.

(10) Includes 43,649 shares of common stock issuable upon exercise of immediately exercisable options.

(11) Includes 700,058 shares of common stock issuable upon exercise of immediately exercisable options.

                          DESCRIPTION OF CAPITAL STOCK

   At the closing of this offering, the authorized capital stock of Divicore will consist of 50,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of preferred stock, $.001 par value, covered by the
assumptions contained in the summary. An aggregate of        shares of common
stock will be issued and outstanding, excluding shares issued upon exercise of outstanding options and warrants. No shares of preferred stock will be issued and outstanding.

Common Stock

   The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock that may come into existence, the holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for dividends. See "Dividend Policy." In the event of liquidation, dissolution or winding up of Divicore, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be outstanding upon completion of this offering will be fully paid and nonassessable.

Preferred Stock

   Divicore's board of directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series, any or all of the authorized but unissued shares of preferred stock of Divicore with any dividend, redemption, conversion and exchange provisions as may be provided in the particular series. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to that of the common stock. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of entrenching Divicore's board of directors and making it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of the outstanding voting stock of Divicore. Divicore has no present plans to issue any shares of or designate any series of preferred stock.

Warrants

   At March 31, 1999, there were warrants outstanding to purchase a total of 1,608,172 shares of common stock on an as-converted basis, including:

    . Warrants to purchase 34,970 and 20,982 shares of common stock at $0.7473 per share, which will expire in June 2003 and November 2003, respectively.

    . Warrants to purchase 12,500, 33,333 and 16,667 shares of common stock at $3.558 per share, which will expire in June 2004, January 2005 and July 2005, respectively.

    . Warrants to purchase 7,500, 20,080 and 10,843 shares of common stock at $4.98 per share, which will expire in February 2001, March 2001 and April 2001, respectively.

    .  Warrants to purchase 1,376,452, 40,864, 10,216, 10,216 and 10,216 shares of common stock at $0.06 per share, which will expire in April 2003, May 2003, July 2003, September 2003 and December 2003, respectively.

    . Warrants to purchase 3,333 shares of common stock at $6.00 per share, which will expire in April 2003.

Registration Rights

   Upon completion of the offering, the holders of an aggregate of approximately 5,961,046 shares of common stock and the holders of warrants to purchase up to approximately 1,608,172 shares of common stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act of 1933, as amended, or the Securities Act. Under the terms of the registration rights agreements, if Divicore proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of such registration and are entitled to include shares of common stock in the registration. The rights are subject to conditions and limitations, among them the right of the underwriters of an offering subject to the registration to limit the number of shares included in such registration. Holders of these rights may also require Divicore to file a registration statement under the Securities Act of 1933 at its expense with respect to their shares of common stock, and Divicore is required to use its best efforts to effect such registration, subject to conditions and limitations. Furthermore, stockholders with registration rights may require Divicore to file additional registration statements on Form S-3, subject to conditions and limitations.

Antitakeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law

   Divicore's certificate of incorporation authorizes the board to establish one or more series of undesignated preferred stock, the terms of which can be determined by the board at the time of issuance without stockholder action. See "--Preferred Stock." The certificate of incorporation also provides that all stockholder action must be effected at a duly called meeting of stockholders and not by written consent. In addition, the certificate of incorporation and bylaws do not permit stockholders of Divicore to call a special meeting of stockholders. Only Divicore's Board of Directors are permitted to call a special meeting of stockholders. The certificate of incorporation also provides that the Board of Directors is divided into three classes, with each director assigned to a class with a term of three years, and that the number of directors may only be determined by the board of directors. The bylaws also require that stockholders give advance notice to Divicore's Secretary of any nominations for director or other business to be brought by stockholders at any stockholders' meeting, and that the Chairman has the authority to adjourn any such meeting. The bylaws also require a supermajority vote of members of the Board of Directors and/or stockholders to amend certain bylaw provisions. These provisions of the restated certificate of incorporation and the bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of Divicore. These provisions also may have the effect of preventing changes in the management of Divicore. See "Risk Factors--We have adopted certain anti-takeover provisions."

   Divicore is subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

    . prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

    . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

      .  by persons who are directors and also officers; and

      . by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    . on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

   Section 203 defines "business combination" to include the following:

    . any merger or consolidation involving the corporation and the interested stockholder;

    . any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

    . subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

    . any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

    . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

   In general, section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Transfer Agent and Registrar

   The Transfer Agent and Registrar for Divicore's common stock is BankBoston, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has not been any public market for the common stock. Future sales of substantial amounts of common stock (including shares issued upon exercise of outstanding options or warrants) in the public market could adversely affect prevailing market prices from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale (as described below), sales of substantial amount of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of Divicore to raise equity capital in the future.

   Upon completion of this offering, Divicore will have             shares of
common stock outstanding assuming no exercise of options and warrants after March 31, 1999. Of the total outstanding shares of common stock, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of Divicore, as that term is defined in Rule 144 under the Securities Act, may generally only be sold pursuant to an effective registration statement under the Securities Act or in compliance with the limitations of Rule 144 as described below.

   The remaining              shares of common stock are "restricted
securities" as that term is defined in Rule 144. The restricted shares will be available for sale in the public market following the expiration of the 180 day lock-up agreement further described below. In addition, the holders of warrants for 1,659,251 shares of common stock can exercise these warrants at any time, but these shares cannot be sold until the expiration of the 180 day lockup period following the date of this prospectus. Upon expiration of these
agreements, approximately           shares (including shares issuable upon
exercise of warrants) will be eligible for immediate resale in the public market subject to the volume and other limitations of Rule 144, and
approximately     shares will be eligible for immediate resale pursuant to Rule
144(k) without such limitations, unless they are held by affiliates of Divicore. Beginning 180 days after the date of this prospectus the holders of restricted shares and the holders of warrants for 1,659,251 shares of common stock are entitled to certain rights with respect to registration of these shares for sale in the public market. If these holders sell in the public market these sales would have a material adverse effect on the market price of the common stock.

   All of the officers and directors and substantially all of the securityholders of Divicore have entered into contractual "lock-up" agreements generally providing that, subject to certain limited exceptions, they will not offer, pledge, sell, offer to sell, contract to sell, sell any option or contract to purchase, purchase any option to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the shares of common stock or any securities convertible into, or exercisable or exchangeable for, common stock owned by them, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, for a period of 180 days after the date of this prospectus, without the prior written consent of Bear, Stearns & Co. Inc. subject to certain limited exceptions. Bear, Stearns & Co. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. When determining whether or not to release shares from the lock-up agreements, Bear, Stearns & Co. will consider, among other factors, the stockholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time. Following the expiration
of the 180-day lock-up period, all              shares of common stock will be
available for sale in the public market subject to compliance with Rule 144 or Rule 701.

   In general, under Rule 144 as currently in effect, an affiliate of Divicore or a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year, (including the holding period of any prior owner other than a person who may be deemed an affiliate of Divicore) is entitled to sell within any three-month period a number of shares of common stock that does not exceed the greater of 1% of the then-outstanding shares of
common stock (approximately         shares after giving effect to this
offering) and the average weekly trading volume of the common stock on The Nasdaq National Market during the four calendar weeks preceding the filing of a Form 144 notice with respect to this sale. Sales under

Rule 144 of the Securities Act are subject to certain restrictions relating to manner of sale, notice and the availability of current public information about Divicore. Under Rule 144(k), a person who is not an affiliate of Divicore at any time during the ninety days preceding a sale, and who has beneficially owned shares for at least two years (including the holding period of any prior owner other than a person who may be deemed an affiliate of Divicore), would be entitled to sell these shares immediately following this offering without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144 of the Securities Act. However, the transfer agent may require an opinion of counsel that a proposed sale of shares comes within the terms of Rule 144 of the Securities Act prior to effecting a transfer of these shares.

   Divicore intends to file, after consummation of this offering, a registration statement on Form S-8 under the Securities Act covering all shares of common stock reserved for issuance under its 1999 Stock Incentive Plan and its 1999 Employee Stock Purchase Plan. See "Management-Benefit Plans." Any shares registered under such registration statement would be available for sale in the open markets in the future unless these shares are subject to vesting restrictions with Divicore or the contractual restrictions described above.

                                  UNDERWRITING

   The underwriters of this offering named below, for whom Bear, Stearns & Co. Inc., SG Cowen Securities Corporation, and Volpe Brown Whelan & Company, LLC are acting as representatives, have severally agreed with Divicore, subject to the terms and conditions of the Underwriting Agreement (the form of which has been filed as an exhibit to the Registration Statement on Form S-1 of which this prospectus is a part), to purchase from Divicore the aggregate number of shares of common stock set forth opposite their respective names below:

                                                                       Number of
     Underwriter                                                        Shares
     -----------                                                       ---------
     Bear, Stearns & Co. Inc. ........................................
     SG Cowen Securities Corporation..................................
     Volpe Brown Whelan & Company, LLC................................
                                                                         ----
       Total..........................................................
                                                                         ====

   The nature of the respective obligations of the underwriters is such that all of the shares of common stock (other than shares of common stock covered by the over-allotment option described below) must be purchased if any are purchased. Those obligations are subject, however, to various conditions, including the approval of certain matters by counsel. Divicore has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and, where such indemnification is unavailable, to contribute to payments that the underwriters may be required to make in respect of such liabilities.

   Divicore has been advised that the underwriters propose to offer the shares of common stock directly to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain selected dealers
at such price less a concession not to exceed $      per share, that the
underwriters may allow, and such selected dealers may reallow, a concession to
certain other dealers not to exceed $     per share and that after the
commencement of this offering, the public offering price and the concessions may be changed. The common stock is offered subject to receipt and acceptance by the underwriters, and to various other conditions, including the right to reject orders in whole or in part. The representatives of the underwriters have advised Divicore that the underwriters do not expect to confirm sales to any accounts over which they exercise discretionary authority.

   Divicore has granted to the underwriters an option to purchase in the
aggregate up to              additional shares of common stock to be sold in
this offering solely to cover over-allotments, if any. The option may be exercised in whole or in part at any time within 30 days after the date of this prospectus. To the extent the option is exercised, the underwriters will be severally committed, subject to certain conditions, including the approval of certain matters by counsel, to purchase the additional shares of common stock in proportion to their respective purchase commitments as indicated in the preceding table.

   The following table shows the per share and total underwriting discounts and commission to be paid to the underwriters by Divicore. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                              Paid by Us
                                                       -------------------------
                                                       No Exercise Full Exercise
                                                       ----------- -------------
Per share.............................................   $            $
  Total...............................................   $            $

   The underwriters have reserved for sale at the initial public offering price up to 5% of the number of shares of common stock offered hereby for sale to certain directors, officers, other employees, business affiliates and related persons of Divicore who have expressed an interest in purchasing shares. The number of shares available for sale to the general public will be reduced to the extent any reserved shares are purchased. Any reserved shares not so purchased will be offered by the underwriters on the same basis as the other shares offered hereby.

   Divicore, its executive officers, directors and substantially all of its securityholders have agreed that, subject to certain limited exceptions, for a period of 180 days after the date of this prospectus, without the prior written consent of Bear, Stearns & Co. Inc., they will not:

    . directly or indirectly, issue, sell, offer or agree to sell or otherwise dispose of any shares of Divicore common stock (or securities convertible into, exchangeable for or evidencing the right to purchase shares of common stock);

    . nor enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of Divicore ownership of Divicore common stock, whether any such swap transaction is to be settled by delivery of common stock or other securities, in cash or otherwise, or exercise their rights, as applicable, to require Divicore to register common stock.

   The restrictions described in the previous paragraph do not apply to:

    . transactions by any person other than Divicore relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering; or

    . certain specified transfers, provided that, following such transfers, the transferees are subject to transfer restrictions similar to those described above.

   Prior to this offering, there has been no public market for the common stock. Consequently, the initial public offering price will be determined through negotiations among Divicore and the representatives of the underwriters. Among the factors considered in making such determination were Divicore's financial and operating history and condition, market valuations of other companies engaged in activities similar to Divicore's, Divicore's prospects and prospects for the industry in which it does business in general, the management of Divicore, prevailing equity market conditions and the demand for securities considered comparable to those of Divicore.

   In order to facilitate this offering, certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after this offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock, than have been sold to them by Divicore. The underwriters may elect to cover any such short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in this offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

   The validity of the common stock offered will be passed upon for Divicore by Brobeck, Phleger & Harrison LLP, Palo Alto, California. Certain legal matters in connection with the offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California.

                                    EXPERTS

   The consolidated financial statements and schedule of Divicore Inc. as of December 31, 1997 and 1998 and for each of the years in the three year period ended December 31, 1998 and the financial statements of Viona Development Hard & Software Engineering GmbH as of and for the year ended December 31, 1997 have been included in this prospectus and in the registration statement in reliance upon the reports of KPMG LLP and KPMG Deutsche Treuhand-Gesellschaft AG, respectively, independent certified public accountants, appearing elsewhere in this prospectus, and upon the authority of said firms as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission, Washington, D.C. 20549 (the "Commission"), under the Securities Act, as amended, a registration statement on Form S-1 relating to the common stock offered. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information with respect to Divicore and the shares we are offering pursuant to this prospectus you should refer to the registration statement, including its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other document filed as an exhibit to the registration statement or any other document. You may inspect a copy of the registration statement without charge at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Commission's regional offices at 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036. The Commission maintains an Internet site that contains reports, proxy information statements and other information regarding registrants that file electronically with the Commission. The Commission's World Wide Web address is www.sec.gov.

   Divicore intends to furnish holders of its common stock with annual reports containing, among other information, audited consolidated financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed financial information for the first three quarters of each fiscal year. Divicore intends to furnish these other reports as it may determine or as may be required by law.

   Information contained in Divicore's World Wide Web site is not a prospectus and does not constitute a part of this prospectus.

                                 DIVICORE INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Audited Financial Statements
  Divicore Inc.
    Independent Auditors' Report..........................................  F-2
    Consolidated Balance Sheets, December 31, 1997 and 1998, and March 31,
     1999 (unaudited).....................................................  F-3
    Consolidated Statements of Operations, Years ended December 31, 1996,
     1997 and 1998, and the three months ended March 31, 1998 and 1999
     (unaudited)..........................................................  F-4
    Consolidated Statements of Changes in Stockholders' Deficiency, Years
     ended December 31, 1996, 1997 and 1998, and the three months ended
     March 31, 1999 (unaudited)...........................................  F-5
    Consolidated Statements of Cash Flows, Years ended December 31, 1996,
     1997 and 1998, and the three months ended March 31, 1998 and 1999
     (unaudited)..........................................................  F-6
    Notes to Consolidated Financial Statements............................  F-7
  Viona Development Hard & Software Engineering GmbH
    Independent Auditors' Report.......................................... F-26
    Balance Sheet, December 31, 1997...................................... F-27
    Statement of Operations, Year ended December 31, 1997................. F-28
    Statement of Changes in Stockholders' Equity, Year ended December 31,
     1997................................................................. F-29
    Statement of Cash Flows, Year ended December 31, 1997................. F-30
    Notes to Financial Statements......................................... F-31
Unaudited Pro Forma Financial Statements
    Unaudited Pro Forma Financial Information............................. F-35
    Unaudited Pro Forma Combined Statement of Operations, Year ended
     December 31, 1998.................................................... F-36
    Notes to Unaudited Pro Forma Combined Financial Statements............ F-37

   When the reverse stock split referred to in Note 19 of the Notes to Consolidated Financial Statements has been effected, we will be in a position to render the following report.

                                          KPMG LLP

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Divicore Inc.:

   We have audited the accompanying consolidated balance sheets of Divicore Inc. and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, changes in stockholders' deficiency, and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Divicore Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

Philadelphia, Pennsylvania
April 27, 1999, except as to the last paragraph of Note 19, which is as of April , 1999

                                 DIVICORE INC.

                          CONSOLIDATED BALANCE SHEETS
                (in thousands, except share and per share data)

                                                  December 31,
                                                ------------------   March 31,
                                                  1997      1998       1999
                                                --------  --------  -----------
                                                                    (unaudited)
                    ASSETS

Current assets:
 Cash and cash equivalents..................... $    607  $  1,024   $  2,175
 Accounts receivable, net of allowance for
  doubtful accounts of $467 in 1997 and $265
  in 1998 and 1999.............................      999    11,111      6,614
 Inventory.....................................      619     1,296      3,783
 Prepaid expenses..............................       38        72        109
                                                --------  --------   --------
   Total current assets........................    2,263    13,503     12,681
Furniture and equipment, net...................      175       875        789
Goodwill and other intangibles, net of
 accumulated amortization of $664 in 1998 and
 $886 in 1999..................................      --      2,881      2,659
Debt issuance costs, net of accumulated
 amortization of $22 in 1997, $62 in 1998 and
 $64 in 1999...................................       65        25         23
Loan receivable--officer.......................      --         60         60
Other assets...................................       66        30         27
                                                --------  --------   --------
   Total assets................................ $  2,569  $ 17,374   $ 16,239
                                                ========  ========   ========

   LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
 Accounts payable.............................. $  4,675  $  9,916   $  8,983
 Secured borrowings............................      278       --         --
 Bank line of credit...........................      998       --       1,252
 Bridge loan...................................    1,500       --         --
 Deferred revenue..............................      126       --         --
 Accrued expenses and other....................      279     1,114        862
 Other current liabilities.....................       44     2,560      2,060
 Loan payable--officer.........................        4       --         --
 Current installments of obligations under
  capital leases...............................       17        13         13
                                                --------  --------   --------
   Total current liabilities...................    7,921    13,603     13,170
Subordinated notes payable.....................      625       625        625
Other long-term liabilities....................       89       788        350
Obligations under capital leases, excluding
 current installments..........................       18         5          2
                                                --------  --------   --------
   Total liabilities...........................    8,653    15,021     14,147
                                                --------  --------   --------

Commitments and contingencies (note 13)

Mandatory redeemable convertible preferred
 stock, $.06 par value; 31,523,684 shares
 authorized; none outstanding in 1997,
 3,913,072 Class B outstanding in 1998 and
 1999; liquidation preference of approximately
 $19,487 at 1998 and 1999; net of subscription
 receivable of $625 for 125,502 shares at 1998
 and 1999 .....................................      --     14,589     14,871
Stockholders' deficiency:
 Common stock, $.06 par value (80,000,000
  shares authorized; 2,103,653, 3,520,851 and
  3,520,851 shares issued in 1997, 1998 and
  1999)........................................      126       211        211
 Additional paid-in capital....................    3,949    13,643     14,147
 Deferred stock compensation...................      --       (749)    (1,182)
 Accumulated deficit...........................  (10,159)  (24,596)   (25,189)
 Accumulated other comprehensive income........      --        (25)       (46)
 Treasury stock at cost, 200,000 shares........      --       (720)      (720)
                                                --------  --------   --------
   Total stockholders' deficiency..............   (6,084)  (12,236)   (12,779)
                                                --------  --------   --------
   Total liabilities and stockholders'
    deficiency................................. $  2,569  $ 17,374   $ 16,239
                                                ========  ========   ========

          See accompanying notes to consolidated financial statements.

                                 DIVICORE INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (In thousands, except share and per share data)

                                  December 31,                    March 31,
                          -------------------------------  -----------------------
                            1996       1997       1998        1998        1999
                          ---------  ---------  ---------  ----------- -----------
                                                           (unaudited) (unaudited)
Revenues:
  Licensing.............  $     335  $   1,335  $   2,770   $     --    $   1,985
  Services..............        490        110        677          10         305
  Hardware..............      3,370      5,376     26,841       3,133       8,522
                          ---------  ---------  ---------   ---------   ---------
    Total revenues......      4,195      6,821     30,288       3,143      10,812
Cost of revenues........      3,136      8,403     24,546       3,077       7,399
                          ---------  ---------  ---------   ---------   ---------
    Gross profit........      1,059     (1,582)     5,742          66       3,413
Research and
 development............      1,034      1,828      3,121         498       1,465
Sales and marketing.....        731      1,158      1,964         465       1,062
General and
 administrative.........      1,198      1,710      4,673         505         837
Depreciation and
 amortization...........         46         86        906          15         314
Compensation related to
 stock options..........        --       1,408        139         --          --
Acquired in-process
 research and
 development............        --         --       7,900         --          --
                          ---------  ---------  ---------   ---------   ---------
    Operating loss......     (1,950)    (7,772)   (12,961)     (1,417)       (265)
Other (income) expense:
  Interest expense,
   net..................        105        197        722         127          45
  Other income..........        --        (716)       --          --          --
                          ---------  ---------  ---------   ---------   ---------
Net loss................     (2,055)    (7,253)   (13,683)     (1,544)       (310)
                          ---------  ---------  ---------   ---------   ---------
Accretion of discount on
 mandatory redeemable
 preferred stock........        --         --         754         --          283
                          ---------  ---------  ---------   ---------   ---------
Loss attributable to
 common stockholders....  $  (2,055) $  (7,253) $ (14,437)  $  (1,544)  $    (593)
                          =========  =========  =========   =========   =========
Basic and diluted net
 loss per common share..  $   (1.19) $   (3.52) $   (4.94)  $   (0.73)  $   (0.18)
                          =========  =========  =========   =========   =========
Weighted average shares
 outstanding used in per
 common share
 calculation (basic and
 diluted)...............  1,720,922  2,060,668  2,920,677   2,103,654   3,320,851
                          =========  =========  =========   =========   =========


          See accompanying notes to consolidated financial statements.

                                 DIVICORE INC.

        CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY
                       (in thousands, except share data)

                                                                                Accumulated
                            Common stock   Additional   Deferred                   other                  Total
                          ----------------  paid-in      stock     Accumulated comprehensive Treasury stockholders'
                           Shares   Amount  capital   compensation   deficit      income      stock    deficiency
                          --------- ------ ---------- ------------ ----------- ------------- -------- -------------
Balances as of
December 31, 1995.......  1,545,856  $ 44   $    32     $   --      $   (851)      $ --       $ --      $   (775)
Issuance of common
stock...................    444,464    23     1,881         --           --          --         --         1,904
Adjustment for stock
splits..................        --     52       (52)        --           --          --         --           --
Issuance of warrants to
acquire 501,808 shares
of Class A
preferred stock.........        --    --          3         --           --          --         --             3
Net loss................        --    --        --          --        (2,055)        --         --        (2,055)
                          ---------  ----   -------     -------     --------       -----      -----     --------
Balances as of
December 31, 1996.......  1,990,320   119     1,864         --        (2,906)        --         --          (923)
Issuance of common
stock...................    113,333     7       619         --           --          --         --           626
Issuance of warrants to
acquire shares of common
stock...................        --    --         57         --           --          --         --            57
Compensation related to
stock options...........        --    --      1,409         --           --          --         --         1,409
Net loss................        --    --        --          --        (7,253)        --         --        (7,253)
                          ---------  ----   -------     -------     --------       -----      -----     --------
Balances as of
December 31, 1997.......  2,103,653   126     3,949         --       (10,159)        --         --        (6,084)
Issuance of warrants in
connection with debt
financing...............        --    --         68         --           --          --         --            68
Issuance of warrants in
connection with the sale
of Class B preferred
stock, net of
transaction costs.......        --    --      3,754         --           --          --         --         3,754
Issuance of common stock
to acquire Viona........  1,204,820    72     4,699         --           --          --         --         4,771
Repurchase of common
stock...................        --    --        --          --           --          --        (720)        (720)
Deferred stock
compensation related to
stock options...........        --    --        799        (799)         --          --         --           --
Amortization of deferred
stock compensation......        --    --        --           50          --          --         --            50
Compensation related to
stock options...........        --    --        139         --           --          --         --           139
Issuance of common stock
as consideration for
interest payments.......     12,962     1        64         --           --          --         --            65
Issuance of common stock
upon exercise of
warrants................    199,416    12       171         --           --          --         --           183
Accretion of discount on
mandatory redeemable
preferred stock.........        --    --        --          --          (754)        --         --          (754)
Foreign currency
translation adjustment..        --    --        --          --           --          (25)       --           (25)
Net loss................        --    --        --          --       (13,683)        --         --       (13,683)
                          ---------  ----   -------     -------     --------       -----      -----     --------
Balances as of
December 31, 1998.......  3,520,851   211    13,643        (749)     (24,596)        (25)      (720)     (12,236)
Deferred stock
compensation related to
stock options...........        --    --        504        (504)         --          --         --           --
Amortization of deferred
stock compensation......        --    --        --           71          --          --         --            71
Accretion of discount on
mandatory redeemable
preferred stock.........        --    --        --          --          (283)        --         --          (283)
Foreign currency
translation adjustment..        --    --        --          --           --          (21)       --           (21)
Net loss (unaudited)....        --    --        --          --          (310)        --         --          (310)
                          ---------  ----   -------     -------     --------       -----      -----     --------
Balances as of March 31,
1999 (unaudited)........  3,520,851  $211   $14,147     $(1,182)    $(25,189)      $ (46)     $(720)    $(12,779)
                          =========  ====   =======     =======     ========       =====      =====     ========

         See accompanying notes to consolidated financial statements.

                                 DIVICORE INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                   December 31,                 March 31,
                             --------------------------  -----------------------
                              1996     1997      1998       1998        1999
                             -------  -------  --------  ----------- -----------
                                                         (unaudited) (unaudited)
Cash flows from operating
 activities:
 Net loss..................  $(2,055) $(7,253) $(13,683)   $(1,544)    $ (310)
 Adjustments to reconcile
  net loss to net cash
  provided by (used in)
  operating activities:
   Depreciation and
    amortization...........       46       86       906         15        314
   Noncash compensation and
    other expenses.........        1    1,367       414         28         74
   Acquired in-process
    research and
    development............      --       --      7,900        --         --
   Changes in items
    affecting operations:
     Accounts receivable...     (598)    (229)  (10,112)    (1,380)     4,497
     Inventory.............     (258)     (15)     (677)    (1,806)    (2,487)
     Loan receivable--
      officer..............      --       --        (60)       --         --
     Prepaid expenses......     (198)     167       (34)         3        (37)
     Accounts payable......      461    3,686     5,241      2,387       (933)
     Deferred revenue......      550     (424)     (126)       --         --
     Accrued expenses and
      other................       71      142       549        176       (253)
                             -------  -------  --------    -------     ------
Net cash provided by (used
 in) operating activities..   (1,980)  (2,473)   (9,682)    (2,121)       865
                             -------  -------  --------    -------     ------
Cash flows from investing
 activities:
 Capital expenditures......     (110)     (26)     (813)       (57)       (78)
 Proceeds from sale of
  furniture and
  equipment................      --       --        --         --          86
 Acquisition, net of cash
  acquired.................      --       --     (3,231)       --         --
                             -------  -------  --------    -------     ------
Net cash provided by (used
 in) investing activities..     (110)     (26)   (4,044)       (57)         8
                             -------  -------  --------    -------     ------
Cash flows from financing
 activities:
 Repayments under capital
  lease obligations........      (14)     (14)      (18)        (4)        (3)
 Secured borrowings
  (repayments).............      --       278      (278)     1,198        --
 Proceeds from bridge
  loans....................      --     1,500     3,320      2,520        --
 Proceeds from
  subordinated notes
  payable..................       50      --        --         --         --
 Net proceeds from
  issuance of common
  stock....................    1,885      626       183        --         --
 Net proceeds from Class B
  preferred stock..........      --       --     12,769        --         --
 Net borrowings
  (repayments) under bank
  line of credit...........      140      663      (998)       452      1,252
 Borrowings (repayments)
  under other
  liabilities..............       65      --        (90)       --        (950)
 Repurchase of common
  stock....................      --       --       (720)       --         --
                             -------  -------  --------    -------     ------
Net cash provided by
 financing activities......    2,126    3,053    14,168      4,166        299
                             -------  -------  --------    -------     ------
Effect of exchange rate
 changes on cash and cash
 equivalents...............      --       --        (25)       --         (21)
                             -------  -------  --------    -------     ------
Net increase in cash and
 cash equivalents..........       36      554       417      1,988      1,151
Cash and cash equivalents:
 Beginning of year.........       17       53       607        607      1,024
                             -------  -------  --------    -------     ------
 End of year...............  $    53  $   607  $  1,024    $ 2,595     $2,175
                             =======  =======  ========    =======     ======
Supplemental disclosure of
 cash flow information:
 Cash paid during the year
  for:
  Interest.................  $   102  $   133  $    683    $    77     $   62
 Noncash investing and
  financing activities:
  Equipment acquired under
   capital lease
   obligations.............       18      --        --         --         --
  Issuance of warrants in
   connection with bank
   line of credit and
   bridge loans............        3       57        68        --         --
  Issuance of options in
   connection with equity
   transactions and grants
   below fair value........      150    1,409       139        --         --
  Issuance of common stock
   and preferred stock as
   consideration for
   services (1996) and
   private placement fees
   (1998)..................       19      --        542        --         --
  Amortization of deferred
   stock compensation......      --       --         50        --          71
  Bridge loans converted
   to Class B preferred
   stock...................      --       --      4,820        --         --
  Issuance of common stock
   as consideration for
   interest................      --       --         65        --         --

          See accompanying notes to consolidated financial statements.

                                 DIVICORE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       (Information with respect to March 31, 1998 and 1999 is unaudited)

(1) Summary of Significant Accounting Policies

  (a) Description of Business

   Divicore Inc. (the Company), which is in the process of changing its name from Quadrant International, Inc., effective May 1999, designs, develops, licenses and markets core-based modular software solutions that enable digital video and audio stream management in personal computer systems and consumer electronic devices. The Company also provides supporting hardware designs to selected customers as well as customization services and customer support. The Company's solutions enable decoding (playback) and encoding (recording) of multimedia formats such as digital versatile disk (DVD); direct broadcast satellite (DBS) and high-definition television (HDTV) on existing personal computers and consumer electronics platforms. The Company's customers consist principally of personal computer and consumer electronics manufacturers.

   Through 1998 the Company's revenue was substantially generated from selling hardware-based digital video solutions to personal computer and consumer electronics manufacturers and through wholesale distributors. The Company has recently changed its strategic focus from selling a hardware-based digital video solution to licensing its proprietary technology to provide software-based digital video solutions to primarily personal computer and consumer electronics original equipment manufacturers.

   The Company was incorporated in Pennsylvania in April 1994.

   The Company has sustained significant net losses and negative cash flows from operations since its inception. The Company's ability to meet its obligations in the ordinary course of business is dependent upon its ability to establish profitable operations or raise additional financing through public or private equity financing, bank financing, or other sources of capital. During 1998, the Company sold approximately $18.6 million of its preferred stock. Management believes that its current funds combined with other available sources of funding will be sufficient to enable the Company to meet its planned expenditures through at least December 31, 1999. The Company may require additional capital to finance its future operations and fund its ongoing research and development activities beyond 1999. Additional financing may not be available when needed and, if such financing is available, it may not be available on terms favorable to the Company.

  (b) Unaudited Interim Financial Information

   The interim consolidated financial statements of the Company for the three months ended March 31, 1998 and 1999, included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. In the opinion of management, the accompanying unaudited interim consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company at March 31, 1999, and the results of its operations and its cash flows for the three months ended March 31, 1998 and 1999.

  (c) Principles of Consolidation

   The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

                                 DIVICORE INC.

       (Information with respect to March 31, 1998 and 1999 is unaudited)


  (d) Cash and Cash Equivalents

   For purposes of the statement of cash flows, the Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

  (e) Inventory

   Inventory, which principally consists of finished goods, is valued at the lower of cost or market. Cost is determined using the first-in, first-out method (FIFO). Inventory is net of reserves of approximately $400,000 and $174,000 at December 31, 1997 and 1998, respectively.

  (f) Furniture and Equipment

   Furniture and equipment are stated at cost. Equipment under capital leases is stated at the present value of the minimum lease payments. Depreciation and amortization is calculated on the straight-line method over the estimated useful lives of the assets as follows:

       Purchased software............................................... 5 years
       Computer equipment............................................... 5 years
       Research and development equipment............................... 5 years
       Furniture and fixtures........................................... 7 years

  (g) Goodwill and Other Intangibles

   Goodwill and other intangibles are amortized using the straight-line method from the date of acquisition over the expected period to be benefited, estimated at four years. The Company assesses the recoverability of goodwill, as well as other long-lived assets, based upon expectations of future undiscounted cash flows in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.

  (h) Deferred Offering Costs

   As of March 31, 1999, specific incremental costs directly attributable to the planned initial public offering process have been deferred. These costs will be charged against additional-paid-in-capital in connection with the consummation of this offering.

  (i) Revenue Recognition

   Licensing revenues for one-time license fees are recognized in the period in which the license agreement is signed, delivery of the technology has occurred and collectibility is probable. Licensing revenues associated with ongoing licensing agreements are recognized when earned, which is generally based on receiving notification from licensees stating the number of products sold which incorporate the licensed technology from the Company and for which license fees are due.

   Revenue is recognized upon shipment of products to customers. An allowance for returned merchandise is provided based on the Company's historical experience. Revenue related to services are recognized upon delivery of the service in the case of time and material contracts. Revenue related to development contracts involving significant modifications or customization of hardware or software under unilateral or joint development arrangements is recognized using the percentage-of-completion method, based on performance milestones specified in the contract where such milestones fairly reflect progress toward contract completion. In other instances, progress toward completion is based on individual contract costs incurred to date compared with total estimated contract costs. Losses on contracts are recognized when the loss is apparent.

                                 DIVICORE INC.

       (Information with respect to March 31, 1998 and 1999 is unaudited)


   Other income represents amounts received in connection with the cancellation of a development project by a customer during 1997. A total of approximately $1,134,000 was received from the customer, of which approximately $418,000 was recorded as revenue based on costs of revenue incurred. The remaining approximately $716,000 was recorded in other income as a cancellation fee.

  (j) Research and Development Costs

   Research and development costs are expensed as incurred.

  (k) Income Taxes

   In September 1996, the stockholders elected "C" corporation status for federal and state income tax purposes. Effective with this election, income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards.

  (l) Financial Instruments

   The Company's financial instruments principally consist of cash, accounts receivable, accounts payable, loans payable and capital lease obligations that are carried at cost which approximates fair value.

  (m) Stock Options

   In 1996, the Company adopted SFAS No. 123, Accounting for Stock-based Compensation, which provides the alternative to adopt the fair value method for expense recognition of employee stock options and stock-based awards or to continue to account for such items using the intrinsic value method as outlined under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) with pro forma disclosures of results of operations as if the fair value method had been applied. The Company has elected to continue to apply APB 25 for stock options and stock-based awards to employees and has disclosed pro forma net loss as if the fair value method had been applied (note
12).

  (n) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (o) Long-Lived Assets

   The Company reviews long-lived assets and certain identifiable intangibles to be held and used by an entity for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

  (p) Foreign Currency Translation

   All assets and liabilities of foreign subsidiaries are translated into U.S. dollars at fiscal year-end exchange rates. Income and expense items are translated at average exchange rates prevailing during the fiscal year. The

                                 DIVICORE INC.

       (Information with respect to March 31, 1998 and 1999 is unaudited)

resulting translation adjustments are recorded as a component of stockholders' deficiency in the accompanying consolidated financial statements.

  (q) Comprehensive Income

   In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company adopted SFAS No. 130 during 1998.

  (r) Computation of Historical Net Loss Per Share and Pro Forma Net Loss Per Share

   The Company computes earnings per share in accordance with SFAS No. 128, Computation of Earnings Per Share. In accordance with SFAS No. 128, basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Dilutive earnings per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon the exercise of stock options and warrants (using the treasury stock method), and the incremental common shares issuable upon the conversion of the convertible preferred stock (using the if-converted method). Common equivalent shares are excluded from the calculation if their effect is anti-dilutive. Pursuant to SEC Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued for nominal consideration, prior to the anticipated effective date of an IPO, are required to be included in the calculation of basic and diluted net loss per share, as if they were outstanding for all periods presented. To date, the Company has not had any issuances or grants for nominal consideration.

   Pro forma net loss per share is computed using the weighted average number of shares of common stock outstanding, including common equivalent shares from the convertible preferred stock (using the if-converted method), which will automatically convert into common stock upon an IPO as if converted at the original date of issuance, for both basic and diluted net loss per share, even though inclusion is anti-dilutive.

                                 DIVICORE INC.

       (Information with respect to March 31, 1998 and 1999 is unaudited)


   The following table sets forth the computation of loss per share (in thousands, except share and per share data):

                                                             Three months ended
                            Years ended December 31,              March 31,
                         ---------------------------------  ----------------------
                            1996        1997       1998        1998        1999
                         ----------  ----------  ---------  ----------  ----------
Basic and diluted loss
 per common share:
Numerator: Loss
 attributable to common
 stockholders........... $   (2,055) $   (7,253) $ (14,437) $   (1,544) $     (593)
Denominator: Weighted-
 average shares
 outstanding basic and
 diluted................  1,720,922   2,060,668  2,920,677   2,103,654   3,320,851
                         ----------  ----------  ---------  ----------  ----------
  Basic and diluted loss
   per common share.....     $(1.19) $    (3.52) $   (4.94) $    (0.73) $    (0.18)
                         ==========  ==========  =========  ==========  ==========
Pro forma loss per
 common share:
Numerator: Loss
 attributable to common
 stockholders........... $   (2,055) $   (7,253) $ (14,437) $   (1,544) $     (593)
Denominator: Weighted-
 average shares
 outstanding basic and
 diluted................  1,720,922   2,060,668  5,547,260   2,103,654   7,233,923
                         ----------  ----------  ---------  ----------  ----------
  Basic and diluted loss
   per common share..... $    (1.19) $    (3.52) $   (2.60) $    (0.73) $    (0.08)
                         ==========  ==========  =========  ==========  ==========

  (s) Recent Accounting Pronouncements

   In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use (SOP 98-1). SOP 98-1 is effective for financial statements for the years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The adoption of this standard did not have a material effect on the Company's capitalization policy.

   In April 1998, the AICPA issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities (SOP 98-5). SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start up activities and organization costs to be expensed as incurred. As the Company has expensed these costs historically, the adoption of this standard did not have an impact on the Company's results of operations, financial position or cash flows.

   In June 1998, the FASB issued SFAS No. 133, Accounting for Derivatives and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. As the Company does not currently engage or plan to engage in derivative or hedging activities there will be no impact to the Company's results of operations, financial position or cash flows upon the adoption of this standard.

   In December 1998, the AICPA issued SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with respect to Certain Transactions. SOP 98-9 amends SOP 97-2 and SOP 98-4 extending the deferral of the application of certain provisions of SOP 97-2 amended by SOP 98-4 through fiscal years

                                 DIVICORE INC.

       (Information with respect to March 31, 1998 and 1999 is unaudited)

beginning on or before March 15, 1999. All other provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. The Company does not expect the adoption of SOP 98-9 to have a material effect on its financial condition or results of operations.

(2) Comprehensive Income

   The components of comprehensive income (loss) are as follows (in thousands):

                                                               Three months
                                                                   ended
                                   Years ended December 31,      March 31,
                                   --------------------------  --------------
                                    1996     1997      1998     1998    1999
                                   -------  -------  --------  -------  -----
   Net loss....................... $(2,055) $(7,253) $(13,683) $(1,544) $(310)
   Foreign currency translation
    adjustment....................     --       --        (25)     --     (21)
                                   -------  -------  --------  -------  -----
     Comprehensive loss........... $(2,055) $(7,253) $(13,708) $(1,544) $(331)
                                   =======  =======  ========  =======  =====

(3) Furniture and Equipment

   Furniture and equipment consist of the following at December 31, 1997 and 1998, and March 31, 1999 (in thousands):

                                                             1997  1998   1999
                                                             ---- ------ ------
   Furniture and fixtures................................... $ 27 $  292 $  288
   Leasehold improvements...................................  --      67     72
   Computer equipment.......................................  124    547    543
   Research and development equipment.......................  122    333    301
   Software.................................................   13    138    144
                                                             ---- ------ ------
                                                              286  1,377  1,348
   Less: accumulated depreciation...........................  111    502    559
                                                             ---- ------ ------
   Furniture and equipment, net............................. $175 $  875 $  789
                                                             ==== ====== ======

(4) Acquisition

   In April 1998, the Company completed the acquisition of Viona Development Hard & Software Engineering GmbH (Viona) a company located in Karlsruhe, Germany specializing in the development of digital video technology.

   The Company paid a total of $11.4 million consisting of: $5.8 million in cash, of which $2.6 million was paid at closing, $2.1 million will be paid during 1999, and $1.35 million, recorded at a discounted value of $1.1 million, will be paid in equal installments at the end of each of the next three fiscal years; issued 1,204,820 shares of the Company's common stock valued at $4.8 million; and incurred transaction costs of $0.8 million.

                                 DIVICORE INC.

       (Information with respect to March 31, 1998 and 1999 is unaudited)

   The acquisition of Viona was recorded under the purchase method of accounting. The results of operations of Viona have been included in the Company's consolidated financial statements from April 1, 1998. A portion of the purchase price was allocated to in-process research and development technology, which resulted in a charge of approximately $7.9 million to the Company's operations in April 1998. At the date of acquisition, Viona had five development projects that had not reached technological feasibility and for which there was no alternative future use. The in-process research and development technology was valued using a cash flow model, under which projected income and expenses attributable to the purchased technology were identified, and potential income streams were discounted using a 30%-35% discount rate for risks, probabilities and uncertainties, including the stage of development of the technology, viability of target markets and other factors. The five development projects ranged in percentage of completion at the date of acquisition from 5% to 80%.

   The excess of the purchase price over the fair value of the net identifiable assets and in-process research and development technology acquired of $3.5 million has been recorded as goodwill and other intangibles and is amortized on a straight-line basis over four years.

   The purchase price was allocated as follows (in thousands):

   Fair value of assets acquired (primarily fixed assets).............. $   542
   Goodwill............................................................   3,503
   Workforce in place..................................................      42
   In-process research and development technology......................   7,900
   Liabilities acquired................................................    (557)
                                                                        -------
                                                                        $11,430
                                                                        =======

   The following unaudited pro forma financial information presents the combined results of operations of the Company and Viona as if the acquisition occurred on January 1, 1997, after giving effect to certain adjustments, primarily amortization of goodwill and excluding the $7.9 million write-off of acquired in-process research and development. The unaudited pro forma financial information does not necessarily reflect the results of operations that would have occurred had the acquisition been completed on January 1, 1997.

                                                                Year ended
                                                               December 31,
                                                               (in thousands
                                                                except per
                                                                share data)
                                                              ----------------
                                                               1997     1998
                                                              -------  -------
   Revenues.................................................. $ 6,925  $30,288
   Net loss.................................................. $(8,075) $(5,978)
   Net loss per common share (basic and diluted)............. $ (3.92) $ (2.03)

(5) Bank Line of Credit

   In June 1997 the Company refinanced its line of credit with a bank to an aggregate amount of $1 million, subject to certain borrowing limitations based on accounts receivable and inventory. The line of credit charged interest at the prime rate plus 2% (10.5% at December 31, 1997) and was secured by substantially all the assets of the Company. The bank was provided warrants (note 12) to acquire 45,833 shares of the Company's common stock at an exercise price of $3.56 per share. The estimated fair value of the warrants issued was $33,964 and has been recorded as debt issuance costs. This amount was amortized over the term of the line of credit. The line of credit required the Company, among other things, to maintain certain financial ratios,

                                 DIVICORE INC.

       (Information with respect to March 31, 1998 and 1999 is unaudited)

minimum working capital and tangible net worth on a quarterly basis. The Company was not in compliance with these covenants at December 31, 1997. In April 1998, the Company received a waiver of these covenant violations from the bank and issued warrants to the bank to acquire 16,667 shares of the Company's common stock at an exercise price of $3.56 per share. The estimated fair value of the warrants issued is $22,600 and has been recorded as interest expense.

   In July 1998, the Company executed a Loan and Security Agreement (the Loan Agreement) with a commercial bank that provides the Company a line of credit (the Credit Line) in the amount of the lesser of $5 million or the borrowing base, as defined, (principally limited to a percentage of eligible accounts receivable and eligible inventory). The Credit Line provides for the Company to issue a maximum of $2 million in the form of letters of credit which reduces the amount of available borrowings under the Credit Line. The Credit Line matures in July 2000 and bears interest at the prime rate plus 1% (8.75% at December 31, 1998). The Credit Line is collateralized by substantially all of the assets of the Company. The Company is required to comply with a tangible net worth covenant, as defined in the Loan Agreement, and was not in compliance with this covenant at December 31, 1998 and March 31, 1999. The Company received a waiver of this covenant violation in April 1999. There was no amount and approximately $1,252,000 outstanding under the Credit Line at December 31, 1998 and March 31, 1999, respectively, and approximately $3,510,000 and $1,696,000 was available under the terms of the Credit Line at December 31, 1998 and March 31, 1999, respectively.

   At December 31, 1998 and March 31, 1999, there were approximately $1,490,000 and $500,000 of letters of credit outstanding, respectively.

(6) Bridge Financing

   In December 1997 the Company entered into an agreement to borrow $1.5 million of short-term bridge loans. The loans bear interest at 6% with an original maturity date of March 31, 1998. The term of the debt was extended to April 30, 1998, and the interest rate was increased to 15%. In connection with this financing, the Company issued warrants (note 12) to acquire 45,000 shares of the Company's common stock. The estimated fair value of the warrants issued was approximately $23,000. This amount has been recorded as debt issuance costs and was amortized over the term of the debt.

   In February, March and April 1998 the Company entered into various agreements to borrow additional amounts of short-term bridge loans aggregating $3.32 million. The terms of the debt were substantially identical with the amount borrowed in December 1997. The Company issued warrants (note 12) to acquire 48,182 shares of the Company's common stock at an exercise price equal to the price per share at the time of closing of the Company's round of equity financing in April 1998. The estimated fair value of the warrants issued was approximately $46,000 and has been recorded as additional interest expense through the date of the conversion of the bridge loans into Class B preferred stock.

   The $4.82 million of short-term bridge loans were converted to Class B preferred stock in April 1998 (note 11).

                                 DIVICORE INC.

       (Information with respect to March 31, 1998 and 1999 is unaudited)


(7) Accrued Expenses

                                                            December
                                                               31,
                                                           ----------- March 31,
                                                           1997  1998    1999
                                                           ---- ------ ---------
                                                              (in thousands)
   Accrued compensation and related costs................. $  5 $  439   $440
   Accrued interest.......................................   80    127    141
   Other..................................................  194    548    281
                                                           ---- ------   ----
                                                           $279 $1,114   $862
                                                           ==== ======   ====

(8) Loan Payable/Receivable--Officers
   At December 31, 1997, approximately $4,000 was owed from an original amount of approximately $111,000 to the former Chief Executive Officer of the Company. The amount was repaid in full during 1998.

   At December 31, 1998, the Company has a loan receivable in the amount of $60,000 due from an officer of the Company. The term of the loan receivable is three years and is non-interest bearing. The Company has agreed to forgive the loan in its entirety in the event the Company completes an IPO.

(9) Other Liabilities

   In October 1995 the Company entered into an emerging company funding agreement with the Ben Franklin Technology Center of Southeastern Pennsylvania (the Center). The Center had agreed to provide up to $100,000 to the Company during the period November 1, 1995 to June 30, 1996. Any amounts funded by the Center were to be used by the Company for the development of certain laptop computer video capture products. The total amount funded by the Center was repayable quarterly. The total amount outstanding as of December 31, 1997 was $90,000. The amount was repaid in full during 1998.

   During 1997 the Company entered into a factoring arrangement for which approximately $278,000 of accounts receivables had been pledged as collateral with recourse to the Company. The effective interest rate on such secured borrowings was approximately 30% at December 31, 1997. The Company discontinued the factoring arrangement during 1998.

   In connection with the Company's acquisition of Viona during 1998 (note 4), $1.35 million of the purchase price, recorded at a present value of $1.1 million, is payable in equal annual installments over the next three years. As such, $0.4 million of the amount is included in other current liabilities with the remaining amount included in other long-term liabilities.

(10) Subordinated Notes Payable

   Subordinated notes payable at December 31, 1997 and 1998 and March 31, 1999, consist of $625,000 of various subordinated notes payable (the Notes) to NEPA Venture II, L.P. (NEPA) due May 4, 2003 to November 29, 2003 with a 9% interest rate.

   The Notes are part of two transactions entered into in May 1995 and March 1996 to provide financing to the Company. Interest on the Notes is payable quarterly. In connection with the issuance of the Notes, the Company issued warrants to acquire a total of 920,006 shares of the Company's Class A mandatory redeemable

                                 DIVICORE INC.

       (Information with respect to March 31, 1998 and 1999 is unaudited)

convertible preferred stock at exercise prices of $0.60-$0.75 per share (note
13). The estimated fair value of the warrants issued is $30,010 and is amortized over the term of the related debt. In addition, NEPA obtained board representation and certain other rights which include piggyback and demand registration rights in certain circumstances following an initial public offering.

(11) Equity Transactions and Capital Stock

  Capital Stock and Stock Splits

   The board of directors of the Company amended the Company's Articles of Incorporation in April 1998 to increase the authorized common shares to 80,000,000, to increase the authorized Class A mandatory redeemable convertible preferred shares to 6,523,684 and authorized 25,000,000 shares of Class B mandatory redeemable convertible preferred shares (collectively, Preferred Stock).

   In August and October 1996 the board of directors authorized a 1.929-to-1 and a 1.088-to-1 stock split, respectively, including common and preferred shares. The splits coincided with the private placement transactions described below.

   All share and per share information included in the accompanying consolidated financial statements and notes has been adjusted to give effect to the stock splits noted above.

  Common Stock

   In August and October 1996 the Company raised a total of $2 million through a private placement of 347,936 shares of common stock. In connection with this transaction, the Company paid $200,000 as a placement fee, and issued options to purchase 66,151 shares of common stock at an average exercise price of $4.26 per share to a former director of the Company (note 17). The fair value of the common stock on the date of grant was estimated to be $6.00. The options vested immediately. The $200,000 of offering costs and the $150,450 value of the options granted at below fair value have been recorded in additional paid-in capital as costs of the equity transaction.

   During April through July 1996 the Company also sold 21,076 shares of common stock for a total of $55,000, the estimated fair market value per share of the Company's common stock on the date of the transaction, to two employees of the Company. In January 1996, the Company sold 7,347 shares of common stock for a total of $30,000, the estimated fair market value per share of the Company's common stock on the date of the transaction. In addition, in January 1996 an employee was given 31,373 shares of the Company's common stock as consideration for previously accrued unpaid wages aggregating $18,750.

   In March and April 1997 the Company raised a total of $500,000 through a private placement of 83,333 shares of the Company's common stock. In connection with this transaction, the Company issued options to purchase 10,417 shares of the Company's common stock at an exercise price of $4.50 per share to a director of the Company that was actively involved in this fund raising process. The options vested immediately. The $15,625 value of the options granted at below fair value has been recorded in additional paid-in-capital as costs of the equity transaction.

   In September and October 1997 the Company sold 30,000 shares of common stock for $207,300 in a private transaction to unrelated third parties.

                                 DIVICORE INC.

       (Information with respect to March 31, 1998 and 1999 is unaudited)

   In April 1998 the Company purchased 200,000 shares of common stock for $3.60 per share or $720,000 in the aggregate from the former CEO of the Company.

  Preferred Stock

   In April 1998 the Company sold 3,728,916 shares of Class B mandatory redeemable convertible preferred stock (Class B) for an aggregate amount of approximately $18.6 million including the conversion of $4.82 million of bridge notes (note 6). In addition, the investors in the Class B received an aggregate 1,517,668 warrants (note 12) to acquire common stock at an exercise price of $0.06. The estimated fair value of the warrants of $5.7 million has been recorded as additional paid-in capital.

   The Preferred Stock has a non-cumulative dividend rate equal to 8% of the original purchase price which shall become due and payable when and if declared by the board of directors of the Company. To date, no dividends have been declared by the board of directors. The holders of the Preferred Stock have demand and piggyback registration rights as defined.

   Holders of Preferred Stock have the option to convert such shares into shares of common stock on a 1:1 ratio. The conversion rate on a particular class of Preferred Stock is subject to an adjustment in the event that any additional common stock, or other shares convertible into common stock, are issued for a per share price less than the particular class conversion price. Mandatory conversion occurs upon the closing of an IPO of the Company's common stock, as defined. The Class B is senior to the Company's Class A in liquidation and the holders of Class A and B are entitled to receive an amount equal to their respective redemption price prior to the distribution to the common shareholders. At any time after May 4, 2003, each holder of shares of Preferred Stock, may at their option, require the Company to redeem all or part of their preferred shares.

   The Preferred Stock votes on an as if converted basis. The Class B shareholders have the right to elect one member of the board of directors of the Company.

   In April 1998, in connection with the Company's sale of Class B, the Company paid $1.1 million in cash, issued 108,856 shares of the Company's Class B and issued 44,304 warrants (note 13) to acquire common stock at an exercise price of $0.06 to the Company's placement agent as consideration for services provided in connection with the equity transaction. The shares and warrants had an estimated fair value of $542,100. The above amounts as well as $0.3 million of other transaction costs were recorded as costs of the equity transaction and charged against additional paid-in capital.

   Preferred stock consists of the following at December 31, 1997 and 1998:

                                                              December 31,
                                                         ------------------------
                                   Per share               1997        1998
                                  liquidation            ------------------------
                                     value    Authorized Issued and outstanding
                                  ----------- ---------- ------------------------
   Preferred class
     Class A.....................   $0.678     6,523,684      --              --
     Class B.....................   $4.98     25,000,000      --        3,913,072
                                              ---------- --------  --------------
                                              31,523,684      --        3,913,072
                                              ========== ========  ==============

   At December 31, 1998, 4,833,078 shares of common stock are reserved for the conversion of Preferred Stock.

                                 DIVICORE INC.

       (Information with respect to March 31, 1998 and 1999 is unaudited)

  Preferred Stock Subscription

   In March 1998, the Company entered into a subscription and technology license agreement (the Agreement). The Agreement provides, among other things, for the Company to license certain technology to an unrelated third party (the licensee). In connection with this Agreement, the licensee is required to pay a minimum of $750,000 at the end of each calendar quarter during the first year and a minimum of $900,000 at the end of each calendar quarter during the second year. Included in the first year quarterly payments is $125,000 per quarter that will be applied towards the purchase of the Company's Class B preferred stock at $4.98 per share. The quarterly payment for the fourth quarter of the second year includes $500,000 that will be applied towards the purchase of the Company's Class B preferred stock at $4.98 per share. The purchase of the preferred stock under this Agreement is on the same terms as the licensee's purchase of Class B preferred stock in April 1998. The $625,000 minimum quarterly royalty payments in year one will be recognized as revenue during each respective quarter. The $900,000 minimum quarterly payments for each of the first three quarters and the $400,000 for the fourth quarter of the second year will be recognized as revenue during each of those respective quarters.

   As of December 31, 1998, the Company has issued 75,301 shares of Class B preferred stock under this Agreement.

   In April 1999 the Company issued 25,100 shares of Class B preferred stock under this Agreement. In addition, the Company amended the above agreement and issued 100,402 shares of Class B preferred stock and warrants for the purchase of 51,079 shares of common stock in exchange for which it received a promissory note with an aggregate value of $500,000 due in April 2000. The $500,000 note reflects the payment due in the fourth quarter of the second year of the above Agreement.

(12) Stock Options and Warrants

  (a) Stock Options

   The Company adopted the 1995 Stock Option Plan (the 1995 Plan) in May 1995. The 1995 Plan provides for the grant of incentive stock options and non-qualified stock options to employees, consultants, advisors to the Company, and members of the Board of Directors to purchase shares of common stock. Prior to the adoption of the 1995 Plan, 43,258 options were granted to employees. Under the terms of the 1995 Plan, authorized options are granted at estimated fair value. The options generally vest over a period ranging from 2 to 5 years and expire 5 to 10 years from the grant date.

   In the months of November and December 1995, five Company managers deferred payment of their salaries, aggregating approximately $42,000, for a period of four years which is recorded as accrued compensation payable and is non-interest bearing. In connection with their deferral of salaries, these managers received a total of 50,510 non-qualified stock options to acquire shares of common stock of the Company at an exercise price of $0.60, the estimated fair value at the date of grant. These options were not issued in connection with the 1995 Plan. The options become exercisable 20% per year commencing with the grant date and on January 1 of each year thereafter.

   In September 1997 the Company granted 728,398 options, outside the 1995 Plan, to employees and certain vendors to purchase common stock at exercise prices ranging from $1.50 to $6.00 per share. The options vest over a range of periods from immediately to 4 years and expire in 5 years. Of these options, 299,315 were issued to employees at below fair value or to vendors which resulted in a noncash charge to operations for the year ended December 31, 1997 of approximately $1,409,000.

   In 1998 the Board of Directors approved an amendment to the Company's 1995 Stock Option Plan in which the total number of options available for grant was increased to 8,500,000.

                                 DIVICORE INC.

      (Information with respect to March 31, 1998 and 1999 is unaudited)


   In September 1998 the Company granted 783,333 options, outside the 1995 Plan, to employees of Viona at an exercise price of $1.50 which was below the estimated fair value of the Company's common stock on the date of grant. The Company recorded deferred stock compensation of $799,000 in connection with these options which will be amortized over the options' vesting period.

   On September 23, 1998 the Company, with the approval of the board of directors, repriced all of the outstanding employee stock options that were in excess of $2.52 to $2.52.

   A summary of stock option activity follows:

                                   1996               1997               1998
                            ------------------ ------------------ -------------------
                                      Weighted           Weighted            Weighted
                                      average            average             average
                            Number of exercise Number of exercise Number of  exercise
                             options   price    options   price    options    price
                            --------- -------- --------- -------- ---------  --------
   Balance as of beginning
    of year................  167,233   $0.54    223,040   $1.92     974,764   $ 3.60
     Options granted.......  129,272    3.12    751,724    4.14   1,149,513     1.74
     Options canceled......  (29,385)   0.72        --      --      (10,325)   (0.90)
     Options exercised.....  (44,080)   0.72        --      --          --       --
                             -------   -----    -------   -----   ---------   ------
                             223,040   $1.92    974,764   $3.60   2,113,952   $ 1.80
                             =======   =====    =======   =====   =========   ======

   At December 31, 1998, 1,055,630 options with a weighted-average exercise price of $1.80, were fully vested and exercisable.

   The following summarizes information about the Company's stock options outstanding at December 31, 1998:

                                    Options outstanding                 Options exercisable
                            ----------------------------------- -----------------------------------
                                            Weighted                            Weighted
                                             average                             average
                                Number      remaining  Weighted     Number      remaining  Weighted
                            outstanding at contractual average  outstanding at contractual average
           Range of          December 31,     life     exercise  December 31,     life     exercise
       exercise prices           1998        (years)    price        1998        (years)    price
       ---------------      -------------- ----------- -------- -------------- ----------- --------
   $ .03- .75..............     216,810        4.2      $0.48       203,257        4.0      $0.48
   $ .76-1.50..............   1,087,338        4.6       1.50       351,088        4.9       1.50
   $1.51-3.00..............     792,951        4.1       2.52       484,618        4.0       2.52
   $3.01-6.00..............      16,853        3.8       6.00        16,667        3.8       6.00
                              ---------                 -----     ---------                 -----
     Totals................   2,113,952                 $1.80     1,055,630                 $1.80
                              =========                 =====     =========                 =====

   The Company applies APB 25 and related interpretations in accounting for its stock option plan. Had compensation cost been recognized pursuant to SFAS No. 123, the Company's loss would have been increased to the pro forma amounts indicated below (in thousands, except per share data):

                                                     1996     1997      1998
                                                    -------  -------  --------
   Loss attributable to common stockholders:
     As reported................................... $(2,055) $(7,253) $(14,437)
     Pro forma..................................... $(2,078) $(7,630) $(14,919)
   Loss per common share:
     As reported................................... $ (1.19) $ (3.52) $  (4.94)
     Pro forma..................................... $ (1.21) $ (3.70) $  (5.11)

   The per share weighted-average fair value of stock options issued by the Company during 1997 and 1998 was $2.70 and $1.08, respectively, on the date of grant.

                                 DIVICORE INC.

       (Information with respect to March 31, 1998 and 1999 is unaudited)


   The following range of assumptions were used by the Company to determine the fair value of stock options granted using a minimum value option-price model:

                                                                  1997    1998
                                                                 ------- -------
   Dividend yield...............................................      0%      0%
   Expected volatility..........................................      0%      0%
   Average expected option life................................. 4 years 4 years
   Risk-free interest rate......................................   5.73%   5.15%

   Pro forma net loss reflects only options granted since 1996. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma loss amounts presented above because compensation cost is reflected over an option's vesting period and compensation cost for options granted prior to January 1, 1996, is not considered.

  (b) Warrants

   The warrants issued by the Company generally contain customary provisions requiring proportionate adjustment of the exercise price in the event of a stock split, stock dividend, or dilutive financing in the case of the warrants for preferred stock.

   A summary of warrant activity follows:

                                   Preferred                 Common
                            ----------------------- -------------------------
                             Number     Weighted                  Weighted
                               of       average     Number of     average
                            warrants exercise price warrants   exercise price
                            -------- -------------- ---------  --------------
   Balance as of December
    31, 1995............... 836,371      $0.60         34,970      $0.75
     Warrants granted......  83,635       0.75         20,982       0.75
     Warrants canceled.....     --         --             --         --
     Warrants exercised....     --         --             --         --
                            -------      -----      ---------      -----
   Balance as of December
    31, 1996............... 920,006      $0.60         55,952      $0.75
     Warrants granted......     --         --          90,833       3.36
     Warrants canceled.....     --         --             --         --
     Warrants exercised....     --         --             --         --
                            -------      -----      ---------      -----
   Balance as of December
    31, 1997............... 920,006      $0.60        146,785      $2.37
     Warrants granted......     --         --       1,660,802       0.24
     Warrants canceled.....     --         --             --         --
     Warrants exercised....     --         --        (199,416)      0.92
                            -------      -----      ---------      -----
   Balance as of December
   31, 1998................ 920,006      $0.60      1,608,171      $0.35
                            =======      =====      =========      =====

                                 DIVICORE INC.

       (Information with respect to March 31, 1998 and 1999 is unaudited)

(13) Commitments and Contingencies

  (a) Leases

   The Company is obligated under certain equipment capital leases that expire at various dates during the next two years. The Company leases its office facilities and various equipment under operating leases that expire during the next five years. Future minimum lease payments relating to the noncancelable capital and operating leases are as follows (in thousands):

                                                             Capital Operating
                                                             leases   leases
                                                             ------- ---------
   Year ending December 31,
     1999...................................................   $15     $291
     2000...................................................     5      269
     2001...................................................   --       218
     2002...................................................   --       161
     2003...................................................   --       106
                                                               ---
       Total minimum lease payments.........................    20
       Less: amount representing interest...................     2
                                                               ---
   Present value of net minimum capital lease payments......    18
   Less: current installments of obligations under capital
    leases..................................................    13
                                                               ---
   Obligations under capital leases excluding current
    installments............................................   $ 5
                                                               ===

   Total rent expense for the years ended December 31, 1996, 1997 and 1998, was approximately $107,000, $150,000 and $328,000, respectively, and approximately $44,000 and $125,000 for the three months ended March 31, 1998 and 1999, respectively.

  (b) Royalties

   Under various licensing agreements, the Company is required to pay royalties, generally on a per unit basis, on the sales of certain products that incorporate licensed technology. Royalty expense under such agreements was approximately $188,000, $97,000 and $651,000 for the years ended December 31, 1996, 1997 and 1998, respectively, and approximately $65,000 and $192,000 for the three months ended March 31, 1998 and 1999, respectively.

  (c) Contingencies

   The Company is party to certain legal actions arising in the normal course of business. In addition, the Company is aware that several entities have asserted that technology which forms an essential part of the industry standard for DVD and which is incorporated into the Company's DVD solutions, infringes patents held by such entities. If it is determined that the Company has infringed these patents, the Company could be liable for damages and may be required to pay license fees in connection with the use of the technology. Management of the Company, however, does not believe the resolution of these potential contingencies will have a material impact on the financial position or results of operations of the Company.

                                 DIVICORE INC.

       (Information with respect to March 31, 1998 and 1999 is unaudited)

  (d) Employment Agreements

   The Company has entered into employment agreements with certain officers and employees of the Company. The agreements are generally for two to three year periods, generally provide for annual bonuses and incentive stock options as determined by the Board Directors, and covenants not-to-compete during the employment term and for two years thereafter. The employment agreements also generally provide for six months severance in the event the individual is terminated without cause.

   The employment agreement with the Company's President and Chief Executive Officer signed in August 1997 also provides that to the extent the Company is sold for in excess of $80 million, he is entitled to a bonus of 2.5% of the proceeds or $2 million.

(14) Business Risks and Credit Concentration

   The Company licenses and sells its products principally in the intensely competitive personal computer and consumer electronics original equipment manufacturers industry and for product sales prior to 1998 through a number of wholesale distributors. This industry has been characterized by price erosion, rapid technological change, short product life cycles, cyclical market patterns and heightened foreign and domestic competition. Significant technological changes in the industry would adversely affect operating results.

   The Company performs ongoing credit evaluations of its customers' financial condition, and generally no collateral is required. The Company had three customers representing, in the aggregate, 64%, 88% and 71% of accounts receivable at December 31, 1997 and 1998 and March 31, 1999, respectively.

   The Company uses a contract manufacturer to make its hardware products. In the event the Company is unable to continue its relationship with this manufacturer, it believes it could establish a similar relationship with another company in a reasonable period of time. Because of the competitive nature of the technology industry, the Company believes it could ultimately obtain terms as beneficial as those currently in effect.

(15) Income Taxes

   The Company elected "C" corporation status in September 1996. Prior to that election, the Company was an "S" corporation.

   No federal or state income taxes are due as of December 31, 1997 and 1998.

   The components of the net deferred tax assets as of December 31, 1997 and 1998, consists of the following (in thousands):

                                                                December 31,
                                                               ----------------
                                                                1997     1998
                                                               -------  -------
   Deferred tax assets and (liabilities):
     Net operating losses..................................... $ 3,104  $ 5,706
     Reserves and accruals not currently deductible...........     270      188
     Depreciation/Amortization................................      (3)   3,239
     Deferred revenue and other...............................      65      151
                                                               -------  -------
                                                                 3,436    9,284
   Valuation allowance........................................  (3,436)  (9,284)
                                                               -------  -------
   Net deferred tax assets and (liabilities).................. $   --   $   --
                                                               =======  =======

                                 DIVICORE INC.

       (Information with respect to March 31, 1998 and 1999 is unaudited)


   Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Due to the uncertainty of the Company's ability to realize the benefit of the deferred tax assets, the deferred tax assets are fully offset by a valuation allowance at December 31, 1997 and 1998.

   As of December 31, 1998, the Company has approximately $14.1 million of net operating loss carryforwards for federal tax purposes. These carryforwards will begin expiring in 2011 if not utilized. In addition, the Company has net operating loss carryforwards in certain states with various expiration periods beginning in 2006.

   Under the Tax Reform Act of 1986, the utilization of a corporation's net operating loss carryforward is limited following a greater than 50% change in ownership. Due to the Company's prior and current equity transactions, the Company's net operating loss carryforwards may be subject to an annual limitation. Any unused annual limitation may be carried forward to future years for the balance of the net operating loss carryforward period.

(16) Related-Party Transactions

   During 1996, the Company paid $10,000 to a director of the Company for consulting services. In 1997, the Company paid this director a total of $220,000 for additional consulting services. During 1998, this individual resigned as a director of the Company and received $220,000 for consulting services.

   In connection with certain equity transactions completed in 1996 (note 11), this director received remuneration for his services in connection with these equity transactions.

   The former Chief Executive Officer of the Company received $125,000 in severance payments during 1998.

(17) Defined Contribution Plan

   In 1997, the Company established a defined contribution plan for qualified employees as defined in the Plan. Participants may contribute up to 20% of pre-tax compensation, as defined. Under the plan, the Company can make discretionary contributions. To date, the Company has not made any contributions to the Plan.

                                 DIVICORE INC.

       (Information with respect to March 31, 1998 and 1999 is unaudited)


(18) Segment and Major Customer Information

   In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which established standards for reporting information about operating segments in annual financial statements. The Company operates in a single industry segment, which is the development and licensing of its technology.

   The Company had the following customers that combined represented in excess of 31% and 91% of revenues for the years ended December 31, 1997 and 1998, respectively, and 95% and 83% for the three months ended March 31, 1998 and 1999, respectively (in thousands):

                                                                   Three months
                                                      Years ended   ended March
                                                      December 31,      31,
                                                      ------------ -------------
     Customer                                         1997  1998    1998   1999
     --------                                         ---- ------- ------ ------
      1.............................................  $639 $25,624 $2,836 $8,041
      2.............................................  $632     --  $2,837    --
      3.............................................   --  $ 1,900    --     --
      4.............................................  $809 $   151 $  138    --
      5.............................................   --      --     --  $1,144

   The Company sells and licenses its technology to customers primarily in North America, Asia-Pacific and Europe. The loss for all periods presented is derived primarily from the Company's North American operations, which generates revenues from the following geographic regions (in thousands):

                                          Years ended December   Three months
                                                  31,           ended March 31,
                                         ---------------------- ---------------
                                          1996   1997    1998    1998    1999
                                         ------ ------ -------- ------- -------
   North America........................ $1,958 $4,278 $ 23,660 $ 2,444 $ 8,198
   Asia-Pacific.........................  1,209    932      853     183     368
   Europe...............................    521  1,117    5,775     516   2,186
   Australia and New Zealand............    507    494      --      --       60
                                         ------ ------ -------- ------- -------
                                         $4,195 $6,821 $ 30,288 $ 3,143 $10,812
                                         ====== ====== ======== ======= =======

(19) Subsequent Events

  (a) Options Granted

   In February 1999, the Company granted 144,688 options, with an exercise price of $2.52 per share. The Company has recorded $503,514 of deferred stock compensation in connection with these options that will be amortized over the option vesting period.

  (b) Stock Incentive Plan (unaudited)

   In April 1999, the Company, with the approval of the board of directors, adopted the 1999 Stock Incentive Plan (1999 Plan) as a successor to the 1995 Plan. The 1999 Plan has reserved, subject to shareholder approval, 15% of the outstanding common stock after the IPO, less 500,000 shares. The 1999 Plan has three separate programs which include; the discretionary option grant program under which employees may be granted options to purchase shares of common stock; the stock issuance program under which eligible employees may be granted shares of common stock; and the automatic grant program whereby eligible non-employee board members are granted options to purchase shares of common stock.

                                 DIVICORE INC.

       (Information with respect to March 31, 1998 and 1999 is unaudited)

  (c) Employee Stock Purchase Plan (unaudited)

   In April 1999, the Company, with the approval of the board of directors, adopted an Employee Stock Purchase Plan (the Purchase Plan) and reserved 500,000 shares of common stock for issuance thereunder. The Purchase Plan permits eligible employees to acquire shares of the Company's common stock through periodic payroll deductions of up to 15% of total compensation. Each offering period will have a maximum duration of 24 months. The price at which the common stock may be purchased is 85% of the lesser of the fair market value of the Company's common stock on the first day of the applicable offering period or on the last day of the respective purchase period. The initial offering period will commence on the effectiveness of the IPO and will end on the last business day of July 2001.

  (d) Sale of Preferred Stock and License of Technology (unaudited)

   In April 1999 Divicore completed a financing in which it issued convertible securities to Intel of $4.7 million and entered into a license agreement covering certain Intel technology.

  (e) Initial Public Offering and Reincorporation (unaudited)

   In April 1999, the board of directors authorized the filing of a registration statement with the SEC that would permit the Company to sell shares of the Company's common stock in connection with a proposed IPO.

   In addition the board of directors authorized the Company to file Amended and Restated Articles of Incorporation causing the Company to reincorporate as a Delaware Corporation. The Amended and Restated Articles of Incorporation are to be effective upon shareholder approval which is anticipated to occur immediately prior to the effective date of the IPO. Upon the reincorporation, the Company will be authorized to issue 30,000,000 shares of $.001 par value common stock and 5,000,000 shares of $.001 par value undesignated preferred stock. In connection therewith, the Company authorized a 1 for 6 reverse stock split which will become effective at the date of the IPO. All shares and per share amounts in the consolidated financial statements have been restated to reflect the reverse stock split.

                          INDEPENDENT AUDITORS' REPORT

The Stockholders
Viona Development Hard & Software Engineering GmbH:

   We have audited the accompanying balance sheet of Viona Development Hard & Software Engineering GmbH (the Company) as of December 31, 1997, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Viona Development Hard & Software Engineering GmbH as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with United States generally accepted accounting principles.

                                          KPMG Deutsche Treuhand-Gesellschaft AG

Stuttgart, Germany
April 6, 1999

               VIONA DEVELOPMENT HARD & SOFTWARE ENGINEERING GmbH

                                 BALANCE SHEET

                               December 31, 1997
                                 (In thousands)

                                                                           1997
                                                                           ----
                                  ASSETS
Current assets:
  Cash and cash equivalents............................................... $248
  Accounts receivable.....................................................  147
  Prepaid expenses........................................................   15
                                                                           ----
    Total current assets..................................................  410
                                                                           ----
Furniture and equipment, net..............................................  199
Other assets..............................................................   16
                                                                           ----
    Total assets.......................................................... $625
                                                                           ====
                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................................ $153
  Accrued expenses........................................................   17
  Loans payable--officers.................................................   69
  Income taxes payable....................................................  186
                                                                           ----
    Total current liabilities.............................................  425
                                                                           ----
Deferred income taxes.....................................................   16
                                                                           ----
    Total liabilities.....................................................  441
                                                                           ----
Stockholders' equity:
  Capital stock...........................................................   36
  Accumulated other comprehensive loss....................................  (36)
  Retained earnings.......................................................  184
                                                                           ----
    Total stockholders' equity............................................  184
                                                                           ----
    Total liabilities and stockholders' equity............................ $625
                                                                           ====


                  See accompanying notes to financial statements.

               VIONA DEVELOPMENT HARD & SOFTWARE ENGINEERING GmbH

                            STATEMENT OF OPERATIONS

                          Year ended December 31, 1997
                                 (In thousands)

                                                                         1997
                                                                        ------
Revenues:
  Development services................................................. $1,001
  Net product sales....................................................     32
                                                                        ------
    Total revenues.....................................................  1,033
                                                                        ------
Research and development...............................................    619
Sales and marketing....................................................     36
General and administrative.............................................    209
                                                                        ------
Operating income.......................................................    169
Other income (expense):
  Interest income......................................................      4
  Interest expense.....................................................     (2)
  Other income.........................................................     24
                                                                        ------
Income before taxes....................................................    195
Income tax expense.....................................................     80
                                                                        ------
Net income............................................................. $  115
                                                                        ======

               VIONA DEVELOPMENT HARD & SOFTWARE ENGINEERING GmbH

                       STATEMENT OF STOCKHOLDERS' EQUITY

                          Year ended December 31, 1997
                                 (In thousands)

                                     Accumulated other
                                     comprehensive loss
                                     ------------------
                                         Cumulative                  Total
                             Capital    translation     Retained stockholders'
                              stock      adjustment     earnings    equity
                             ------- ------------------ -------- -------------
Balance as of January 1,
 1997.......................  $ 35            (4)          173         204
Dividends...................   --            --           (104)       (104)
Net income..................   --            --            115         115
Other comprehensive loss....   --            (32)          --          (32)
                                                                     -----
  Total comprehensive
   income...................                                            83
Capital increase............     1           --            --            1
                              ----          ----         -----       -----
Balance as of December 31,
 1997.......................  $ 36           (36)          184         184
                              ====          ====         =====       =====




                See accompanying notes to financial statements.

               VIONA DEVELOPMENT HARD & SOFTWARE ENGINEERING GmbH

                            STATEMENT OF CASH FLOWS

                          Year ended December 31,1997
                                 (In thousands)

                                                                         1997
                                                                         -----
Cash flows from operating activities:
  Net income............................................................ $ 115
  Adjustments to reconcile net income to net cash from operating activities:
    Depreciation........................................................   103
    Gains on sales of furniture and equipment...........................    (9)
    Deferred income taxes...............................................   (41)
    Changes in items affecting operations:
      Accounts receivable...............................................    90
      Prepaid expenses..................................................    (2)
      Accounts payable..................................................   (11)
      Accrued expenses..................................................   (42)
      Income taxes payable..............................................   112
                                                                         -----
Net cash provided by operating activities...............................   315
                                                                         -----
Cash flows from investing activities:
  Payments for furniture and equipment..................................  (185)
  Proceeds from sales of furniture and equipment........................    15
                                                                         -----
Net cash used in investing activities...................................  (170)
                                                                         -----
Cash flows from financing activities:
  Net repayments on bank line of credit.................................   (13)
  Borrowings under other debt...........................................    72
  Proceeds from increase in capital stock...............................     1
  Dividends paid........................................................  (104)
                                                                         -----
Net cash provided by financing activities...............................   (44)
                                                                         -----
Effect of exchange rate changes on cash and cash equivalents............   (33)
                                                                         -----
Net increase in cash and cash equivalents...............................    68
Cash and cash equivalents at beginning of year..........................   180
                                                                         -----
Cash and cash equivalents at end of year................................ $ 248
                                                                         =====
Supplemental disclosures of cash flow information:
  Cash paid for interest................................................ $ --
  Cash paid for income taxes............................................     9
                                                                         =====

                See accompanying notes to financial statements.

               VIONA DEVELOPMENT HARD & SOFTWARE ENGINEERING GmbH

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1997

(1) Description of Operations

   Viona Development Hard & Software Engineering GmbH (the Company) is a limited liability company, organized under the laws of the Federal Republic of Germany. The Company conducts research and development in the field of convergence subsystem products and desktop digital video products for use primarily in desktop personal computers or other electronic devices.

(2) Summary of Significant Accounting Policies

 (a) Foreign Currency Translation

   The functional currency of the Company is the German mark and the reporting currency is the U.S. dollar. Functional currency assets and liabilities are translated into U.S. dollars using the period-end exchange rate while revenues and expenses are translated using average exchange rates during the year. Adjustments resulting from the translation of function currency assets and liabilities into U.S. dollars are recorded as a separate component of stockholders' equity.

 (b) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (c) Fair Value of Financial Instruments

   The carrying amounts of the Company's financial instruments approximate fair value due to the short maturity of those instruments.

 (d) Cash and Cash Equivalents

   The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

 (e) Furniture and Equipment

   Furniture and equipment are stated at cost. Depreciation is computed using the straight-line or declining balance method based on the estimated useful lives of the various classes of furniture and equipment as follows:

       Software......................................................... 3 years
       Computer equipment............................................... 3 years
       Research and development equipment............................... 3 years
       Furniture and fixtures........................................... 5 years

 (f) Long-Lived Assets

   The Company reviews long-lived assets to be held and used by an entity for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

               VIONA DEVELOPMENT HARD & SOFTWARE ENGINEERING GmbH

 (g) Revenue Recognition

   Revenue is recognized upon shipment of products to customers. Revenue related to development contracts is recognized using the percentage-of-completion method, based on performance milestones specified in the contract where such milestones fairly reflect progress toward contract completion. Revenue related to the Agreement with Divicore Inc. (formerly Quadrant International Inc.) (see Note 9) is recognized using a cost-plus methodology, whereby expenses incurred plus a fixed premium are invoiced monthly.

 (h) Research and Development Costs

   Research and development costs are expensed as incurred.

 (i) Income Taxes

   Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(3) Furniture and Equipment

   At December 31, 1997, furniture and equipment consisted of the following (in thousands)

     Software............................................................ $  11
     Computer equipment..................................................   118
     Research and development equipment..................................    77
     Furniture and fixtures..............................................   157
                                                                          -----
                                                                            363
     Less accumulated depreciation.......................................  (164)
                                                                          -----
                                                                          $ 199
                                                                          =====

   Depreciation expense was approximately $103,000 for the year ended December 31, 1997.

(4) Commitments under Operating Leases

   The Company leases its office facilities and certain equipment under operating leases. Rent expense amounted to approximately $37,000 for the year ended December 31, 1997. Future minimum lease payments under existing noncancelable operating leases are as follows at December 31, 1997 (in thousands):

       1998................................................................. $30
       1999.................................................................  29
       2000.................................................................  29
                                                                             ---
                                                                             $88
                                                                             ===

              VIONA DEVELOPMENT HARD & SOFTWARE ENGINEERING GmbH

(5) Credit and Business Concentration

   The Company performs ongoing credit evaluations of its customers financial condition, and generally no collateral is required.

   The Company had one customer representing approximately 70% of accounts receivable at December 31, 1997.

   The Company had one customer which represented approximately 94% of revenues for the year ended December 31, 1997.

(6) Income Taxes

   Income tax expense for the year ended December 31, 1997 is comprised of the following (in thousands):

                                                                           1997
                                                                           ----
       Current taxes...................................................... $121
       Deferred taxes.....................................................  (41)
                                                                           ----
                                                                           $ 80
                                                                           ====

   German tax law applies a split-rate imputation with regard to the taxation of the income of a company and its stockholders. In accordance with the tax law in effect for fiscal 1997, retained income is initially subject to a federal tax of 45% plus a solidarity surcharge of 7.5% on federal taxes payable. Including the impact of the surcharge, the federal tax rate amounts to 48.375%. Upon distribution of retained earnings to stockholders, the income tax rate on the earnings is adjusted to 30%, plus a solidarity surcharge of 7.5% on the distribution tax, for a total of 32.25%, by means of a refund for taxes previously paid. Upon distribution of retained earnings in the form of a dividend, stockholders who are taxpayers in Germany are entitled to a tax credit in the amount of federal income taxes previously paid by the company.

   For German companies, the deferred taxes for 1997 are calculated using an effective income tax rate of 47.475% plus the after federal tax benefit rate for trade tax of 8.525%.

   A reconciliation of income taxes determined using the German tax rate of 47.475% plus the after federal tax benefit rate for trade taxes of 8.525% for a combined statutory rate of 56% in 1997 is as follow:

                                                                           1997
                                                                           ----
       Expected tax expense............................................... $109
       Credit for dividend distributions..................................  (31)
       Other..............................................................    2
                                                                           ----
         Actual tax expense............................................... $ 80
                                                                           ====

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 are presented below (in thousands):

                                                                           1997
                                                                           ----
       Deferred tax assets--accrued expenses.............................  $ 7
       Deferred tax liabilities--furniture and equipment, principally due
        to differences in depreciation...................................   23
                                                                           ---
         Net deferred tax liabilities....................................  $16
                                                                           ===

               VIONA DEVELOPMENT HARD & SOFTWARE ENGINEERING GmbH

   Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible.

(7) Development Agreement

   On February 6, 1997, the Company entered into an exclusive development agreement (the Agreement) with Divicore Inc. (Divicore), whereby the Company agreed to exclusively develop personal computer-convergence products for Divicore. Under the Agreement, the Company will receive fees from Divicore monthly based on the greater of product engineering costs incurred plus a premium or $80,000.

(8) Related-party Transactions

   In 1997, each of the Company's three owners granted a loan to the Company for approximately $22,000 (DM 40,000). The loans bear interest at 7% per year and are payable on demand. At December 31, 1997, each of these loans plus accrued interest amounted to approximately $23,000. The statement of operations for the year ended December 31, 1997 includes approximately $2,400 of interest expense related to these loans. The Company believes the interest expense incurred was equivalent to the amounts that would be paid under arm's-length transactions.

(9) Subsequent Events

   In January 1998, the Company's stockholders agreed to sell the Company to Divicore. In April 1998 the acquisition was completed and was accounted for as a purchase business combination. The purchase consideration consisted of 1,204,820 shares of Divicore common stock and $6.1 million in cash.

                                 DIVICORE INC.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

   The following unaudited pro forma financial information is filed herewith: unaudited combined pro forma statement of operations for the year ended December 31, 1998.

   In April 1998 the Company completed the acquisition of Viona Development Hard & Software Engineering GmbH (Viona) a company located in Germany specializing in the development of digital video technology. The purchase price included $6.1 million in cash, 1,204,820 shares of the Company's common stock valued at $4.8 million and incurred transaction costs of $0.8 million. The acquisition of Viona was recorded under the purchase method of accounting.
A portion of the purchase price was allocated to in-process research and development technology, which resulted in a charge of $7.9 million to the Company's operations in April 1998. The excess of the purchase price over the fair value of the net identifiable assets and in-process research and development technology acquired of $3.5 million has been recorded as goodwill and is amortized on a straight-line basis over four years.

   The unaudited combined pro forma statement of operations reflects the acquisition of Viona as if it occurred on January 1, 1998. Since the pro forma financial statement which follows is based upon the operating results of Viona during a period when it was not under the control or management of the Company the information presented may not be indicative of the results which would have actually been obtained had the acquisition been completed as of January 1, 1998 nor are they indicative of future financial or operating results. The unaudited pro forma financial information does not give effect to any synergies that may occur due to the integration the Company and Viona. The condensed combined pro forma financial statement should be read in conjunction with the historical audited financial statements of the Company and the notes thereto, as well as the audited historical financial statements of Viona and the notes thereto included elsewhere in this prospectus.

                                 DIVICORE INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      For the Year ended December 31, 1998
                (in thousands, except share and per share data)

                                                        Pro Forma   Pro Forma
                             Divicore Inc.(1) Viona(2) Adjustments   Combined
                             ---------------- -------  -----------  ----------
Revenues:                       $   30,288     $253       $(253)(a) $   30,288
  Cost of revenues.........         24,546      --          --          24,546
                                ----------     ----       -----     ----------
    Gross profit...........          5,742      253        (253)         5,742
Research and development...          3,121      169        (253)(a)      3,037
Sales and marketing........          1,964       31         --           1,995
General and
 administrative............          4,673       37         --           4,710
Depreciation and
 amortization..............            906      --          222 (b)      1,128
Compensation related to
 stock options.............            139      --          --             139
Acquired in-process
 research and development..          7,900      --          --           7,900
                                ----------     ----       -----     ----------
Operating income (loss)....        (12,961)      16        (222)       (13,167)
                                ----------     ----       -----     ----------
Interest (income) expense
 and other, net............            722      (11)        --             711
                                ----------     ----       -----     ----------
Net income (loss)..........        (13,683)      27        (222)       (13,878)
                                ----------     ----       -----     ----------
Accretion of mandatory
 redeemable preferred
 stock.....................            754      --          --             754
                                ----------     ----       -----     ----------
Loss attributable to common
 stockholders..............     $  (14,437)    $ 27       $(222)    $  (14,632)
                                ==========     ====       =====     ==========
Pro forma net loss per
 common share:
  Basic and diluted........     $    (4.94)                     (c) $    (4.41)
                                ==========                          ==========
  Weighted average shares
   outstanding.............      2,920,677                           3,316,782
                                ==========                          ==========

----------
(1) Actual for the year ended December 31, 1998
(2) Actual for the three months ended March 31, 1998


  See accompanying notes to Unaudited Pro Forma Combined Financial Statements

                                 DIVICORE INC.

   NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

   The accompanying unaudited pro forma combined statements of operations for the year ended December 31, 1998 give effect to the acquisition of Viona as if it had occurred on January 1, 1998.

   The effects of the acquisition have been presented using the purchase method of accounting and accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based upon management's best estimate of their fair value.

   The pro forma adjustments related to the purchase price allocation of the acquisition represent management's best estimate of the effects of the acquisition.

2. The pro forma statement of operations adjustments for the year ended December 31, 1998 consist of:

   (a) Pro forma revenue and research and development expense has been adjusted to reflect the elimination of the amounts paid by Divicore Inc. to Viona for development services.

   (b) Pro forma general and administrative expense has been adjusted to reflect the amortization of goodwill and other intangible assets associated with the acquisition which has an estimated useful life of four years. ($3.5 million divided by 48 months = $0.07 million per month; $0.2 million amortization per quarter).

   (c) Basic and diluted weighted average common shares outstanding and net loss per share amounts have been adjusted to reflect the issuance of the 1,204,820 shares of the Company's common stock in connection with the acquisition, as if the shares had been outstanding from January 1, 1998.

   (d) No income tax provision is required due to the Company's current tax loss and the inability of the Company to currently use the benefits of the net operating loss carryforward.

(Inside Back Cover)

   On the top of the page on the left three quarters of the page is the Divicore logo, which appears on a shaded background and consists of the word "DIVICORE(TM)," with the first four letters being shaded and the fifth and sixth letters being encircled by a diagonal ring. Underneath the logo are the words "What the digital world watches."

   Below the logo centered on the page on a shaded background are three concentric circles which overlap. The left circle contains the words "Consumer Electronics" in large print. Below, in smaller print, are the words "Hardware Vendors," "Component Vendors," and "Retailers." Off to the left side of this circle is a white oval inside of which are the words "Hardware Design Royalties" and "Software Licensing Revenue." The right circle contains the words "Computers" in large print. Below, in smaller print, are the words "PC OEMs," "Component Vendors," "Software Developers" and "End Users." Off to the right side of this circle is a white oval inside of which are the words "Hardware Sales," "Software Licensing Revenue" and "Hardware Design Royalties." The middle circle is shaded and contains the word "DIVICORE(TM)" in large print and below in smaller print, the words "Digital Video & Audio Technologies." Below these circles, in bold, are the words "Applying a suite of technologies to a variety of digital video & audio sources to create high performance consumer electronics and PC products."

   On the bottom the page is a line extending across the page, above which appears the words "Our Customers" and below which appears the logos of the following nine companies: Compaq, Sanyo, Packard Bell NEC, Hewlett-Packard, Yamaha, Micron Electronics, Dell Gateway (below which is the tag line "Connect with us") and Fujitsu.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 We have not authorized any dealer, salesperson or other person to give any in-formation or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

                             ---------------------

                               TABLE OF CONTENTS

                             ---------------------

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3

Risk Factors.............................................................   9

Use of Proceeds..........................................................  24

Dividend Policy..........................................................  24

Corporate Information....................................................  24

Capitalization...........................................................  25

Dilution.................................................................  27

Selected Consolidated Financial Data.....................................  29

Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  31

Business.................................................................  42

Management...............................................................  53

Certain Transactions.....................................................  65

Principal Stockholders...................................................  68

Description of Capital Stock.............................................  70

Shares Eligible for Future Sale..........................................  73

Underwriting.............................................................  75

Legal Matters............................................................  77

Experts..................................................................  77

Additional Information...................................................  77

Index to Consolidated Financial Statements............................... F-1


                                ---------------

 Until         , 1999 (25 days after the date of this Prospectus), all dealers effecting transactions in the common stock offered hereby, whether or not par-ticipating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligations of dealers to deliver a Prospectus when act-ing as Underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                         Shares


                                 Divicore Inc.

                                  Common Stock

                                 -------------

                                   PROSPECTUS

                                 -------------

                            Bear, Stearns & Co. Inc.

                                 -------------

                                    SG Cowen

                          Volpe Brown Whelan & Company

                                        , 1999
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Divicore in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.

     SEC Registration Fee................................................ 16,680
     NASD Filing Fee.....................................................  6,500
     Nasdaq National Market Listing Fee..................................   *
     Printing and Engraving Expenses.....................................   *
     Legal Fees and Expenses.............................................   *
     Accounting Fees and Expenses........................................   *
     Blue Sky Fees and Expenses..........................................   *
     Transfer Agent Fees.................................................   *
     Miscellaneous.......................................................   *
         Total...........................................................   *

--------
*To be filed by amendment

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VII, Section 6 of Divicore's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. Divicore's Certificate of Incorporation provides that, subject to Delaware law, its directors shall not be personally liable for monetary damages for breach of the directors' fiduciary duty as directors to Divicore and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Divicore or its stockholders for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. Divicore has entered into indemnification agreements with its officers and directors, a form of which was previously filed with the Securities and Exchange Commission (the "Commission") as an Exhibit to the Registrant's
Registration Statement on Form S-1 (No. 333-              ) (the
"Indemnification Agreements"). The Indemnification Agreements provide Divicore's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. Reference is also
made to Section     of the Underwriting Agreement contained in Exhibit 1.1
hereto, indemnifying officers and directors of Divicore against certain liabilities, and Section 1.10 of the Registration Rights Agreement contained in Exhibit 4.2 hereto, indemnifying certain of Divicore's stockholders, including controlling stockholders, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

   During the past three years, the Registrant has issued unregistered securities to a limited number of persons as described below:

    (a) During 1996, the Registrant issued and sold 96,529 shares of its common stock to employees and consultants for an aggregate purchase price of $103,750 pursuant to direct stock issuances.

    (b) In February 1996, the Registrant issued and sold 44,080 shares of its common stock to an employee for an aggregate purchase price of $30,000.

    (c) In March 1996, the Registrant issued and sold 7,347 shares of its common stock to an employee of the Registrant for an aggregate purchase price of $5,000.

    (d) In March and April 1996, the Registrant issued and sold an aggregate of 31,373 shares of its common stock for an aggregate purchase price of $18,750 to an employee of the Registrant.

    (e) In March 1996, the Registrant issued to NEPA Venture Fund II, L.P. a subordinated note in the principal amount of $125,000 and warrants to purchase up to 83,635 shares of Class A Preferred Stock at an exercise price of $0.7473 per share (subject to adjustment).

    (f) In June 1996, the Registrant issued warrants to purchase up to 20,982 shares of its common stock at an exercise price of $0.7473 per share to a bank.

    (g) In August 1996, the Registrant issued and sold an aggregate of 194,999 shares of its common stock to several investors for an aggregate purchase price of $1,050,000.

    (h) In November 1996, the Registrant issued and sold 166,667 shares of its common stock to an investor for an aggregate purchase price of $1,000,000.

    (i) In March 1997, the Registrant issued and sold 83,333 shares of its Common Stock to an investor for an aggregate purchase price of $500,000.

    (j) In April 1997, the Registrant issued to a lender a warrant to purchase up to 12,500 shares of its common stock at an exercise price of $3.558 per share.

    (k) In August 1997, the Registrant issued and sold 5,000 shares of its common stock to an investor for an aggregate purchase price of $45,000.

    (l) In September 1997, the Registrant issued to a lender a warrant to purchase up to 33,333 shares of its common stock at an exercise price of $3.558 per share.

    (m) In October 1997, the Registrant issued and sold to an investor 25,000 shares of its common stock for an aggregate purchase price of $165,000.

    (n) In December 1997, the Registrant issued to an investor a subordinated debenture in a principal amount of $1,500,000 convertible into shares of Class B Preferred Stock or common stock and warrants to purchase up to 45,000 shares of its common stock at an exercise price of $3.18 per share.

    (o) In January 1998, the Registrant entered into an agreement to acquire Viona Development Hard & Software Engineering GmbH, or Viona, whereby the purchase price was payable in cash and in shares of Registrant's common stock. In April 1998, the Registrant completed the acquisition and paid an aggregate of $2,550,000 and issued an aggregate of 1,204,820 shares of its common stock to the principals of Viona in accordance with the terms of the acquisition agreement.

    (p) In February 1998, the Registrant issued to an investor a subordinated debenture in a principal amount of $250,000 which is convertible into shares of Class B Preferred Stock or common stock and warrants to purchase up to 7,500 shares of common stock at an exercise price of $4.98 per share.

    (q) March 1998, the Registrant issued to several investors subordinated debentures in an aggregate principal amount of $2,000,000 which is convertible into shares of Class B Preferred Stock or common stock and warrants to purchase up to an aggregate of 20,080 shares of common stock at an exercise price of $4.98 per share.

    (r) In March 1998, the Registrant issued to an investor a subordinated debenture in a principal amount of $270,000 which is convertible into shares of Class B Preferred Stock or common stock and a warrant to purchase up to 9,759 shares of common stock at an exercise price of $3.18 per share.

    (s) In April 1998, the Registrant issued to an investor warrants to purchase up to 3,333 shares of common stock at an exercise price of $6.00 per share.

    (t) In April 1998, the Registrant issued to several investors subordinated debentures in an aggregate principal amount of $300,000 which is convertible into shares of Class B Preferred Stock or common stock and warrants to purchase up to 10,843 shares of common stock at an exercise price of $4.98.

    (u) In April, 1998, the Registrant issued to an investor subordinated debentures in an aggregate principal amount of $500,000 which is convertible into 100,402 shares of Class B Preferred Stock or common stock and warrants to purchase up to 40,864 shares of Common Stock at an exercise price of $0.06 per share.

    (v) In April 1998, the Registrant issued to several investors an aggregate of 12,962 shares of common stock as interest payments on its outstanding subordinated debentures.

    (w) In April 1998, the Registrant issued an aggregate of 3,628,514 shares of its Class B Preferred Stock and warrants to purchase an aggregate of 1,476,805 shares of common stock at an exercise price of $0.06 per share (subject to adjustment) to several investors for an aggregate purchase price of $18,070,000.

    (x) In April 1998, the Registrant issued an aggregate of 108,856 shares of its Class B Preferred Stock and warrants to purchase an aggregate of up to 44,304 shares of common stock at an exercise price of $0.06 per share (subject to adjustment) to Lehman Brothers, Inc. as compensation for services rendered by Lehman Brothers in connection with the Class B Preferred Stock Financing.

    (y) In April 1998, Atlantic Coastal Ventures, L.P. received interest on its subordinated debentures in the form of common stock and exercised warrants received with the debentures into 208,862 shares of common stock for an aggregate purchase price of $182,813. In addition, Atlantic Coastal Ventures, L.P. converted the debentures into 355,422 shares of Class B Preferred Stock.

    (z) In April 1998, the Registrant issued to Progress Capital, Inc., a warrant to purchase up to 16,667 shares of its common stock at an exercise price of $3.558 per share.

    (aa) In May 1998, an investor of the Registrant converted the outstanding $500,000 principal on a subordinated convertible debenture into 100,402 shares of Class B Preferred Stock.

    (bb) In July, September and December 1998, the Registrant issued to an investor an aggregate of 75,301 Shares of Class B Preferred Stock and warrants to purchase up to 30,648 shares of common stock for an aggregate purchase price of $375,000.

    (cc) In April 1999 (prior to the filing of the Registration Statement for this offering) the Registrant issued an aggregate of 125,502 shares of Class B Preferred Stock and warrants to purchase 51,079 shares of common stock for a promissory note of $500,000 and in exchange for certain royalty obligations.

    (dd) In April 1999 (prior to the filing of the Registration Statement for this offering) the Registrant issued an aggregate of $3,000,000 of subordinated convertible promissory notes to an investor, which notes are convertible into Class C Preferred Stock of the Registrant.

   None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients in such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

Item 16. Exhibits and Financial Statement Schedules

   The exhibits listed in the Exhibit Index are filed as part of this Registration Statement.

   (a) Exhibits

 Exhibit
 Number                               Exhibit Title
 -------                              -------------
  1.1*   Form of Underwriting Agreement among the Registrant, Bear, Stearns &
          Co. Inc., SG Cowen Securities Corporation and Volpe Brown Whelan &
          Company.

  2.1 Sales Agreement Concerning Shares, dated January 16, 1998, by and among Ulrich Sigmund, Hendrik Horak, Jorg Ringelberg, Erste CINCO
          Vermogensverwaltungs GmbH and the Registrant.

  2.2 Appendix to Sales Agreement Concerning Shares, dated January 16, 1998, by and among Ulrich Sigmund, Hendrik Horak, Jorg Ringelberg, Erste
          CINCO Vermogensverwaltungs GmbH and the Registrant.

  3.1    Amended and Restated Certificate of Incorporation.

  3.2    Bylaws.

  4.1*   Form of Registrant's Specimen Common Stock Certificate.

  4.2    Registration Rights Agreement, dated April 30, 1998, by and among the
          Registrant and parties listed on Schedule A therein.

  4.3    Quadrant International, Inc. Common Stock Purchase Warrant
          Certificate, dated July 30, 1998, by and between the Registrant and Progress Capital, Inc. for the purchase of up to 75,000 shares of common stock.

  4.4    Quadrant International, Inc. Common Stock Purchase Warrant
          Certificate, dated July 30, 1998, by and between the Registrant and Progress Capital, Inc. for the purchase of up to 200,000 shares of common stock.

  4.5    Quadrant International, Inc. Common Stock Purchase Warrant
          Certificate, dated July 30, 1998, by and between the Registrant and Progress Capital, Inc. for the purchase of up to 100,000 shares of common stock.

  4.6    Quadrant International, Inc. Common Stock Purchase Warrant
          Certificate, dated June 11, 1996, by and between the Registrant and Meridian Bank.

  4.7    Quadrant International, Inc. Common Stock Purchase Warrant
          Certificate, dated March 15, 1996, by and between the Registrant and Meridian Bank.

  4.8    Subordinated Note and Warrant Purchase Agreement, dated March 18,
          1996, by and between the Registrant and NEPA Venture Fund II, L.P.

  4.9    Convertible Debenture and Warrant Purchase Agreement, dated December
          17, 1997, by and between the Registrant and Atlantic Coastal
          Ventures, L.P.

  4.10   Convertible Debenture and Warrant Purchase Agreement, dated February
          17, 1998, by and between the Registrant and Donald Horton and Marty
          Horton, as community property.

  4.11   Quadrant International, Inc. Convertible Debenture and Warrant
          Purchase Agreement, dated April 7, 1998, by and among the Registrant and the parties who are signatories thereto.

  4.12   Convertible Debenture and Warrant Purchase Agreement, dated March 31,
          1998, by and among the Registrant and the parties who are signatories thereto.

  4.13 Subordinated Note and Warrant Purchase Agreement, dated May 4, 1995, by and between the Registrant and NEPA Venture Fund II, L.P.

  4.14   Convertible Promissory Note Purchase Agreement, dated as of April 26,
          1999, among the Registrant and the parties who are signatories thereto.

 Exhibit
 Number                               Exhibit Title
 -------                              -------------

  4.15   Registration Rights Agreement, dated as of April 26, 1999, among the
          Registrant and the parties listed on Schedule A thereto.

  4.16*  Software License Agreement, dated as of April 27, 1999, between the
          Registrant and Intel Corporation.

  5.1*   Opinion of Brobeck, Phleger & Harrison LLP, counsel for the
          Registrant, with respect to the common stock being registered.

 10.1    Registrant's 1999 Stock Incentive Plan.

 10.2    Registrant's 1999 Employee Stock Purchase Plan.

 10.3    Form of Directors' and Officers' Indemnification Agreement.

 10.4    Letter Agreement, dated October 28, 1997, by and between the
          Registrant and Dell Products, L.P.

 10.5** License Agreement, dated June 30, 1998, by and between the Registrant and ST Microelectronics, Inc.

 10.6 Source and Object Code License Agreement, dated September 1, 1998, by and between the Registrant and Microsoft Corporation.

 10.7** Development and License Agreement, dated March 2, 1998, by and between the Registrant and ATI Technologies Inc.

 10.8** Sti5505 Development Contract, dated February 1, 1999, by and between the Registrant and ST Microelectronics, SA.

 10.9**  Digital Audio System License Agreement: Consumer Products-Decoder
          Hardware, dated May 20, 1997, by and between the Registrant and Dolby
          Laboratories Licensing Corporation.

 10.10 Agreement of Lease, dated June 5, 1998, by and between the Registrant and Liberty Property Limited Partnership.

 10.11   Form of Software License Agreement.

 10.12 Silicon Valley Bank Loan and Security Agreement, dated July 14, 1998, by and between the Registrant and Silicon Valley Bank.

 10.13   Commercial Rental Agreement, dated October 18, 1995, between Viona
          Development Hard & Software Engineering GmbH and Deutsche-Bemanten-
          Lebensversicherung AG.

 10.14 Letter Agreement, dated August 20, 1997, by and between the Registrant and Francis E.J. Wilde III.

 10.15   Employment Agreement, dated November 12, 1997, by and between the
          Registrant and Michael Harris.

 10.16   Employment Agreement, dated November 12, 1997, by and between the
          Registrant and Jason Liu.

 10.17   Employment Agreement, dated December 11, 1997, by and between the
          Registrant and Leonard Sharp.

 10.18   Employment Agreement, dated January 12, 1998, by and between the
          Registrant and Robert Russell.

 10.19   Employment Agreement, dated December 15, 1997, by and between the
          Registrant and Gregg Garnick.

 10.20 Amendment to Employment Agreement, dated March 19, 1998, by and between the Registrant and Gregg Garnick.

 21.1    Subsidiaries of the Registrant.

 23.1    Consent of KPMG LLP, Independent Auditors.

 23.2    Consent of KPMG Deutsche Treuhand-Gesellschaft AG, Independent
          Auditors

 23.3*   Consent of Brobeck, Phleger & Harrison LLP (contained in their opinion filed as Exhibit 5.1).

 24.1    Power of Attorney. Reference is made to Page II-7.

 27.1    Financial Data Schedule. (In EDGAR format only)

--------
 * To be filed by amendment

** Confidential treatment requested for portions of this agreement

   (b) Financial Statement Schedule

                              Balance  Charged
                                at     to Costs Charged                Balance
                             Beginning   and    to Other                at End
                              of Year  Expenses Accounts Deductions(1) of Year
                             --------- -------- -------- ------------- --------
Accounts Receivable--
 Allowance for doubtful
 accounts
For the year ended December
 31, 1996..................  $ 35,000  $120,000   --       $ (16,000)  $139,000
For the year ended December
 31, 1997..................   139,000   384,038   --         (56,438)   466,600
For the year ended December
 31, 1998..................   466,600    48,347   --        (250,097)   264,850

Inventory--Reserve for
 obsolete inventory
For the year ended December
 31, 1996..................    25,000    75,000   --             --     100,000
For the year ended December
 31, 1997..................   100,000   300,000   --             --     400,000
For the year ended December
 31, 1998..................   400,000    70,000   --        (295,565)   174,435

--------
(1) Represents write-off of uncollectible accounts receivable and obsolete inventory.

Item 17. Undertakings

   Divicore hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Divicore pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws of Divicore, Indemnification Agreements entered into between Divicore and its officers and directors, the Underwriting Agreement, or otherwise, Divicore has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Divicore of expenses incurred or paid by a director, officer, or controlling person of Divicore in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Divicore will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by Divicore pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective;

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malvern, Commonwealth of Pennsylvania, on this 28th day of April, 1999.

                                          DIVICORE INC.

                                              /s/ Francis E. J. Wilde III
                                          By: _________________________________
                                                 Francis E. J. Wilde III
                                               Chief Executive Officer and
                                                        President

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Francis E. J. Wilde III and Jason C. Liu, and each one of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that each of said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the persons whose signatures appear below, which persons have signed such Registration Statement in the capacities and on the dates indicated:

              Signature                         Title                 Date
              ---------                         -----                 ----

    /s/ Francis E. J. Wilde III       Chief Executive Officer,   April 28, 1999
 ____________________________________ President and Director
       Francis E. J. Wilde III        (Principal Executive
                                      Officer)
         /s/ Jason C. Liu             Chief Financial Officer,   April 28, 1999
 ____________________________________ Vice President, Finance
             Jason C. Liu             and Secretary (Principal
                                      Accounting Officer)
     /s/ Frederick J. Beste III              Director            April 28, 1999
 ____________________________________
        Frederick J. Beste III

              Signature                 Title         Date
              ---------                 -----         ----

      /s/ Peter X. Blumenwitz         Director   April 28, 1999
 ____________________________________
         Peter X. Blumenwitz

      /s/ Walter L. Threadgill        Director   April 28, 1999
 ____________________________________
         Walter L. Threadgill

          /s/ Paul A. Vais            Director   April 28, 1999
 ____________________________________
             Paul A. Vais

 Exhibit
 Number                               Exhibit Title
 -------                              -------------
  1.1*   Form of Underwriting Agreement among the Registrant, Bear, Stearns &
          Co. Inc., SG Cowen Securities Corporation and Volpe Brown Whelan &
          Company.

  2.1 Sales Agreement Concerning Shares, dated January 16, 1998, by and among Ulrich Sigmund, Hendrik Horak, Jorg Ringelberg, Erste CINCO
          Vermogensverwaltungs GmbH and the Registrant.

  2.2 Appendix to Sales Agreement Concerning Shares, dated January 16, 1998, by and among Ulrich Sigmund, Hendrik Horak, Jorg Ringelberg, Erste
          CINCO Vermogensverwaltungs GmbH and the Registrant.

  3.1    Amended and Restated Certificate of Incorporation.

  3.2    Bylaws.

  4.1*   Form of Registrant's Specimen Common Stock Certificate.

  4.2    Registration Rights Agreement, dated April 30, 1998, by and among the
          Registrant and parties listed on Schedule A therein.

  4.3    Quadrant International, Inc. Common Stock Purchase Warrant
          Certificate, dated July 30, 1998, by and between the Registrant and Progress Capital, Inc. for the purchase of up to 75,000 shares of common stock.

  4.4    Quadrant International, Inc. Common Stock Purchase Warrant
          Certificate, dated July 30, 1998, by and between the Registrant and Progress Capital, Inc. for the purchase of up to 200,000 shares of common stock.

  4.5    Quadrant International, Inc. Common Stock Purchase Warrant
          Certificate, dated July 30, 1998, by and between the Registrant and Progress Capital, Inc. for the purchase of up to 100,000 shares of common stock.

  4.6    Quadrant International, Inc. Common Stock Purchase Warrant
          Certificate, dated June 11, 1996, by and between the Registrant and Meridian Bank.

  4.7    Quadrant International, Inc. Common Stock Purchase Warrant
          Certificate, dated March 15, 1996, by and between the Registrant and Meridian Bank.

  4.8    Subordinated Note and Warrant Purchase Agreement, dated March 18,
          1996, by and between the Registrant and NEPA Venture Fund II, L.P.

  4.9    Convertible Debenture and Warrant Purchase Agreement, dated December
          17, 1997, by and between the Registrant and Atlantic Coastal
          Ventures, L.P.

  4.10   Convertible Debenture and Warrant Purchase Agreement, dated February
          17, 1998, by and between the Registrant and Donald Horton and Marty
          Horton, as community property.

  4.11   Quadrant International, Inc. Convertible Debenture and Warrant
          Purchase Agreement, dated April 7, 1998, by and among the Registrant and the parties who are signatories thereto.

  4.12   Convertible Debenture and Warrant Purchase Agreement, dated March 31,
          1998, by and among the Registrant and the parties who are signatories thereto.

  4.13 Subordinated Note and Warrant Purchase Agreement, dated May 4, 1995, by and between the Registrant and NEPA Venture Fund II, L.P.

  4.14   Convertible Promissory Note Purchase Agreement, dated as of April 28,
          1999, among the Registrant and the parties who are signatories thereto.

  4.15   Registration Rights Agreement, dated as of April 28, 1999, among the
          Registrant and the parties listed on Schedule A thereto.

  4.16*  Software License Agreement, dated as of April 27, 1999, between the
          Registrant and Intel Corporation.


 Exhibit
 Number                               Exhibit Title
 -------                              -------------
  5.1*   Opinion of Brobeck, Phleger & Harrison LLP, counsel for the
          Registrant, with respect to the common stock being registered.

 10.1    Registrant's 1999 Stock Incentive Plan.

 10.2    Registrant's 1999 Employee Stock Purchase Plan.

 10.3    Form of Directors' and Officers' Indemnification Agreement.

 10.4    Letter Agreement, dated October 28, 1997, by and between the
          Registrant and Dell Products, L.P.

 10.5** License Agreement, dated June 30, 1998, by and between the Registrant and ST Microelectronics, Inc.

 10.6 Source and Object Code License Agreement, dated September 1, 1998, by and between the Registrant and Microsoft Corporation.

 10.7** Development and License Agreement, dated March 2, 1998, by and between the Registrant and ATI Technologies Inc.

 10.8** Sti5505 Development Contract, dated February 1, 1999, by and between the Registrant and ST Microelectronics, SA.

 10.9**  Digital Audio System License Agreement: Consumer Products-Decoder
          Hardware, dated May 20, 1997, by and between the Registrant and Dolby
          Laboratories Licensing Corporation.

 10.10 Agreement of Lease, dated June 5, 1998, by and between the Registrant and Liberty Property Limited Partnership.

 10.11   Form of Software License Agreement.

 10.12 Silicon Valley Bank Loan and Security Agreement, dated July 14, 1998, by and between the Registrant and Silicon Valley Bank.

 10.13   Commercial Rental Agreement, dated October 18, 1995, between Viona
          Development Hard & Software Engineering GmbH and Deutsche-Bemanten-
          Lebensversicherung AG.

 10.14 Letter Agreement, dated August 20, 1997, by and between the Registrant and Francis E.J. Wilde III.

 10.15   Employment Agreement, dated November 12, 1997, by and between the
          Registrant and Michael Harris.

 10.16   Employment Agreement, dated November 12, 1997, by and between the
          Registrant and Jason Liu.

 10.17   Employment Agreement, dated December 11, 1997, by and between the
          Registrant and Leonard Sharp.

 10.18   Employment Agreement, dated January 12, 1998, by and between the
          Registrant and Robert Russell.

 10.19   Employment Agreement, dated December 15, 1997, by and between the
          Registrant and Gregg Garnick.

 10.20 Amendment to Employment Agreement, dated March 19, 1998, by and between the Registrant and Gregg Garnick.

 21.1    Subsidiaries of the Registrant.

 23.1    Consent of KPMG LLP, Independent Auditors.
 23.2    Consent of KPMG Deutsche Treuhand-Gesellschaft AG, Independent
          Auditors

 23.3*   Consent of Brobeck, Phleger & Harrison LLP (contained in their opinion filed as Exhibit 5.1).

 24.1    Power of Attorney. Reference is made to Page II-7.

 27.1    Financial Data Schedule. (In EDGAR format only)

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 * To be filed by amendment

** Confidential treatment requested for portions of this agreement